     As filed with the Securities and Exchange Commission on July 31, 1998

                                                    Registration No. 33-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               -----------------

                          MIDDLE BAY OIL COMPANY, INC.
             (Exact name of Registrant as specified in its charter)

             Alabama                                          1311                                      63-1081013
  (State or other jurisdiction                    (Primary Standard Industrial                       (I.R.S. Employer
of incorporation or organization)                  Classification Code Number)                      Identification No.)

                  1221 Lamar Street, Suite 1020                                            JOHN J. BASSETT
                      Houston, Texas 77010                                1221 Lamar Street, Suite 1020, Houston, TX 77010
                         (713) 759-6808                                                    (713) 759-6808
       (Address, including zip code, and telephone number,           (Name, address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)           including area code, of agent for service)

                            Copies to:              H. Grady Thrasher, III, Esq.
                                                 Thrasher, Whitley, Hampton & Morgan
                                                 Five Concourse Parkway, Suite 2150
                                                       Atlanta, Georgia 30328
                                                          (770) 804-8000

Approximate date of commencement of public trading of securities: As soon as practicable after the effective date of this Registration Statement and upon consummation of the Exchange Offer to Unitholders of Enex Consolidated Partners, L.P. described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

====================================================================================================================================
                                                           PROPOSED MAXIMUM           PROPOSED MAXIMUM              AMOUNT OF
    TITLE OF SECURITIES           AMOUNT TO BE              OFFERING PRICE                AGGREGATE               REGISTRATION
     TO BE REGISTERED              REGISTERED(1)               PER UNIT(1)             OFFERING PRICE(2)               FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock              1,427,000 shares               $   (2)                    $   (2)                  $ 1,683.97
====================================================================================================================================

(1) This Registration Statement relates to securities of the Registrant to be issued in exchange for partnership interests in Enex Consolidated Partners, L.P., a New Jersey limited partnership.

(2) Estimated in accordance with Rule 457(f)(2), solely for the purpose of calculating the registration fee. The proposed maximum offering price is $5,708,377.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The statements contained herein that are not historical facts are forward-looking statements and therefore involve a number of risks and uncertainties. The actual results of future events described in such forward-looking statements in this Prospectus, including those regarding Middle Bay's and the Partnership's financial results, levels of oil and gas production or revenue, capital expenditures and capital resource activities, could differ materially from those estimated, anticipated or projected. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, government regulations, the timing and extent of changes in commodity prices for oil and gas, environmental risks, drilling, producing and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves and the factors set forth in "Risk Factors and Material Considerations" included elsewhere herein, as well as the risks and uncertainties set forth from time to time in the other public reports filed with the SEC and incorporated by reference herein.

                          MIDDLE BAY OIL COMPANY, INC.

                              CROSS REFERENCE SHEET




ITEM
NUMBER                     FORM S-4 CAPTION                                              PROXY STATEMENT/PROSPECTUS CAPTION
------                     ----------------                                              ----------------------------------

A.    Information About the Transaction:
       1.   Forepart of the Registration Statement and Outside Front
            Cover Page of Prospectus...................................................  Outside Front; Cover Page of Prospectus

       2.   Inside Front and Outside Back Cover Pages of Prospectus....................  Inside Front and Outside Back Cover Pages
                                                                                         of Prospectus

       3.   Risk Factors, Ratio of Earnings to Fixed Charges and OtherInformation......  Summary; Risk Factors and Material
                                                                                         Considerations; Summary Selected Financial
                                                                                         Data

       4.   Terms of the Transaction...................................................  Cover Page of Prospectus; Summary; The
                                                                                         Exchange Offer and Proposal

       5.   Pro Forma Financial Information............................................  Selected Financial Data - Middle Bay;
                                                                                         Management's Discussion and Analysis

       6.   Material Contacts with the Company Being Acquired..........................  Summary; The Exchange Offer and Proposal

       7.   Additional Information Required for Reoffering by Persons
            and Parties Deemed to be Underwriters......................................  Not applicable

       8.   Interests of Named Experts and Counsel.....................................  Legal Matters; Experts

       9.   Disclosure of Commission Position on Indemnification for
            Securities Act Liabilities.................................................  Not applicable

B.    Information About the Registrant:

      10.   Information with Respect to S-3 Registrants................................  Incorporation of Certain Information by
                                                                                         Reference

      11.   Incorporation of Certain Information by Reference..........................  Incorporation of Certain Documents by
                                                                                         Reference

      12.   Information with Respect to S-2 or S-3 Registrants.........................  Incorporation of Certain Documents by
                                                                                         Reference; Summary

      13.   Incorporation of Certain Information by Reference..........................  Not applicable

      14.   Information with Respect to Registrants Other Than S-3 or S-
            2 Registrants..............................................................  Not applicable

C.    Information About the Company Being Acquired:

      15.   Information with Respect to S-3 Companies..................................  Incorporation of Certain Information by
                                                                                         Reference; Summary

      16.   Information with Respect to S-2 or S-3 Companies...........................  Incorporation of Certain Information by
                                                                                         Reference; Summary

      17.   Information with Respect to Companies Other Than S-2 or S-
            3 Companies................................................................  Not applicable

D.    Voting and Management Information:

      18.   Information if Proxies, Consents or Authorizations are to be Solicited.....  Cover Page of Prospectus; Summary; The
                                                                                         Exchange Offer and Proposal; Consent
                                                                                         Procedures; Description of Securities

      19.   Information if Proxies, Consents or Authorizations are not to
            be Solicited or in an Exchange Offer.......................................  Cover Page of Prospectus; Summary; The
                                                                                         Exchange Offer and Proposal; Consent
                                                                                         Procedures; Description of Securities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                              DATED JULY ____, 1998

                                 EXCHANGE OFFER
                      AN AGGREGATE OF ___________ SHARES OF
                    MIDDLE BAY OIL COMPANY, INC. COMMON STOCK
                            FOR PARTNERSHIP UNITS IN
                        ENEX CONSOLIDATED PARTNERS, L.P.
                          (1,102,631 PARTNERSHIP UNITS)

                         EXCHANGE VALUE IN COMMON STOCK:
                           $11.83 PER PARTNERSHIP UNIT

This Prospectus (the "Prospectus") is being furnished to the investors ("Investors" or "Unitholders") in Enex Consolidated Partners, L.P., a New Jersey limited partnership (the "Partnership"), in connection with the offer by Middle Bay Oil Company, Inc., an Alabama corporation, the general partner of the Partnership ("Middle Bay" or "General Partner"), to exchange shares of common stock, $.02 par value, of Middle Bay ("Common Stock") for all of the right, title and interest to units of limited partnership interest in the Partnership ("Partnership Units" or "Units") held by Investors, at the exchange value outlined below (the "Exchange Offer").

Common Stock of Middle Bay is being offered on a proportionate basis to owners of Partnership Units whereby Unitholders will receive that number of shares of Middle Bay Common Stock with an aggregate market value of $11.83 in exchange for each Unit held (the "Exchange Value"). In connection with the Exchange Offer, a proposal is being submitted to Unitholders in the Partnership to amend the Partnership Agreement to provide for the transfer of all assets and liabilities of the Partnership to Middle Bay in exchange for shares of Common Stock and the pro-rata distribution of the Common Stock on the basis of the Exchange Value for each Unit in liquidation of the Partnership. EACH INVESTOR IN THE PARTNERSHIP WHO TENDERS HIS UNITS WILL, BY THAT TENDER, CONSENT TO THE PROPOSAL.

ADOPTION OF THE PROPOSAL REQUIRES THE CONSENT OF INVESTORS OF THE PARTNERSHIP HOLDING A MAJORITY (IN EXCESS OF 50%) OF THE PARTNERSHIP UNITS. IN ADDITION TO BEING THE GENERAL PARTNER OF THE PARTNERSHIP, MIDDLE BAY OWNS 620,097 UNITS, COMPRISING 56.24% OF THE 1,102,631 TOTAL

PARTNERSHIP UNITS, AND MIDDLE BAY WILL VOTE SUCH UNITS FOR THE PROPOSAL, WHICH ASSURES THE EXCHANGE OFFER WILL BE CONSUMMATED. UNITHOLDERS WILL RECEIVE THE CONSIDERATION SET FORTH HEREIN, AND THE PARTNERSHIP WILL BE DISSOLVED. ALL OF THE INVESTORS IN THE PARTNERSHIP, WHETHER OR NOT THEY TENDER THEIR UNITS AND THUS VOTE IN FAVOR OF THE EXCHANGE OFFER, WILL RECEIVE THE SAME NUMBER OF SHARES OF MIDDLE BAY COMMON STOCK AS THEY WOULD HAVE RECEIVED HAD THEY TENDERED THEIR PARTNERSHIP UNITS, AND THE PARTNERSHIP WILL BE DISSOLVED.

THE EXCHANGE OFFER INVOLVES VARIOUS RISKS THAT SHOULD BE CONSIDERED BY UNITHOLDERS. SEE "RISK FACTORS AND MATERIAL CONSIDERATIONS" BEGINNING ON PAGE 37 OF THIS PROSPECTUS. IN PARTICULAR, UNITHOLDERS SHOULD CONSIDER THE FOLLOWING
FACTORS:

     - UNITHOLDERS HAVE RECEIVED CASH DISTRIBUTIONS FROM THE PARTNERSHIP, BUT WILL RECEIVE NO CASH DISTRIBUTIONS OR DIVIDENDS IN THE FORESEEABLE FUTURE FROM MIDDLE BAY.

     - THE MARKET PRICE OF MIDDLE BAY COMMON STOCK COULD DECLINE BELOW THE MARKET PRICE USED FOR CALCULATION OF THE EXCHANGE RATES, EXPOSING UNITHOLDERS TO A REDUCED RETURN ON THEIR INVESTMENT.

     - THE EXCHANGE VALUE OF THE PARTNERSHIP UNITS IS BASED ON A FAIR MARKET VALUE DETERMINATION BY AN INDEPENDENT ENGINEERING FIRM EMPLOYED BY THE GENERAL PARTNER; HOWEVER, THERE IS NO ASSURANCE THAT THE EXCHANGE VALUE REFLECTS THE VALUE OF THE NET ASSETS OF THE PARTNERSHIP IF SUCH WERE SOLD TO AN UNAFFILIATED THIRD PARTY OR PARTIES IN AN ARM'S-LENGTH TRANSACTION.

     - DETERMINATION OF THE EXCHANGE VALUE WAS BASED PRIMARILY ON THE ESTIMATED PRESENT VALUE OF THE PARTNERSHIP'S PROVED OIL AND GAS RESERVES, WHICH INVOLVES MANY UNCERTAINTIES AND COULD HAVE RESULTED IN AN UNDERVALUATION OF PARTNERSHIP UNITS.

     - THE ALTERNATIVES OF CONTINUING THE PARTNERSHIP OR LIQUIDATING ITS ASSETS COULD POTENTIALLY BE MORE BENEFICIAL TO UNITHOLDERS THAN THE EXCHANGE OFFER.

     - NO INDEPENDENT REPRESENTATIVE WAS ENGAGED TO REPRESENT THE UNAFFILIATED INVESTORS IN NEGOTIATING THE TERMS OF THE EXCHANGE OFFER, WHICH MAY BE INFERIOR TO THOSE THAT COULD HAVE BEEN NEGOTIATED BY AN INDEPENDENT REPRESENTATIVE.

     - OWNERSHIP OF MIDDLE BAY COMMON STOCK MAY INVOLVE GREATER RISK THAN AN INVESTMENT IN THE PARTNERSHIP UNITS BECAUSE OF MIDDLE BAY'S

        BROADER OPERATIONS AND ITS USE OF DEBT TO PARTIALLY FINANCE
        ACQUISITIONS.

     - FUTURE EQUITY OFFERINGS BY MIDDLE BAY COULD POTENTIALLY BE DILUTIVE TO INVESTORS HOLDING MIDDLE BAY COMMON STOCK.

Based upon the report of H.J. Gruy and Associates, Inc. dated July 22, 1998 (the "Gruy Report") relative to the fair market value of the Proved Reserves of the Partnership, Middle Bay has determined that the Total Exchange Value of all Units is $13,044,000, or $11.83 per Unit. The number of shares of Common Stock offered in exchange for Partnership Units will be determined by dividing the Total Exchange Value by a Common Stock price per share, subject to rounding adjustments, equal to the average of the closing bid prices of the Common Stock on the National Association of Securities Dealers, Inc. Small Capitalization Stock Market ("NASDAQ Small Cap Market") for the five trading days prior to ___________, 1998. On _________, 1998, the last reported bid price of the Common Stock as reported (Symbol: MBOC) on the NASDAQ Small Cap Market was $______ per share.

The Exchange Offer may be withdrawn at any time prior to its scheduled expiration date if Middle Bay determines that a material change affecting the Partnership has occurred. The assets and liabilities of the Partnership, upon approval of the Proposal and adoption of the Exchange Offer, will be transferred to Middle Bay retroactively effective as of July 1, 1998 (the "Effective Date").

              THE EXCHANGE OFFER EXPIRES AT 5:00 P.M. CENTRAL TIME
                       ON __________, 1998 UNLESS EXTENDED

This Prospectus also constitutes the prospectus of Middle Bay with respect to the shares of Common Stock to be issued as consideration in the Exchange Offer. Middle Bay has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), of which this Prospectus forms a part.

THE SHARES OF COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE EXCHANGE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The approximate date on which this Prospectus will first be mailed to the Investors of the Partnership is ________, 1998.

                THE DATE OF THIS PROSPECTUS IS __________, 1998.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION..............................................................................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................................................
SUMMARY  .........................................................................................................1
         Middle Bay Oil Company, Inc..............................................................................1
         Enex Consolidated Partners, L.P..........................................................................4
         The Exchange Offer and Proposal..........................................................................5
         Risk Factors and Material Considerations.................................................................5
         Background of the Exchange...............................................................................8
         Alternatives to the Exchange.............................................................................8
         Reasons for the Exchange Offer; Recommendations of the General Partner...................................9
         Summary of Tax Consequences..............................................................................9
         Accounting Treatment....................................................................................10
         Business of Middle Bay and the Partnership After Consummation of the Exchange...........................10
         Comparative Rights of Security Holders..................................................................10
         Limited Appraisal/Dissenters' Rights....................................................................10
         Resales of Middle Bay Common Stock......................................................................11
         Material Advantages and Disadvantages of the Exchange and Proposal......................................11
         Method of Determining Exchange Value for the Partnership................................................12
         Consent Procedures......................................................................................14
         Conditions to Exchange..................................................................................14
         Regulatory Approvals....................................................................................14

SELECTED FINANCIAL DATA - MIDDLE BAY.............................................................................15
         Middle Bay Historical and Unaudited Pro-Forma Financial Data............................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.....................................................................17
         Results of Operations -- 1997...........................................................................17
         Fiscal 1997.............................................................................................17
         Fiscal 1996.............................................................................................20
         Three Months Ended March 31, 1997 and 1998..............................................................21
         Effects of Oil and Gas Price Fluctuations...............................................................23
         Seasonality.............................................................................................23
         Inflation and Changing Prices...........................................................................24
         Capital Resources and Liquidity -- Fiscal 1997 and Fiscal 1996..........................................24
         Capital Resources and Liquidity -- Three Months Ended March 31, 1997 and 1998...........................25
         General.................................................................................................28
         Capital Expenditures -- Fiscal 1997 and Fiscal 1996.....................................................28

SELECTED FINANCIAL DATA - PARTNERSHIP............................................................................30
         Partnership Selected Historical Financial Data..........................................................30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.....................................................................32
         Results of Operations...................................................................................32
         Capital Resources and Liquidity.........................................................................34
         Three Months Ended March 31, 1997 and 1998..............................................................34
         Capital Resources and Liquidity.........................................................................35
         Certain Comparative Information.........................................................................36

RISK  FACTORS AND MATERIAL CONSIDERATIONS........................................................................37
         Risks Related to the Exchange Offer.....................................................................37
         Risks Related to Middle Bay.............................................................................40
         Risks Related to the Oil and Gas Industry...............................................................41

PRICE RANGE OF COMMON STOCK,
         DIVIDENDS AND DISTRIBUTIONS.............................................................................42

THE EXCHANGE OFFER AND PROPOSAL..................................................................................43
         Description of the Exchange Offer.......................................................................43
         The Proposal............................................................................................44
         Timing of Common Stock Issuance.........................................................................44
         Conditions..............................................................................................45
         Appraisal and Dissenters' Rights........................................................................45
         Distribution of Common Stock............................................................................46
         Interests of Certain Persons in the Exchange and Proposal...............................................46
         Resale of Middle Bay Common Stock ......................................................................46
         Fractional Shares.......................................................................................47
         Stock Market Listing....................................................................................47
         Accounting Treatment....................................................................................47
         Closing Date............................................................................................47
         Operations After the Exchange...........................................................................47
         Expenses; Fees..........................................................................................48
         Middle Bay's Dividend Policy............................................................................48

METHOD OF DETERMINING EXCHANGE VALUE.............................................................................48
         General.................................................................................................48
         Exchange Value Components...............................................................................49

REASONS FOR THE EXCHANGE OFFER...................................................................................51
         Recommendation of the General Partner...................................................................51
         Alternatives to the Exchange............................................................................53
         Benefits of Continued Operations........................................................................55
         Benefits of Liquidation.................................................................................56

         Board of Directors of Middle Bay; Middle Bay's Reasons for the Exchange.................................57
         Fiduciary Duty of Middle Bay and Enex...................................................................57
         Access to Investor List and Program Records.............................................................58

CONSENT PROCEDURES...............................................................................................58
         Written Consent and Vote Required.......................................................................58
         Consent Tabulation......................................................................................59
         Expiration of Exchange Offer............................................................................59
         Amount Tendered.........................................................................................59
         Revocability of Tenders.................................................................................59
         Solicitation of Letters of Transmittal..................................................................59
         Acceptance of Tenders...................................................................................60
         Special Requirements for Certain Investors..............................................................60
         Representations and Covenants...........................................................................60
         Validity of Tenders.....................................................................................60
         Payments of Fees and Expenses...........................................................................61
         Compliance with Tender Offer Practices..................................................................61

CERTAIN FEDERAL TAX CONSEQUENCES.................................................................................62
         Tax Consequences of the Exchange........................................................................62
         Realization of Suspended Passive Losses.................................................................63
         Basis in Stock..........................................................................................63

COMPARATIVE RIGHTS OF SECURITY HOLDERS...........................................................................63

SELECTED PRO FORMA CONSOLIDATED FINANCIAL
         INFORMATION (UNAUDITED).................................................................................69

LEGAL MATTERS....................................................................................................77

EXPERTS..........................................................................................................77

GLOSSARY.........................................................................................................77

                              AVAILABLE INFORMATION

         Middle Bay and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Middle Bay and the Partnership with the SEC can be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549 and should be available at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street NW, Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet Website at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy statements and other information filed by Middle Bay may also be inspected and copied at the offices of the NASDAQ Stock Market, 1735 K Street NW, Washington, D.C. 20006.

         Middle Bay has filed the Registration Statement on Form S-4 with the SEC under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock to be offered in connection with the Exchange. This Prospectus does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Middle Bay and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the SEC's offices, without charge, or copies of which may be obtained from the SEC upon payment of prescribed fees. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         Middle Bay will furnish to any Investor, upon written request and without charge, a current alphabetized listing of the names and addresses of all Unitholders of the Partnership. Requests should be addressed to Middle Bay Oil Company, Inc., 1221 Lamar Street, Suite 1020, Houston, Texas 77010, telephone number (713) 759-6808. Investors also have the right under the Partnership Agreement to inspect the books and records of the Partnership.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

MIDDLE BAY:

         The following documents, heretofore filed by Middle Bay with the SEC pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein: (i) annual report on Form 10- KSB for the fiscal year ended December 31, 1997, as amended on Form 10-KSB/A; (ii) quarterly report on Form 10-QSB for the quarter ended March 31, 1998; (iii) current reports on Forms 8-K filed on February 11, 1998 and May 6, 1998; (iv) amended current reports on Form 8-K/A filed June 10, 1998 and July 6, 1998; (v) proxy statement on Schedule 14A for the annual meeting of stockholders held June 18, 1998; (vi) the description of Common Stock set forth in Middle Bay's Registration Statement pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and (vii) Registration

Statement on Form S-4 (effective July 17, 1998) filed with the SEC by Middle Bay relative to the merger of Enex Resources Corporation into Middle Bay.

PARTNERSHIP:

         The following documents, heretofore filed by the Partnership with the SEC pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein: (i) Registration Statement on Form S-4 filed by the Partnership with the SEC (effective date March 31, 1997); (ii) annual report on Form 10-KSB for the fiscal year ended December 31, 1997; (iii) quarterly report on Form 10-QSB for the quarter ended March 31, 1998; (iv) current reports on Form 8-K dated August 21, 1997 and September 12, 1997; and
(v) any amendment or report filed for the purpose of updating any such reports.

MIDDLE BAY AND THE PARTNERSHIP:

         All documents and reports filed by Middle Bay or the Partnership with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date of consummation of the transaction and expiration of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such document or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF UNITS, TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO: MIDDLE BAY OIL COMPANY, INC., 1221 LAMAR STREET, SUITE 1020, HOUSTON, TEXAS 77010, ATTENTION: CORPORATE SECRETARY; TELEPHONE (713) 759-6808. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, REQUESTS MUST BE RECEIVED BY ____________, 1998.

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Middle Bay, the General Partner nor their affiliates. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus or the solicitation of a tender from any person in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or tender solicitation. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Middle Bay or the Partnership since the date of this Prospectus, other than as set forth in the documents incorporated herein by reference.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be a complete description of the matters covered in this Prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Prospectus, Exhibits hereto and the documents incorporated herein by reference. Investors are urged to read carefully the entire Prospectus and Exhibits. See "Glossary" included elsewhere in this Prospectus for definitions of certain oil and gas terms.

MIDDLE BAY OIL COMPANY, INC.

         Prior to August 17, 1998, Middle Bay Oil Company, Inc. ("Middle Bay" or the "Company") owned 79.2% of Enex Resources Corporation ("Enex"), the former general partner of the Partnership. On June 17, 1998, Enex and Middle Bay entered into an Agreement and Plan of Merger pursuant to which Enex was merged into Middle Bay and Middle Bay became the General Partner of the Partnership on August 17, 1998. Middle Bay acquired its controlling ownership of the common stock of Enex in March, 1998 pursuant to a cash tender offer and issued ________ shares of its common stock in connection with the merger of Enex into Middle Bay.

         Middle Bay is primarily engaged in the development and production of oil and gas properties, and its operations are primarily in the Mid-Continent and Gulf Coast regions of the contiguous United States. The Company's business strategy is to seek new reserves principally in areas of low geologic risk and to exploit underdeveloped existing oil and gas fields, with emphasis on the following activities:

           - Increasing production, cash flow and asset value by acquiring Producing Properties with stable production rates, long reserve lives and potential for exploitation and development;

           - Building on Middle Bay's existing base of operations by concentrating its development activities in its primary operating areas in the Gulf Coast and the Mid-continent Regions;

           - Acquiring additional properties with potential for developmental drilling to maintain a significant inventory of undeveloped Prospects and to enhance Middle Bay's foundation for future growth;

           - Serving as operator of its wells to ensure technical performance and reduce costs;

           - Expanding its relationships with major and large independent oil and gas companies to access their undeveloped properties, seismic data and financial resources;

           -   Managing financial risk and mitigating technical risk by:

                  - drilling in known productive trends with multi-horizon geologic potential;

                  - diversifying investment over a large number of wells in Middle Bay's primary operating areas;

                  - developing properties that provide a balance between short and long reserve lives; and

                  -   keeping a balanced reserve profile between oil and gas;
                      and

           - Maintaining low general and administrative expenses and increasing economies of scale to reduce per unit operating costs and reserve acquisition costs.

         In the ordinary course of its business, the Company continues to evaluate acquisition, joint venture and other opportunities that would enable it to further its business strategy.

         Principal Areas of Activity

         The following table shows proved oil and gas reserves by major field for Middle Bay's largest producing fields at December 31, 1997. The values represent the present value of estimated future net cash flows before income taxes, discounted at 10%, assuming unescalated expenses and prices of $16.18/Bbl and $2.54/MMBtu attributable to proved reserves at December 31, 1997, as determined by several independent reserve engineers:

                                                  Discounted
                                                    Present           Percentage           Oil            Gas
        Field Name/               Primary            Value             of Total         Reserves        Reserves
       County/State              Operator         (Thousands)        Present Value       (MBbls)         (MMcf)
       ------------              --------         -----------        -------------      --------        --------
Spivey                            Company           $9,329               30.9%             993           11,415
Harper/Kingman, KS

Riceville Field                   Murphy             4,958               16.4%              50            2,244
Vermillion, LA

Hatters Pond                      Texaco             1,019                3.4%              71              187
Mobile, AL

Wright Field                     Hilcorp               735                2.4%              96              150
Vermillion, LA

Murphy Lake                    Amerada Hess            587                1.9%              99               --
St. Martin, LA

Lockhart Crossing                  Amoco               488                1.6%              10              270
Livingston, LA

Polo Field                        Lu-Ray               481                1.6%             141                5
Noble, OK

Abbeville                         Company              473                1.6%               3              279
Vermillion, LA

Okeene N.W.                     Ricks Expl.            443                1.5%              11              507
Major, OK

N. Frisco City                Torch Energy             443                1.5%              33               32
Monroe, AL

Others                            Various           11,223               37.2%           1,426            3,330
                                                  --------              -----           ------           ------

Total                                             $ 30,179              100.0%           2,933           18,419
                                                  ========              =====            =====           ======

         In 1997, Middle Bay acquired approximately 42,000 net mineral acres, situated in Terrebonne, Lafourche and St. Mary Parishes in Louisiana pursuant to a merger agreement with Shore Oil Company. Of the total acreage, 39,769 acres are non-producing and the remainder is held by production under existing leases. The nonproducing acreage is located in the following parishes: 20,587 in Terrebonne (Montegut and Houma areas), 11,128 acres in Lafourche (Raceland and Valentine areas) and 8,054 acres in St. Mary Parish (Charenton area). The nonproducing acreage currently under lease and/or option has expiration dates as follows: 17,835 acres in 1998 and 5,722 acres in 2000. As of December 31, 1997, 16,212 acres were not under lease. Royalty interest in the leases covering the nonproducing minerals ranges from 20% to 25%. The mineral servitude prescription dates are estimated by Middle Bay to be as follows: 620 acres prescribed in 1997, 6,226 acres in 1999, 5,286 acres in 2002, 4,145 acres in 2004, 1,121 acres in 2005, 1,145 acres held in perpetuity and the remaining acreage has prescription interrupted by production. Effective April 1, 1992, Shore Oil Company sold the production rights under tracts producing at that time and does not receive royalty income from the sale of oil or gas on those tracts. Over 80% of the nonproducing minerals have been covered by 3-D seismic shot by third parties and provided to Middle Bay at no cost. During the period July 1, 1997 through December 31, 1997, Middle Bay received approximately $975,000 in lease bonus, delay rental and seismic option income on the acreage. An independent oil and gas engineering firm valued the acreage as of June 30, 1997 at $3,627,000. One unsuccessful exploratory well in Lafourche Parish, the Shore Oil Company #1, was drilled on the fee mineral acreage in 1997 and abandoned in February, 1998. In Terrebonne Parish, two unsuccessful exploratory wells, the Middle Bay Oil Co. #1 and Shore Oil Co. #1, were abandoned in February and May, 1998, respectively. As of June 30, 1998, an exploratory well, the Shore Oil Company #1, was being drilled in St. Mary Parish, Louisiana.

         Productive Wells and Acreage

         The following table depicts the number of gross and net producing wells and related Developed and Undeveloped Acreage in which Middle Bay owned an interest for the period ended December 31, 1997. Undeveloped Acreage is oil and gas acreage (including, in certain instances, rights in one or more horizons which may be penetrated by existing well bores, but which have not been tested) to which Proved Reserves have not been assigned by independent petroleum engineers.

         Middle Bay's net Developed Acreage is located primarily in Oklahoma, Texas, Louisiana, Alabama, New Mexico and Kansas. Middle Bay's net Undeveloped Acreage is located primarily in Kansas.

                                                                Acreage
                                                       ------------------------
                                                  Developed                Undeveloped
                                                  ---------                -----------
                  Gross Acres                      239,646                    9,758
                  Net Acres                         20,337                    8,643


                                                           Productive Wells
                                                       ------------------------
                                                     Oil                       Gas
                                                     ---                       ---
                  Gross Wells                      797.00                    184.00
                  Net Wells                         68.67                     30.13

         Excluded from the acreage data are approximately 44,041 net mineral acres owned by Middle Bay, all of which are considered to have potential for oil and gas exploration.

         Middle Bay was incorporated in Alabama in 1992. Its principal executive offices are located at 1221 Lamar Street, Suite 1020, Houston, Texas 77010, and its telephone number is (713) 759-6808.

ENEX CONSOLIDATED PARTNERS, L.P.

         Enex Consolidated Partners, L.P. (the "Partnership") was formed under New Jersey Uniform Limited Partnership Law (1976) on June 30, 1997 from the combination of thirty-four Enex Oil and Gas limited partnerships, consisting of Enex Program I Partners, L.P., four partnerships in Enex Oil & Gas Income Program II, eight partnerships in Enex Oil & Gas Income Program III, six partnerships in Enex Oil & Gas Income Program IV, five partnerships in Enex Oil & Gas Income Program V, Enex Oil & Gas Income Program VI - Series 1, L.P., three partnerships in Enex Income and Retirement Fund, three partnerships in Enex 88-89 Income and Retirement Fund, and three partnerships in Enex 90-91 Income and Retirement Fund (collectively, the "Predecessor Partnerships"). The Registration Statement on Form S-4 filed with the SEC pursuant to which the limited partners of the Predecessor Partnerships approved the combination into the Partnership is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

         The Partnership is engaged in the oil and gas business through the ownership of various interests in producing oil and gas properties, as described elsewhere herein. The Partnership does not intend to engage in significant drilling activities except as an incidental part of the management of producing properties or with a view toward enhancing the value of producing properties. In no event will the Partnership engage in exploratory drilling. The expenses of drilling, completing and equipping and operating development wells are allocated approximately 96% to the limited partners and 4% to the General Partner.

         The principal executive office of the Partnership is maintained at 800 Rockmead Drive, Three Kingwood Place, Suite 200, Kingwood, Texas 77339. The telephone number at this office is (281) 358-8401.

THE EXCHANGE OFFER AND PROPOSAL

         Middle Bay is offering to exchange Common Stock for Partnership Units in the Partnership at the exchange value outlined below (the "Exchange Offer"). Investors who tender their Partnership Units will receive number of that shares of Common Stock with an aggregate market value at $11.83 in exchange for each Partnership Unit. Cash will be exchanged in lieu of any resulting fractional shares of Common Stock. In connection with the Exchange Offer, Middle Bay is submitting a Proposal to Investors in the Partnership to amend the Partnership Agreement to provide for the transfer of all of the assets and liabilities of the Partnership to Middle Bay as of the July 1, 1998 Effective Date in exchange for Common Stock and the pro-rata distribution of such consideration in liquidation of the Partnership. Each Investor who tenders his Partnership Units pursuant to the Exchange Offer will, by that tender, consent to the Proposal. If the Partnership adopts the Proposal by the consent of a majority of the Partnership Units, all Investors in the Partnership, whether or not they tendered their Units in the Exchange Offer, will receive the same amount of Common Stock they would have received had they tendered their Partnership Units. ALTHOUGH CONSUMMATION OF THE EXCHANGE OFFER FOR THE PARTNERSHIP IS CONDITIONED UPON APPROVAL BY THE PARTNERSHIP OF THE PROPOSAL, APPROVAL OF THE PROPOSAL AND ADOPTION OF THE EXCHANGE OFFER IS ASSURED BECAUSE MIDDLE BAY CONTROLS THE VOTING RIGHTS OF A MAJORITY OF THE UNITS. See "The Exchange Offer and Proposal." Unitholders who may be entitled to a fractional share of Common Stock will be paid cash in lieu of the fractional share.

         Common Stock issued in the Exchange will be freely transferable immediately following issuance. The Exchange Offer may be withdrawn at the option of Middle Bay if (i) Middle Bay determines, in its sole discretion, that a material change affecting the Partnership has occurred, or (ii) Unitholders representing 250,000 or more Units elect to exercise dissenters' rights. See "The Exchange Offer and Proposal."

         In connection with the Exchange Offer, Middle Bay is submitting a Proposal to Investors in the Partnership to amend the Partnership Agreement to provide for the transfer of all of the assets and liabilities of the Partnership to Middle Bay as of the July 1, 1998 Effective Date in exchange for Common Stock in the amount set forth above and the pro-rata distribution of such consideration in liquidation of the Partnership. EACH INVESTOR WHO TENDERS HIS UNITS PURSUANT TO THE EXCHANGE OFFER WILL, BY THAT TENDER, CONSENT TO THE PROPOSAL. If the Partnership adopts the Proposal by the consent of a majority of the Units, all Investors in the Partnership, whether or not they tendered their Units in the Exchange Offer, will receive the same amount of Common Stock they would have received had they tendered their Units. CONSUMMATION OF THE EXCHANGE OFFER FOR INVESTORS WHO HAVE TENDERED THEIR UNITS IS CONDITIONED UPON APPROVAL OF THE PROPOSAL. See "The Exchange Offer and Proposal."

RISK FACTORS AND MATERIAL CONSIDERATIONS

         In addition to the information included in this Prospectus, Investors should carefully consider the following factors in determining whether to accept the Exchange Offer and consent to the Proposal. The risk factors summarized below are described in further detail elsewhere in this Prospectus at "Risk Factors and Material Considerations" beginning on page 37.

              Lack of Arm's-Length Negotiations and Uncertainties in the Method of Determining the Exchange Value. Although the Exchange Value was determined by Middle Bay based upon a fair market evaluation of the Partnership's Proved Reserves by H.J. Gruy and Associates, Inc. ("Gruy"), an independent engineering firm (the "Gruy Report"), dated July 22, 1998, the Exchange Value may not reflect the actual value of the net assets of the Partnership. The primary assets of the Partnership considered by Gruy when determining the Exchange Value were the proved oil and gas reserves of the Partnership (the "Proved Reserves") and the present value of associated future net cash flows as of July 1, 1998. There are many uncertainties inherent in estimating quantities of Proved Reserves, and the present value attributed to the Partnership's Proved Reserves may be less than the discounted future net cash flows actually received from the Partnership's interest in its oil and gas properties. In that event, the use of this valuation methodology will have resulted in an undervaluation of the Partnership Units. See "Method of Determining Exchange Value."

              Potential Decline in Market Price of Common Stock. Access to an active trading market by exchanging Investors may result in a relatively large number of shares of Common Stock offered for sale immediately after the Closing Date. This may tend to lower the market price for the Common Stock. Future market conditions in the oil and gas industry in general or the effect of the conditions on Middle Bay in particular could also adversely affect the market price of the Common Stock. There can be no assurance regarding the potential appreciation in the market price of the Common Stock. Any decline in the market price of the Common Stock could reduce a Unitholder's return on investment or increase the loss on the Unitholder's original investment.

              Potential Benefits of Alternatives to the Exchange. The alternatives to the Exchange Offer are the continuation of the Partnership or the liquidation of the Partnership's assets and distribution of the liquidation proceeds to Investors, either of which could potentially be more beneficial to Investors than the Exchange by avoiding the risks associated with ownership of Middle Bay Common Stock and, in the case of a liquidation of the Partnership, by providing an immediate cash return to Investors. See "Reasons for the Exchange Offer - Recommendation of the General Partner" and "Alternatives to the Exchange."

              Lack of Independent Representatives for Investors; No Fairness Opinion. No independent representative was selected or hired to represent the interests of the Investors in negotiating the terms of the Exchange Offer. The Exchange Value and other terms of the Exchange Offer may therefore be inferior to those that could have been negotiated by an independent representative. Middle Bay did not retain an independent third party to render an opinion regarding the fairness of the terms of the Exchange Offer to Unitholders.

              Conflicts of Interest of Middle Bay. Middle Bay, as the General Partner of the Partnership, has an inherent conflict of interest in the determination of the Exchange Value. As General Partner, Middle Bay owes a fiduciary duty to Unitholders in the Partnership. In addition, Middle Bay owes a duty to its stockholders. While Middle Bay believes that it has fulfilled these obligations in the determination of the Exchange Value which is supported, in part, by the Gruy Report, no degree of objectivity or professional competence can eliminate the inherent conflict of interest. See "Reasons for the Exchange Offer - Fiduciary Duties of Middle Bay."

              Middle Bay Dividend Policy. Middle Bay's policy is to retain its earnings to support the growth of Middle Bay's business. Accordingly, the Board of Directors of Middle Bay has never declared cash dividends on its Common Stock and does not plan to do so in the foreseeable future. Furthermore, the terms of Middle Bay's debt agreements prohibit Middle Bay from paying cash dividends on its Common Stock. Thus, upon consummation of the Exchange, Investors will no longer receive cash distributions, and it is unlikely that cash dividends will be paid on the Middle Bay Common Stock at any time in the foreseeable future.

              No Fractional Shares. No fractional shares will be issued in connection with the Exchange Offer. A Unitholder who would otherwise be entitled to a fractional share of Common Stock will be paid cash in lieu of such fractional share.

              Risks Associated with Ownership of Common Stock of Middle Bay. In addition to the information included in this Prospectus, Investors should carefully consider the following factors related to Middle Bay in determining whether to accept the Exchange Offer. The risk factors summarized below are described in further detail elsewhere in this Prospectus at "Risk Factors and Material Considerations."

              Losses From Middle Bay's Operations. The historical financial data for Middle Bay reflects a net loss for the year ended December 31, 1997 of $16,184,052 after incurring a one-time, noncash impairment charge of $21,147,823 required by Financial Accounting Standard #121 which requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Fiscal 1997"). Middle Bay's future ability to maintain its financing arrangements, produce its oil and gas reserves and service its debt obligations could be adversely affected by a lack of profitability.

              Engineers' Estimates of Reserves and Future Net Revenue. This Prospectus contains, and incorporates by reference, estimates of Middle Bay's and the Partnership's proved oil and gas reserves and future net revenues therefrom. In order to estimate the reserves, costs and future cash flows, reliance has been made in part on geological, engineering and economic data furnished by Middle Bay to Gruy. Although a best efforts attempt has been made to acquire all pertinent data and to analyze it carefully with methods accepted by the petroleum industry, there is no guarantee that the volumes of oil or gas or the cash flows projected will be realized. The reserve and cash flow projections referenced in this Prospectus and the Gruy Report may require revision as additional data become available.

              Development of Additional Reserves. Middle Bay's future success depends significantly upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. There can be no assurance that Middle Bay will be able to discover additional commercial quantities of oil and gas or that Middle Bay will be able to continue to acquire interests in underdeveloped oil and gas fields and enhance production and reserves therefrom.

              Retention and Attraction of Key Personnel. Middle Bay depends to a large extent on the abilities and continued participation of certain key employees, the loss of whose services could have a material adverse effect on Middle Bay's business.

              Regulation. The oil and gas industry is subject to broad and frequently changing regulations that could adversely affect the operations of Middle Bay.

         In spite of the foregoing risks, Middle Bay initiated and proposed the Exchange Offer and Middle Bay recommends adoption of the Proposal by the Partnership to enable Middle Bay to acquire the assets and liabilities of the Partnership and to provide Investors with the potential benefits summarized below under the caption "Reasons for the Exchange Offer."

BACKGROUND OF THE EXCHANGE

         The Partnership has completed its drilling operations and acquisitions. Enex has received inquiries and concerns from Investors regarding anticipated production declines and reductions of cash distributions and determined that the Partnership had reached the stage in its production history where consideration of the Exchange Offer became appropriate. That determination was based on the following factors:

              Production Declines. Since 1993, the Partnership's oil and gas production volumes have declined from peak levels reached in 1992. Production volumes are expected to decline further in subsequent periods due to ongoing depletion of the Partnership's wells. The decline in production rates due to depletion of reserves is neither unusual nor unexpected in the oil and gas industry.

              Middle Bay's Acquisition of the Partnership's Properties. Middle Bay is a natural acquisition candidate for various reasons, including Middle Bay's (i) interest in reducing the overhead expense involved in administration of the Partnership as General Partner, (ii) greater diversification and capital resources enabling Middle Bay to fund contingent liabilities and other expenses necessary for the continued operation of the Partnership's properties and (iii) interest in responding to Investor's concerns about the future prospects of the Partnership. Although the acquisition of the Partnership's assets pursuant to the Exchange Offer may result in a charge against Middle Bay's income, Middle Bay does not expect that this one-time charge (if any) will have a significant adverse affect on the market value of the Middle Bay Common Stock.

ALTERNATIVES TO THE EXCHANGE

         Although Middle Bay has considered the continuation of the Partnership or liquidation of the Partnership as potential alternatives to the Exchange Offer, these alternatives were rejected for various reasons, including the following:

              Liquidation. Although liquidation would provide an immediate cash return to the limited partners and would avoid the risks associated with the ownership of Middle Bay shares, based on its experience in the oil and gas industry, the General Partner determined that a liquidation of the Partnership would likely result in lower cash value to the limited partners than the value represented by the Common Stock. This is because third-party purchasers of oil and gas properties may pay less than the net present value, discounted at 10%, of the anticipated cash flows of a property's proved oil and gas reserves, further adjusted for risks associated with different types of reserves and other factors, and the administrative and overhead expenses incurred during the period of liquidation would further reduce the cash available to the limited partners. The market prices of Middle Bay Common Stock from time to time may reflect additional value associated with Middle Bay's success (of which there can be no assurance) as a growth company in the oil and gas business.

              Lack of Partnership Resources and Declining Reserves. Continuation of the Partnership, while avoiding the risks associated with the Exchange Offer and the discontinuance of cash distributions, would result in declining operating results and distribution rates for the Partnership because: (i) reserves will be depleted in the ordinary course from ongoing production, (ii) general and administrative expenses will remain the same, regardless of the operating results of the Partnership, and (iii) the Partnership would have to incur the cost of plugging and abandoning Partnership wells when they become uneconomic or any future sale of the Partnership's wells would be at a price which would reflect the anticipated costs of such plugging and abandonment expenses.

              Management's Conclusions Regarding Liquidation Value of the Partnership at Comparable Values. Middle Bay has concluded that, while an asset sale in liquidation might generate limited third-party interest, a sale of the assets of the Partnership would not provide immediate cash returns to Investors in excess of the liquidation value of the Partnership and would likely result in valuations by a third-party bidder or bidders below the Exchange Value of the Partnership Units. Middle Bay has engaged Gruy to provide an independent analysis of the current liquidation value of the Partnership. Results of that liquidation analysis reflect a liquidation value for the Partnership estimated at $9.82 per Unit, or approximately 17%, less than the Exchange Value. In view of the uncertainties inherent in the General Partner's analysis of the value, there can be no assurance that obtaining additional bids for an arm's-length sale of the Partnership's assets would not result in a valuation that would be comparable to or higher than the Exchange Value, while also avoiding the risks associated with ownership of the Common Stock.

REASONS FOR THE EXCHANGE OFFER;
RECOMMENDATIONS OF THE GENERAL PARTNER

         The General Partner believes that the Exchange Offer is fair to and in the best interests of the Partnership and its Unitholders and recommends that Unitholders consent to the Proposal and accept the Exchange Offer. See "Background of the Exchange Offer." The recommendation is based on a number of factors discussed in this Prospectus. If the Exchange is not consummated, the Partnership will continue to operate its properties, and the General Partner will review alternatives that may become available from time to time.

SUMMARY OF TAX CONSEQUENCES

         Upon consummation of the Exchange, Unitholders will realize gain in an amount equal to the excess of the fair market value of the Common Stock received by them over their respective bases in the Partnership

Units they hold. If a Unitholder's Unit has a tax basis greater than the fair market value of the Common Stock received, such Unitholder would realize a loss for tax purposes.

         Assuming the Investor has held his Interest for more than one year and assuming his Units have not been held for sale in the ordinary course of the Investor's trade or business, any gain or loss realized upon the transfer of the Partnership Units will be taxed as long-term capital gain or loss, except to the extent that the consideration received is attributable to his allocable share of substantially appreciated inventory items and unrealized receivables (including depreciation recapture and excess intangible drilling and development costs) of the Partnership. The portion of any gain attributable to these items will be taxed to the Investor as ordinary income.

         Investors should read the more detailed discussion of the federal income tax consequences contained in "Certain Federal Tax Consequences" and are also urged to consult with their own tax advisors with respect to the tax consequences to them of the transaction, including the application of state, local and foreign tax laws.

ACCOUNTING TREATMENT

         The Exchange will be accounted for as a purchase by Middle Bay. Accordingly, the purchase price will be allocated to assets and liabilities based on their estimated values as of the date of acquisition.

BUSINESS OF MIDDLE BAY AND THE PARTNERSHIP
AFTER CONSUMMATION OF THE EXCHANGE

         Middle Bay is an independent oil and gas company engaged in the acquisition of producing properties and the exploration, development and production of oil and gas in the contiguous United States, primarily in the Mid-Continental and Gulf Coast regions. Upon consummation of the Exchange, Middle Bay will operate the acquired Partnership assets as it operates its oil and gas properties or may sell such assets to third parties at any time. See "Background of the Exchange Offer."

COMPARATIVE RIGHTS OF SECURITY HOLDERS

         For a comparison of the rights of Middle Bay stockholders under Alabama law and Middle Bay's Certificate of Incorporation and Bylaws with the rights of the partners of the Partnership under New Jersey law and the Partnership Agreement, see "Comparative Rights of Security Holders."

LIMITED APPRAISAL/DISSENTERS' RIGHTS

         Unitholders who do not vote in favor of or who oppose the Proposal will have certain appraisal or dissenters' rights. Unitholders who elect to exercise their appraisal rights will have the option to receive cash in lieu of the Common Stock based on the liquidation value of the Partnership's assets determined in accordance with the Gruy Report, as adjusted in accordance with the Partnership Agreement. Such rights are not required by New Jersey partnership law, and the appraisal and limited dissenters' rights afforded Unitholders are those provided by the Partnership Agreement.

         Investors residing in California will be afforded the option to elect limited dissenters' rights in accordance with the requirements for roll-up transactions under the California Code. By voting against the Proposal, Investors in the State of California who choose to exercise their California dissenters' rights will receive the cash equivalent of the Exchange Value of their interests. If that cash amount is greater than the liquidation value of the Units, dissenting California Investors will receive more cash than they would otherwise receive by electing appraisal rights under the Partnership Agreement. California Investors hold less than 1% of the interests in the Partnership, and the impact of the exercise of appraisal rights or dissenters' rights under California law is not likely to materially affect the number of shares of Common Stock issued or cash paid pursuant to appraisal or dissenters' rights by Middle Bay in connection with the Exchange Offer.

RESALES OF MIDDLE BAY COMMON STOCK

         The shares of Middle Bay Common Stock that will be issued to Unitholders in connection with the Exchange and upon liquidation of the Partnership have been registered under the Securities Act. All shares of Common Stock received by Unitholders will be freely tradable by those Investors.

MATERIAL ADVANTAGES AND DISADVANTAGES OF
THE EXCHANGE AND PROPOSAL

         In considering the Exchange, Middle Bay, as the General Partner, took into account various advantages and disadvantages of the Exchange to the Partnership and its Investors. The advantages considered included:

         (a) The total consideration to be received by the Partnership represents a premium over the fair market value of all assets of the Partnership as determined by an independent engineering firm;

         (b)  Middle Bay's historical financial results and future prospects;

         (c) Middle Bay's assumption of all liabilities of the Partnership, including any contingent or other liabilities not presently known to the Partnership;

         (d) The consideration to be received by the Partnership in connection with the Exchange represents consideration to Unitholders in excess of that which could be expected from continued cash distributions;

         (e) Investors will receive the benefit of any future growth in the value of their equity interest in Middle Bay rather than receiving cash distributions from the Partnership, which are likely to decrease rapidly as the remaining oil and natural gas reserves of the Partnership are depleted; and

         (f) Liquidity of the Common Stock of Middle Bay compared to the lack of liquidity of the Partnership Units.

         Middle Bay also considered certain disadvantages that included:

         (a) The possibility that the price of oil and gas could increase, thereby increasing the value of the Proved Reserves of the Partnership, which could have a more direct benefit to Unitholders if owned by the Partnership rather than Middle Bay;

         (b) Middle Bay is restricted under certain credit agreements from paying cash dividends to its stockholders, and Unitholders could continue to receive cash distributions from the Partnership;

         (c) Tax consequences to Unitholders in connection with the Exchange and liquidation of the Partnership;

         (d) The possibility that the reserve estimates for the Partnership could be undervalued; and

         (e) Risks associated with the future market value of Middle Bay Common Stock.

See "Reasons for the Exchange Offer." For other relevant factors, see also "Risk Factors and Material Considerations."

METHOD OF DETERMINING EXCHANGE VALUE FOR THE PARTNERSHIP

         Components of the Exchange Value

         The Total Exchange Value represents the estimated fair market value of the Partnership's Proved Reserves as determined by the Gruy Report and other assets, including general intangibles, as determined by Middle Bay. These components represent all of the assets and liabilities of the Partnership and were determined by Gruy and Middle Bay as of July 1, 1998, the Economic Effective Date.

         Middle Bay did not instruct Gruy as to pricing, cost or other economic parameters or methods or the assessment of reserve characteristics, nor did it limit the scope of Gruy's investigation for purposes of preparing the fair market value appraisal. Middle Bay provided Gruy with basic evaluation data for its use in determining the Partnership's Proved Reserves and their value. Gruy prepared its own reserve estimates of the Partnership's properties. Middle Bay did not direct Gruy as to the amount of consideration to be paid to the Partnership for its property interests nor provide any information to Gruy on amounts to be paid to Unitholders. The amount of consideration to be paid was determined by Middle Bay's Board of Directors based upon Gruy's estimates of the fair market value of those interests. Gruy did not opine on the fairness of the transaction to Unitholders, and Middle Bay has not acquired a separate report or opinion regarding the fairness to Unitholders of the price at which the Partnership's assets will be sold to Middle Bay if the Proposal is approved by Unitholders.

         The following unaudited table sets forth (i) the components of the Exchange Value of the Units and (ii) the Exchange Value per Unit held by an Investor. This information was compiled by Gruy and Middle Bay from the Partnership's financial and property records for the year ended December 31, 1997 and such records for the three months ended March 31, 1998:

                              EXCHANGE VALUE TABLE

                                                              Participants Total       Exchange Value Per
                                                              Exchange Value(1)        Partnership Unit(2)
                                                              ------------------       -------------------
Components of Exchange Values:
    Estimated fair market value of Proved
      Reserves as of July 1, 1998(3)                              $11,444,000                $10.38
    Current assets, less current liabilities(4)                     1,500,000                  1.36
    General intangibles                                               100,000                   .09
                                                                  -----------                ------

Total Exchange Value                                              $13,044,000                $11.83
Estimated Number of Shares of Common Stock to be Issued
  Per Partnership Unit(5)
                                                                  -----------                ------

(1)  No Exchange Value is attributable to the General Partner's interest.
(2)  Obtained by dividing the Total Exchange Value by 1,102,631 Partnership
     Units.
(3) Value of estimated future net cash flows from Proved Reserves of the Partnership as of July 1, 1998, as reflected in the fair market value report dated July 22, 1998 for the Partnership as of that date issued by H.J. Gruy and Associates, Inc., independent petroleum engineers.
(4) Estimated net book value of current assets and liabilities at June 30, 1998.
(5) Obtained by dividing the Total Exchange Value by the Common Stock price of $______, as of August __ 1998 subject to adjustment due to subsequent stock price fluctuation.

         Proved Reserves

         Proved Reserves of the Partnership and the estimated future net cash flows attributable thereto were derived from the fair market value report dated July 22, 1998 for the Partnership prepared by H.J. Gruy and Associates, Inc. (the "Gruy Report"). The reserve estimates were prepared in accordance with SEC regulations concerning reserve categories, with estimated future net cash flows from Proved Reserves based on prices as of July 1, 1998 with certain escalations of prices and costs over the estimated life of the reserves and discounted at 10% per annum ("PV 10"). A suitable risk adjustment factor was applied during the evaluation process utilized by Gruy to obtain the estimated future net cash flows from the Proved Reserves of the Partnership to account for uncertainties inherent in projecting future production rates, and, except for price and cost escalation assumptions used by Gruy, no adjustment was made to take into account fluctuations in oil and gas prices after July 1, 1998.

         General Intangibles

         In determining the value attributed to general intangibles, Middle Bay evaluated the success to date of the Partnership, total consideration paid to date to Investors and the value to Middle Bay of dissolving and liquidating the Partnership so that Middle Bay can focus on its current operations and reduce the administrative burdens associated with operating the Partnership.

         From inception through July, 1998, the Partnership has made cash distributions to Unitholders aggregating $5,154,285, or $4.67 per Unit. Assuming that an Investor in the Partnership elects to hold his or her shares of Common Stock and the aggregate market price of the shares of Common Stock received per Unit remains at or above the Exchange Value of $11.83, Middle Bay believes that Unitholders will have received consideration in the form of cash distributions and Common Stock of approximately ___% of the initial investment in the Partnership, without regard to any tax benefits received by the participants. Middle Bay believes that Unitholders will not receive any value for the general intangibles in any alternative to the Exchange.

         Uncertainties Inherent in Valuation Methodology

         There are numerous uncertainties inherent in estimating quantities and production rates of hydrocarbons. Estimates of the Partnership's Proved Reserves by independent petroleum engineers other than Gruy could result in higher or lower valuations than those determined by Gruy. The Exchange Values may not reflect the value of the Units or the value of the properties attributable to the Units if sold to an unaffiliated third party or parties in an arm's-length transaction.

CONSENT PROCEDURES

         To tender Partnership Units in exchange for Common Stock at the Exchange Rate and thereby consent to the Proposal, each Unitholder should complete and sign the Letter of Transmittal accompanying this Prospectus (a form of which is included as Exhibit "C") and return it to Middle Bay during the 30-day period ending at 5:00 p.m. Central Time on _________, 1998 (the "Expiration Date"). The Expiration Date may be extended for up to an additional ten-day period, although no extension is presently contemplated. Middle Bay will not accept tenders of less than all of the Partnership Units held by a Unitholder. Tenders of Units and consents to the Proposal may be withdrawn upon written notice to Middle Bay received at any time prior to the Expiration Date.

CONDITIONS TO EXCHANGE

         The Exchange Offer is expected to be consummated on the Closing Date, which shall be no more than five days following the Expiration Date, as extended. The Exchange Offer to the Partnership is conditioned upon consent of 60% of the Units to the Proposal and the absence of any material adverse development affecting the Partnership or Middle Bay, as determined by Middle Bay in its sole discretion. On the Closing Date, subject to satisfaction of these conditions, Middle Bay intends to accept all Units validly tendered and not withdrawn pursuant to the Exchange Offer.

REGULATORY APPROVALS

         No federal or state regulatory approval is required in connection with the Exchange Offer or the adoption of the Proposal by the Partnership.

                      SELECTED FINANCIAL DATA - MIDDLE BAY

MIDDLE BAY HISTORICAL AND UNAUDITED PRO-FORMA FINANCIAL DATA

         The following selected consolidated financial data for Middle Bay as of and for each of the years ended December 31, 1996 and 1997 are derived from Middle Bay's audited consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 1998 and 1997 are derived from Middle Bay's unaudited financial statements. In the opinion of management, such unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations as of and for the periods presented. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998. The pro-forma operating data and pro-forma balance sheet data below give effect to the Exchange Offer as if it had been completed on January 1, 1997 and March 31, 1998, respectively. The selected consolidated financial data below should be read in conjunction with Middle Bay's consolidated financial statements and related notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and Pro-Forma Financial Information included elsewhere herein or incorporated by reference herein.

                                                                                             (Unaudited)
                                                                                         Three Months Ended
                                                     Years Ended December 31,                 March 31,
                                                     ------------------------                 ---------
                                                      1996             1997               1997             1998
                                                      ----             ----               ----             ----
Operating Data                                                (in thousands, except per-share amounts)
    Oil and gas sales                               $ 4,475         $ 10,213           $  1,876         $  2,632
    Delay rental and lease bonus income                  --              975                 --               --
    Other                                               412              245                 26              125
                                                    -------         --------           --------         --------
    Total Revenue                                     4,887           11,433              1,902            2,757

Costs and Expenses

    Operating expenses, including production
      taxes                                           1,516            3,849                643            1,184
    Exploration costs                                    --              223                 --              746
    Impairment expense                                  277           21,148                 --               --
    Dryhole costs                                       429            1,119                181              469
    Depletion, depreciation and amortization          1,185            4,567                479            1,118
    Interest                                            505              671                136              255
    Stock compensation expense                           --              202                 --               34
    General and administrative                          662            2,361                422            1,093
    Other                                                32              317                 --               --
                                                    -------         --------           --------         --------
    Total Expenses                                    4,606           34,457              1,861            4,899

Income (loss) before income taxes                       281          (23,024)                41           (2,142)
Income tax expense (credit)                              75           (7,445)                --             (728)
                                                    -------         --------           --------         --------
Net income (loss)                                       206          (15,579)                41           (1,414)
Dividends to preferred stockholders                      --              605                 63               68
                                                    -------         --------           --------         --------

Net income (loss) available to stockholders         $   206         $(16,184)          $    (22)        $ (1,482)
                                                    =======         ========           ========         ========

Net income (loss) per common share
    Basic                                           $  0.15         $  (4.76)          $  (0.01)        $  (0.22)
    Diluted                                            0.14            (4.76)             (0.01)           (0.22)

Total assets                                         13,185           37,253             25,355           61,738

Long-term debt                                        5,158            9,715              5,290           24,500
Redeemable common stock                                 421               --                421               --
Dividends per share                                      --               --                 --               --


                                                                                                (Unaudited)
                                                         At December 31,                     At March 31, 1998
                                                         ---------------                     -----------------
                                                      1996             1997            Historical        Pro-Forma
                                                      ----             ----            ----------        ---------
Balance Sheet Data                                            (in thousands, except per-share amounts)
    Working capital (deficit)                           786            1,313              2,475            1,475
    Total assets                                     13,185           37,253             61,738           71,130
    Long-term obligations, net of current
       portion                                        5,158            9,715             24,500           30,000
    Stockholders' equity                              6,037           19,866             18,418           33,384

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with Middle Bay's Financial Statements and Notes thereto set forth herein.

RESULTS OF OPERATIONS -- 1997

         The factors that most significantly affect Middle Bay's results of operations are (i) the sales price of crude oil and natural gas, (ii) the level of production volumes, (iii) the level of lease operating expenses, and (iv) the level of interest rates. Sales of production and level of borrowing are significantly impacted by Middle Bay's ability to maintain or increase its production from existing oil and gas properties or through its exploration and development activities. Sales prices received by Middle Bay for oil and gas have fluctuated significantly from period to period. The fluctuations in oil prices during these periods reflect market uncertainty regarding the inability of OPEC to control the production of its member countries, production from Iraq, as well as concerns related to the global supply and demand for crude oil. Gas prices received by Middle Bay fluctuate generally with changes in the spot market price for gas. Relatively modest changes in either oil or gas prices significantly impact Middle Bay's results of operations and cash flow and could significantly impact Middle Bay's borrowing capacity.

         The table below details the changes in oil and gas revenues, excluding plant and other revenues, caused by price and volume changes for the years ending December 31, 1997, 1996 and 1995.

                                                         1997              1996              1995
                                                         ----              ----              ----
                  Oil Revenues
                    Change due to volume             $ 2,942,138         $ 32,436         $ 576,865
                    Change due to price                 (478,122)         437,285           102,558
                    Total change                       2,464,016          469,271           679,423

                  Gas Revenues
                    Change due to volume             $ 2,161,383         $ 149,921        $ 277,755
                    Change due to price                  201,483           708,386         (182,391)
                    Total change                       2,362,866           858,307           95,364


FISCAL 1997

         Total revenues for the twelve months ended December 31, 1997, of $11,433,000, were $6,546,000 higher than the same period in 1996. The increase in total revenues was due primarily to higher oil and gas revenues of $4,827,000, consisting primarily of a $2,464,000 increase in oil revenues and a $2,363,000 increase in gas revenues. Also contributing to the revenue increase was $920,000 in revenue from gas processing at the gas plant located at the Spivey Field and $975,000 in lease bonus and delay rental income on the fee mineral acreage in Louisiana. The gas processing plant was acquired in the February 28, 1997 Bison

Merger. The increase in oil and gas revenues from 1996 to 1997 was primarily the result of increases in production which resulted from the Bison and Shore Mergers. Production from the Bison and Shore Mergers is included from March 1 and July 1, 1997, respectively. Production of oil and gas for the twelve months ended December 31, 1997, increased 133% and 96%, respectively, over the comparable period. During the twelve-month period ended December 31, 1997, Middle Bay sold 254,000 barrels of oil and 1,929,000 Mcf of gas, as compared to 109,000 barrels of oil and 983,000 Mcf of gas for the comparable period. Oil production for 1997 was 145,000 barrels higher due primarily to a 58,000 barrel increase from the Bison Merger and a 76,000 barrel increase from the Shore Merger. Gas production in 1997 was 946,000 Mcf higher due primarily to a 521,000 Mcf increase from the Bison Merger, a 335,000 Mcf increase from the Shore Merger and a 188,000 Mcf increase from the Riceville Acquisition. The price received on the gas sold in 1997 of $2.39 per Mcf was slightly higher than the $2.28 per Mcf received in the comparable period. Oil prices in 1997 of $18.38 per barrel were 9% lower than the $20.26 per barrel received in the comparable period.

         Middle Bay received approximately $975,000 in lease bonus and delay rental income on the fee mineral acreage acquired in the Shore Merger over the six-month period ending December 31, 1997.

         The increase in total revenues of $6,546,000 was less than the increase in total expenses, before income taxes, of $29,851,000. The principal reasons for the increase in the overall level of expenses are (1) increased oil and gas property impairment charge of $20,870,000; (2) increased lease operating and depletion expenses of $5,715,000 from properties acquired in the Bison and Shore Mergers which are included with Middle Bay's expenses from March 1 and July 1, respectively; and (3) increased G&A expenses of $1,699,000 due to increased number of employees from the Bison and Shore Mergers and higher overall administrative expenses due to the increased level of activity.

         In the fourth quarter of 1997, Middle Bay charged to impairment expense $21,148,000 versus $278,000 in the comparable period. The impairment expense was computed applying the guidelines of FAS #121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Expected undiscounted future cash flow is defined as "the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows (undiscounted and without interest charges)." Independent oil and gas engineers determine the expected future undiscounted cash flows. To determine the expected future undiscounted cash flows of each property, the engineers estimated each property's oil and gas reserves, relied on certain information supplied by Middle Bay regarding the oil and gas reserves, applied certain assumptions regarding price and cost escalations, and applied certain discount factors for risk, location, type of ownership interest, category of reserves, operational characteristics and other factors. Estimates of expected future undiscounted cash flows are to represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future undiscounted cash flows, impairment exists and is measured by the excess of the carrying value over the estimated fair value of the asset. Fair value is defined in the statement as the "amount at which the asset could be bought or sold in a current transaction between willing parties."

         The impairment expense in the current period of $21,148,000 was primarily attributable to impairments on three fields--the Esther Field, Spivey Field and Wellman Field--amounting to $8,394,000, $6,127,000 and $2,257,000, respectively. The Esther and Wellman Fields were acquired in the Shore Merger, and the Spivey Field was acquired in the Bison Merger. The impairment on the Esther Field in Vermilion Parish, Louisiana was due primarily to a change in the category of reserves from Proved Undeveloped to Probable Undeveloped and changes in the economics of the development of the reserves. The category of the reserves was changed due to an abandoned sidetrack attempt in February, 1998 by the operator on the Proved Undeveloped Reserves. The impairment on the Spivey Field was due primarily to a decrease in the level of oil prices and changes in the economics of the Proved Undeveloped Reserves due to information obtained from the wells drilled in 1997. The impairment on the Wellman Field in Terry County, Texas was due primarily to decreases in oil prices. Since July 1, 1997, the posted price of WTI crude oil has fallen from approximately $18.00 per barrel to $15.00 per barrel at December 31, 1997 or 17%. The total oil equivalent reserves of the Wellman Field are 95% oil. The remaining impairment expense of approximately $4,370,000 is attributable to several fields. The principal reasons for the impairment on these fields are the decrease in oil prices and the decrease or cessation of oil and gas production.

         Lease operating expenses of $3,849,000 increased by $2,333,000. The increase was due primarily to the Bison and Shore Mergers which increased lease operating expenses $1,067,000 and $915,000, respectively. Depletion expense of $4,567,000 increased by $3,382,000. Depletion increased primarily due to the Bison and Shore Mergers which increased depletion by $1,279,000 and $1,270,000, respectively. Interest expense of $671,000 increased by $166,000 due to a higher loan balance. Dry-hole expense of $1,119,000 increased by $690,000 due primarily to abandonment costs on three unsuccessful Exploratory Wells drilled in Louisiana--the Shore Oil Company #1, the Sabine #1 and the Middle Bay Oil Company #1--with dry-hole costs of $311,000, $177,000 and $168,000, respectively. General and administrative expense of $2,361,000 increased by $1,699,000, due primarily to higher salary expense of $724,000, higher professional fees of $347,000, higher office expenses of $128,000, and higher IRA/SEP/Other Bonus expenses of $123,000. The remaining increase in general and administrative expenses was over several expense categories and was due primarily to an increase in the overall level of activity at Middle Bay as a result of the Bison and Shore Mergers. The increase in salary expense is due to increases in salaries of existing employees and salaries associated with employees added in the Bison and Shore Mergers. At the time of the Bison Merger, seven employees occupied the Wichita, Kansas office. Effective August 1, 1997, only four employees will be occupying the Wichita, Kansas office--the President of Bison, an engineer, geologist and secretary. The President of Shore, an engineer and a secretary were added in the Shore Merger. In addition, Middle Bay hired a land manager in July to manage Middle Bay's land and mineral records and an accounting supervisor in October to assist with the increased accounting workload. Stock compensation expense of $202,000 increased by $202,000 due to the vesting of 50% of the restricted stock granted to certain Company employees in February, 1997. The remaining 50% will fully vest on June 30, 1998. Other expenses of $317,000 increased $285,000 over the comparable period. The primary reason for the increase was expenses associated with the Bison and Shore Mergers.

         Middle Bay reported an operating loss of $23,024,000 for the year ended December 31, 1997, as compared to an operating profit of $280,000 in the comparable period.

         Middle Bay reported a deferred tax benefit of $7,451,249 for the year ended 1997 versus a deferred tax expense of $70,000 in the comparable period. The primary reason for the deferred tax benefit in 1997 was the oil and gas reserve impairment on the properties acquired in the Bison and Shore Mergers in 1997 and the NPC Merger in 1996. These three mergers were tax-free mergers, and the tax basis of the oil and gas properties acquired were carried over on Middle Bay's books at the merger dates. For accounting purposes, the three mergers were purchases and the oil and gas properties were recorded on Middle Bay's books at fair market value on the merger dates. The fair market value was much higher than the carryover tax basis and a deferred tax liability at the prevailing tax rate was recorded for the difference. The total deferred tax liability that was recorded on Middle Bay's books for the Bison, Shore and NPC Mergers was approximately $12 million. When the impairment reduced the carrying amount of the oil and gas properties for accounting purposes but not for tax purposes, the difference between the accounting and tax basis of the properties was reduced and the deferred tax liability was reduced accordingly, resulting in a deferred tax benefit.

         Middle Bay reported a net loss of $15,579,340 versus net income of $205,500 for the comparable period. Middle Bay paid preferred dividends of $605,000 in the current period and reported a net loss to common stockholders of $16,184,052 versus net income available to common stockholders of $205,000 for the comparable period. No preferred dividends were paid in 1996.

FISCAL 1996

         Total revenues for the twelve months ended December 31, 1996, of $4,886,000, were $1,348,000 higher than the comparable period. The increase in total revenues was due primarily to higher oil and gas revenues of $1,236,000, consisting primarily of a $469,000 increase in oil revenues and a $858,000 increase in gas revenues. Total revenues also increased due to higher other income of $199,000, due primarily to a gas contract settlement of $263,000. The increase in oil and gas revenues from 1996 to 1995 was primarily the result of higher oil and gas prices. Production of oil and gas for the twelve months ended December 31, 1996, increased 1% and 7%, respectively, over the comparable period. During the twelve-month period ended December 31, 1996, Middle Bay sold 109,000 barrels of oil and 983,000 Mcf of gas, as compared to 107,000 barrels of oil and 917,000 Mcf of gas for the comparable period. Oil production for 1996 was 1,600 barrels higher due to a 4,300 barrel increase from the successful wells in the Brigham Agreement, a 500 barrel increase in existing properties, and a decrease of 3,200 barrels from properties sold in 1996. Gas production in 1996 was 66,000 Mcf higher due to a 25,000 Mcf increase from the successful wells in the Brigham Agreement and a 78,000 Mcf increase in existing properties offset by a decrease of 37,000 Mcf from properties sold in 1996. The price received on the gas sold in 1996 of $2.28 per Mcf was higher than the $1.52 per Mcf received in the comparable period. Oil prices in 1996 of $20.26 per barrel were 25% higher than the $16.17 per barrel received in the comparable period.

         The increase in total revenues of $1,348,000 was more than the increase in total expenses of $646,000. Increases in dry-hole costs and depreciation and depletion expense accounted for approximately 91% of the total expense increase.

         Lease operating expenses of $1,516,000 increased by $79,000 as a result of higher expenses on existing properties of $138,000 and expenses on successful wells in the Brigham Agreement of $4,300 offset by reductions due to properties sold in 1996 of $63,000. Interest expense of $505,000 decreased by $15,000 due to lower interest rates and payments on principal in 1996. Dry-hole expense increased by $346,000 due primarily to abandonment costs of $421,000 associated with the unsuccessful wells drilled in the Brigham Agreement. Depletion expense of $1,397,000 increased by $256,000. Regular depletion of $1,119,000 increased by $134,000 due primarily to higher depletion on existing properties. Write-offs of proven properties in accordance with SFAS #121 of $277,000 increased by $121,000. Of the total writedown, 75% is from three single well fields in Louisiana. One of the fields was the Lake Decade Field which was a major property in 1995. It contributed $91,000 to cash flow in 1996 before it ceased producing in December 1996, resulting in an impairment expense of $59,000. The other two fields, which produced very little in 1996, were minor properties contributing less than $20,000 to cash flow in 1995, and producing impairment losses of $95,000 and $55,000. The remaining impairment expense resulted from several properties, none of which were significant properties in terms of discounted present value and were primarily mature, small properties that did not contribute significantly to Middle Bay's cash flow in 1996 and 1995. Depreciation expense of $60,000 decreased $15,000 due to lower depreciation on lease and well equipment and corporate office furniture and fixtures which are depreciated on an accelerated method which declines over the useful life of the asset. General and administrative expenses decreased by $3,900, due primarily to Middle Bay's lower 1996 SEP/IRA and 1% NPI contributions of $12,000 compared to the $60,000 in contributions in 1995, lower accounting expenses of $14,000 and lower miscellaneous expenses of $18,000 which were partially offset by higher travel and entertainment expenses of $47,000 and higher legal expenses of $12,000.

         Middle Bay reported an operating profit of $280,000 for the year ended December 31, 1996 as compared to an operating loss of $421,000 in 1995. If the 1996 nonrecurring credits of $303,000 consisting of the gas contract settlement of $263,000 and lease operating expense credit of $40,000, were offset against the 1995 nonrecurring expenses of $62,000, the operating loss would have decreased by $336,000.

         Middle Bay reported net income of $205,000 for the year ended December 31, 1996, versus a net loss of $331,000 for the comparable period.

THREE MONTHS ENDED MARCH 31, 1997 AND 1998

         Total revenues for the three months ended March 31, 1998 of $2,757,000 were $856,000 higher than the comparable period. The increase in total revenues was due principally to higher oil and gas revenues of $756,000.

         The increase in oil and gas revenues consisted primarily of a $364,000 increase in oil revenues and a $349,000 increase in gas revenues. The increase in oil and gas revenues was the result of higher oil and gas production. Production of oil increased 116% and production of gas increased 72% over the comparable period. The oil production increase of 50,141 barrels and the gas production increase of 219,034 Mcf were due primarily to the Shore Merger and the Riceville Acquisition. During the three-month period ended March 31, 1998, Middle Bay sold 93,260 barrels of oil and 521,556 Mcf of gas, as compared to 43,119 barrels and 302,522 Mcf for the comparable period. The average price received on the gas sold in 1998 of $2.28 per Mcf was 18% lower than the $2.77 per Mcf received in the comparable period. The average price received on the oil sold in 1998 of $13.94 per barrel was 36% lower than the $21.71 per barrel received in the comparable period.

         Total expenses increased by $3,038,000 over the comparable period. Due to the growth of Middle Bay over the last twelve months, all categories of expenses increased. Lease operating expenses increased $541,000. The increase was due principally to the additional expenses on the properties acquired in the Bison and Shore Mergers. Depletion and depreciation expense increased by $639,000. Depletion was higher due to depletion on properties acquired in the Bison and Shore Mergers and the Riceville Acquisition.

         General and administrative expenses ("G&A") increased by $671,000. The increase in G&A consists primarily of a $236,000 increase in salaries, $132,000 in performance bonuses for the previous year and an increase of $247,000 in engineering, accounting and legal expenses. The increase in salary expense was due to increases in salaries of existing employees, salaries of new employees and salaries associated with employees added in the Bison and Shore Mergers. For the current period, Middle Bay had 17 full-time employees; eight employees were added through the Bison and Shore Mergers, and the Company hired a land manager and accountant and lost one employee. In addition, during the comparable period before the Bison Merger, Middle Bay had eight full-time employees. The performance bonus was paid to certain key employees upon recommendation by the Compensation Committee after an appraisal of Middle Bay's performance for the year ended 1997.

         Dryhole expenses increased by $288,000. In the current period, the dryhole expense of $469,000 consisted principally of $199,000 for the dryhole on the South Highbaugh Prospect. Additional dryhole expenses of $102,000 on two dryholes on the Reflection Ridge Prospect and $130,000 on the Middle Bay Oil Co. #1 were expensed in the current period. The Reflection Ridge wells and the Middle Bay Oil Co. #1 were drilled and abandoned in the fourth quarter of 1997. Dryhole expenses in the comparable period consisted principally of costs through the Brigham Agreement.

         Geological and geophysical expenses ("G&G") increased by $746,000. In the current period, Middle Bay spent approximately $740,000 in G&G expenses on the Hawkins Ranch Prospect in Matagorda County, Texas. No G&G expenses were incurred in the comparable period. Stock compensation expense increased by $33,700 due to the vesting of the restricted stock granted to certain Middle Bay employees in February, 1997. All of the stock will be vested by June 30, 1998. Interest expense increased by $120,000, due primarily to a higher loan balance.

         Middle Bay reported an operating loss of $2,143,000 for the three months ended March 31, 1998, versus operating income of $40,000 for the comparable period. Middle Bay reported a deferred income tax benefit of $728,000 in the current period. No deferred taxes were recorded in the comparable period. Middle Bay reported a net loss of $1,414,000 for the three months ended March 31, 1998, versus net income of $40,000 for the comparable period. After considering the preferred stock dividend requirement of $68,000 in the current period and $63,000 in the comparable period, Middle Bay reported a net loss available to common shareholders in the current and comparable periods of $1,482,000 and $22,000, respectively.

EFFECTS OF OIL AND GAS PRICE FLUCTUATIONS

         Fluctuations in the price of crude oil and natural gas significantly affect Middle Bay's operations and the value of its assets. As a result of the instability and volatility of crude oil and natural gas prices, financial institutions have become more selective in the energy lending area and have reduced the percentage of existing reserves that may qualify for the borrowing base to support energy loans.

         Middle Bay's principal source of cash flow is the production and sale of its crude oil and natural gas reserves which are depleting assets. Cash flow from oil and gas production sales depends upon the quantity of production and the price obtained for that production. An increase in prices permits Middle Bay to finance its operations to a greater extent with internally-generated funds, allow Middle Bay to obtain equity financing more easily and lessens the difficulty of attracting financing alternatives available to Middle Bay from industry partners and nonindustry investors. However, price increases heighten the competition for Leases and Prospects, increase the costs of exploration and development activities and increase the risks associated with the purchase of Producing Properties.

         A decline in oil and gas prices (i) reduces the cash flow internally generated by Middle Bay, which in turn reduces the funds available for servicing debt and exploring for and replacing oil and gas reserves, (ii) increases the difficulty of obtaining equity financing, (iii) reduces the number of Leases and Prospects available to Middle Bay on reasonable economic terms and (iv) increases the difficulty of attracting financing alternatives available to Middle Bay from industry partners and nonindustry investors. However, price declines reduce the competition for Leases and Prospects and correspondingly reduce the prices paid for Leases and Prospects. Furthermore, exploration and production costs generally decline, although the decline may not be at the same rate of decline of oil and gas prices.

         Since September, 1997, the price of oil has declined dramatically. The posted price of WTI crude oil has declined from a high of approximately $20.00 per barrel in October, 1997 to lows in June, 1998 of approximately $9.00 per barrel. The average posted price of WTI crude oil for the year 1997 was approximately $18 per barrel. As of May 31, 1998, approximately 40% of Middle Bay's proved developed producing oil and gas reserves, on a BOE basis, are oil. If oil prices remain at or near the June, 1998 levels, Middle Bay's revenue and cash flow will decrease relative to the year ended 1997. Gas prices peaked in November, 1997, but have declined approximately 20% since December, 1997.

SEASONALITY

         The results of operations of Middle Bay are somewhat seasonal due to seasonal fluctuations in the price for natural gas. Generally, natural gas prices are higher in the first and fourth quarter of the year due to colder winter weather and resulting higher demand for natural gas during these months. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results on an annual basis.

INFLATION AND CHANGING PRICES

         Inflation principally affects the costs required to drill, complete and operate oil and gas wells. In recent years, inflation has had a minimal effect on the operations of Middle Bay. Costs have generally declined over the near future due to the decrease in drilling activity in the United States. Unless increasing oil and gas prices spur large increases in industry activities, management believes costs will remain relatively stable over the next year.

CAPITAL RESOURCES AND LIQUIDITY -- FISCAL 1997 AND FISCAL 1996

         Cash flow from operations before working capital changes of $2,925,000 increased $1,225,000 over the comparable period. This increase was due to a $3,184,000 increase in oil and gas cash flow, an increase of $554,000 in other income offset by increases in general and administrative costs of $1,654,000, dry-hole costs of $691,000, interest expense of $166,000 and $1,000 in current income taxes. Increased oil and gas operations cash flow before working capital changes was principally the result of increases in oil and gas production. The other income increase was due primarily to lease bonus and delay rental income on the minerals acquired in the Shore Merger.

         Cash flow from operating activities for the year ending December 31, 1997, of $2,582,000 increased $1,193,000 over the comparable period. Changes in working capital reduced cash flow by $32,000 over the comparable period. Differences in the amount and timing of accrual and payment of payables and the accrual and receipt of revenues account for the changes in working capital.

         Additions to oil and gas properties were higher than the comparable period due to the Bison and Shore Mergers and increased acquisitions and drilling in the current period. The increase in the amount of cash used for debt payments was due primarily to the $2,105,000 refinancing of the term note assumed in the Shore Merger and the $385,000 of payments and refinancing on the note assumed in the NPC Merger. No principal payments have been required over the period April 1, 1996 to December 31, 1997 on Middle Bay's $6 million, $15 million and $50 million convertible loans. The increase in the proceeds from debt issued was due to the refinancing of the notes assumed in the Shore and NPC Mergers, $3,000,000 issued in the Riceville Acquisition and the financing of the leasehold and seismic costs in the amount of $385,000 associated with the Reflection Ridge Prospect. The increase in proceeds from issuance of preferred stock was due to the preferred stock issued to finance portions of the Bison and Shore Mergers.

         Middle Bay's operating activities provided net cash of $2,582,000 for the year ending December 31, 1997. During this period, net cash from operations and cash on hand was used principally for exploratory and developmental drilling of $2,004,000, workovers of $431,000, exploration prospects of $415,000 and proved property acquisitions of $921,000. Debt proceeds were used to finance $3,000,000 of proved property acquisition and $285,000 of prospects. Common stock was issued for $260,000 of proved property acquisitions, excluding mergers. Of the $2,004,000 spent on exploratory and developmental drilling, approximately $420,000 was spent in the Brigham Agreement, $880,000 in the Spivey Field in Kansas, $100,000 in the Wellman Unit in Texas, and the remainder was spent on several wells in Louisiana, Mississippi and Oklahoma. Of the $431,000 spent on workovers, approximately $80,000 was spent at Wild Fork Creek

Field in Alabama, $44,000 at the Wright Field in Louisiana, $30,000 at Magnolia in Arkansas and $25,000 at Lake Trammel Field in Texas. The remaining amount was spent on several different properties. The $700,000 total amount spent on prospects consisted primarily of $286,000 on Reflection Ridge in Kansas, $232,000 on Hawkins Ranch in Texas, $67,000 on the Sherburne Prospect in Louisiana, $31,000 on the Quarry Prospect in New Mexico and $55,000 on S. Highbaugh in Texas. Middle Bay spent $7,140,000 on the Bison Merger. This includes the $1,446,000 in non-oil and gas assets, which were subsequently sold for the amount paid. Middle Bay spent $514,000 on the Shore Merger. Amounts spent on debt retirement consisted principally of the payment in full of the note assumed in the Shore Merger of $2,105,000, monthly principal payments on the $385,000 term note assumed in the NPC Merger and the refinancing of the NPC term note of $274,000. The principal payments on the $6 million convertible loan were suspended when Middle Bay converted the $5.6 million term note to a $6 million convertible loan on April 3, 1996.

         Middle Bay incurred $1,119,000 in dry hole costs consisting principally of three wells drilled in Louisiana and one well drilled in Oklahoma. The Louisiana wells were the Shore Oil Company #1, the Sabine #1 and the Middle Bay Oil Company #1 with dry-hole costs of $311,000, $177,000 and $168,000, respectively. The Oklahoma well was the Hannah #1 with a dry hole cost of $301,000.

         Middle Bay incurred $223,000 in geological and geophysical costs ("G&G Costs") which consisted primarily of $130,000 in geological and geophysical costs on the Reflection Ridge Prospect and $62,000 on the Hawkins Ranch Prospect. The above discussion of capital costs does not include amounts expensed as dry hole and geological and geophysical costs.

         Middle Bay had current assets of $4,223,000 and current liabilities of $2,891,000, which resulted in working capital of $1,332,000 at December 31, 1997. This was an increase of $546,000 from working capital of $786,000 at December 31, 1996. Working capital increased primarily due to increased cash flow from operations, cash proceeds from stock option exercises, and no monthly principal payments on the Convertible Loan, offset partially by increased amounts spent on exploratory and developmental drilling and working capital changes. The current maturity of long-term debt was higher in 1997 because of the larger principal balance requiring payment in the following year. In 1997, the $50 million Convertible Loan requires principal payments beginning April 1, 1998 versus the $6 million Convertible Loan requiring principal payments beginning October 1, 1997 in the comparable period. Middle Bay's current ratio of 2.78, calculated under the terms of the Convertible Loan which excludes stockholder receivables and debt due under the $50 million Convertible Loan, is in excess of the 0.90 to 1.00 required.

CAPITAL RESOURCES AND LIQUIDITY -- THREE MONTHS ENDED MARCH 31, 1997 AND 1998

         Cash flow from operating activities for the three months ended March 31, 1998 of $1,564,000 increased $868,000 over the comparable period. The increase was due primarily to working capital changes offset by a decrease in cash flow from higher geological and geophysical expenses, higher dry-hole expenses and higher general and administrative expenses. Cash flow from oil and gas properties increased $216,000 over the comparable period. Oil and gas prices decreased 36% and 18%, respectively, while oil and gas production increased 116% and 72%, respectively. The change in working capital increased cash flow by $2,091,000 over the comparable period. The change in working capital was caused principally by timing differences in the payment of expenses and receipt of revenues. The cash flow to debt coverage ratio of 203.62 is greater than the 1.25 required under the $100 million credit facility. There were no required principal payments under the $100 million credit facility in the current period.

         Additions to oil and gas properties were higher than the comparable period due primarily to the increased drilling activity. The amount spent on acquisitions is higher due to the Enex acquisition (the "Enex Acquisition") which closed March 27, 1998. Middle Bay acquired approximately 79% of Enex common stock for cash in a tender offer that expired March 27, 1998. The increase in the amount of cash used for debt payments was due to replacement of the $50 million Convertible Loan, with a principal balance of $10,956,000, with the $100 million credit facility. No monthly principal payments have been required over the period April 1, 1997 to March 31, 1998 on Middle Bay's $6 million, $15 million and $50 million Convertible Loans. The increase in the proceeds from debt issued was due to the proceeds from the $100 million credit facility which were used to replace the $50 million Convertible Loan and to finance the Enex Acquisition. No preferred stock was issued in the current period versus the $6 million issued under the Preferred Stock Agreement with Kaiser-Francis in the comparable period. Kaiser-Francis converted all of the Series A Preferred Stock on January 31, 1998.

         Middle Bay's operating activities provided net cash of $1,564,000 for the three-month period ended March 31, 1998. During this period, net cash from operations and cash on hand was used principally for acquisitions and exploratory and developmental drilling. Approximately $149,000 was spent to acquire a well in the Spivey Field. Approximately $650,000 was spent on exploratory drilling. The principal exploratory wells in the current period were the S. Highbaugh Prospect well ($199,000), the Sherburne Prospect well ($219,000) and the Middle Bay Oil Co. #1 well ($130,000). Approximately $900,000 was spent on developmental drilling. The principal developmental well drilled in the current period was the Kuehling #1 sidetrack ($529,000) which was unsuccessful. Additional developmental drilling was done in the Convis, Custer City, Lake Trammel, Spivey and Wellman Fields. Middle Bay spent approximately $15,966,000 on the Enex Acquisition which was financed entirely with debt proceeds from the $100 million credit facility. Amounts spent on debt retirement consisted principally of the replacement of the $50 million convertible loan.

         Middle Bay had current assets of $9,575,000 and current liabilities of $7,100,000, which resulted in working capital of $2,475,000 as of March 31, 1998. This was an increase of $1,162,000 from the working capital of $1,313,000 as of December 31, 1997. Working capital increased primarily due to working capital acquired in the Enex Acquisition. Middle Bay's working capital at March 31, 1998, before the Enex transaction, was $132,000. Middle Bay's current ratio of 2.07, calculated under the terms of the $100 million credit facility, which excludes stockholder receivables and debt due under the $100 million credit facility, was in excess of the 0.90 to 1.00 required.

         In general, because natural gas and oil reserves are depleted by production, Middle Bay's success is dependent upon the results of its acquisition, development and exploration activities. Middle Bay's strategy is to acquire and develop proved producing and proved undeveloped properties, enhance and exploit its existing properties for reserves and to invest in a limited amount of exploratory and developmental drilling projects. Middle Bay expects to incur a minimum of $2,300,000 in capital expenditures over the next twelve months for exploratory and developmental activities. The capital expenditures for drilling are expected to be allocated to recomplete a well in the Esther Field for $400,000, drill a well on the Sherburne Prospect for $288,000, on the S. Highbaugh Prospect for $150,000, on the Quarry Prospect for $140,000 and shoot, process and interpret seismic and acquire leases on the Hawkins Ranch Prospect for $1,300,000. The developmental and exploratory drilling activities will be funded by internally generated cash flows. Capital expenditures above $2.3 million will be contingent on a number of factors including current and expected prices of oil and gas, timing of completion of 3-D seismic data acquisition on the Hawkins Ranch Prospect, results of exploration and development drilling and potential additional mergers and acquisitions Middle Bay is currently evaluating.

         As of March 16, 1998, Middle Bay had funded the sidetracking of the Kuehling #1 well in the Esther Field for $400,000 and a well in the S. Highbaugh Prospect in Tyler County, Texas for $150,000. The operator abandoned the recompletion attempt after encountering a split casing, and the well in S. Highbaugh was a dry hole. In addition, Middle Bay purchased additional interest and seismic on the Hawkins Ranch Prospect for approximately $250,000.

         Under the terms of the Janex Acquisition, Middle Bay has a contingent obligation to repurchase 142,107 common shares issued in the Janex Acquisition, upon written notice delivered to Middle Bay, beginning five years after the closing date and continuing for thirty days thereafter, at a price of $6.00 per share. This obligation shall terminate if Middle Bay's stock trades at a share price of $8.00 or greater for twenty consecutive trading days during the thirty-six month period ending November 1, 1998. At the close of trading on April 7, 1997, Middle Bay's common stock had traded at an ask price that was equal to, or exceeded, $8.00 per share for twenty consecutive trading days. Therefore, the contingent obligation represented by the redeemable common stock balance on Middle Bay's balance sheet in the amount of $421,179 was reclassified to additional paid-in capital effective April 7, 1997.

         On April 3, 1996, the Bank converted its $5.6 million term note into a $6.0 million, one-year, revolving line-of-credit (the "$6 million Convertible Loan"), effective April 1, 1996. The $6 million Convertible Loan required monthly payments of interest only at prime plus 1.5% and converted into a term note payable in seventy-one consecutive equal monthly principal and interest payments at prime plus 1.5%, with the remaining principal and interest payment due on March 31, 2003. Effective, March 31, 1997, Middle Bay refinanced the $6 million Convertible Loan at its current principal balance of $5,186,596 with a $15 million Convertible Loan. The $15 million Convertible Loan required monthly payments of interest only at prime for one year and converts into a term note payable in seventy-one consecutive equal monthly principal and interest payments at prime, with the remaining principal and interest payment due on March 31, 2004. The $15 million Convertible Loan also required payment of a commitment fee equal to an annual rate of three-eighths percent of the excess of the borrowing base over the principal balance of the convertible note. Effective September 1, 1997, Middle Bay refinanced the $15 million Convertible Loan at its current principal balance of $5,851,298 with a $50 million Convertible Loan. The $50 million Convertible Loan requires monthly payments of interest only at a fixed rate of Libor plus 1.75% as long as the principal amount of the loan is less than 75% of the current borrowing base of $15 million. If the principal amount of the loan is greater than or equal to 75% of the borrowing base, the rate increases to Libor plus 2.75%. Middle Bay has the option of switching to a floating prime rate. The $50 million Convertible Loan converts into a term note payable in seventy-one consecutive equal monthly principal and interest payments at prime, with the remaining principal and interest payment due on March 31, 2004. The $50 million Convertible Loan also requires payment of a commitment fee equal to an annual rate of three-eighths percent of the excess of the borrowing base over the principal balance of the convertible note. The principal balance of the $50 million Convertible Loan at December 31, 1997 was $10,956,298. The $50 million Convertible Loan was refinanced with the previously discussed $100 million credit facility.

GENERAL

         On September 4, 1996, Middle Bay signed a Preferred Stock Agreement with Kaiser-Francis. The Preferred Stock Agreement provides for the purchase of 1,666,667 shares of Series A by Kaiser-Francis over a five-year period, beginning September 4, 1996, with minimum incremental investments of $500,000 each. Each issuance is subject to approval by Kaiser-Francis of the use of proceeds. The Series A was nonvoting and accrued dividends at 8% per annum, payable quarterly in cash. At December 31, 1997, 100% of the Series A had been issued to partially finance the NPC, Bison and Shore Mergers, and in January, 1998, Kaiser-Francis converted 100% of the Series A into 3,333,334 shares of Middle Bay Common Stock.

         In connection with the merger with Shore Oil Company effective June 30, 1997, Middle Bay issued 266,667 shares of Series B Preferred Stock ("Series B"). The Series B is nonvoting and pays no dividends. The Series B has a liquidation value of $7.50 per share and is junior to the Series A Preferred. For a period of sixty-six months subsequent to June 30, 1997, any holder of the Series B may convert all or any portion of Series B shares into Middle Bay Common Stock at a ratio of one share of Common Stock for each Series B share, or at any time on or after January 1, 1998, the holders may convert a portion of their Series B shares based on a conversion method whereby a number of convertible Series B shares are exchanged using the Alternative Conversion Factor, which is calculated as the increase in value of approximately 40,000 net mineral acres in South Louisiana owned by Middle Bay at the end of the year divided by $8 million.

         The Alternative Conversion Factor is then multiplied by 1,066,000 to arrive at the potential converted number of common shares received. Upon expiration of the conversion period, unless Middle Bay has given notice to redeem the Series B, all of the shares of Series B shall be automatically converted. In no event shall the aggregate total number of shares of Common Stock into which the Series B are converted be less than 266,667 shares or exceed 1,333,333 shares, unless further increased for any anti-dilution provisions.

         Middle Bay's liquidity position and current and anticipated cash flows from operations remain adequate for its general requirements. However, because future cash flows and the availability of financing are subject to a number of variables, such as the level of production and prices received for gas and oil, there can be no assurance that Middle Bay's capital resources will be sufficient to maintain planned levels of capital expenditures.

CAPITAL EXPENDITURES -- FISCAL 1997 AND FISCAL 1996

         Total capital expenditures, excluding mergers, for oil and gas properties in fiscal 1997 and 1996 were $7,316,000 and $1,597,000, respectively. Total capital expenditures for mergers in 1997 and 1996 were $27,586,000 and $2,618,000, respectively. Total capital expenditures for dry holes and G&G in 1997 and 1996 were $1,341,000 and $429,000, respectively.

         Middle Bay has made and will continue to make substantial capital expenditures for acquisition, development and exploration of oil and natural gas reserves. In fact, because Middle Bay's principal natural gas and oil reserves are depleted by production, its success is dependent upon the results of its acquisition, development and exploration activities.

         Middle Bay, excluding Enex and Service Drilling, expects to incur a minimum of approximately $1,400,000 in capital expenditures over the next twelve months. Middle Bay expects that available cash, cash flows from operations and cash proceeds from asset sales of certain noncore properties will be sufficient to fund the planned capital expenditures through 1998, in addition to funding interest and principal requirements on the $100 million credit facility. However, Middle Bay may require additional borrowings under the $100 million credit facility or additional equity funding to raise additional capital to fund any acquisitions.

         Because future cash flows and the availability of financing are subject to a number of variable, such as the level of production and prices received for gas and oil, there can be no assurance the Middle Bay's capital resources will be sufficient to maintain planned levels of capital expenditures.

         Middle Bay does not anticipate that it will incur any significant expenditures to address year 2000 issues, nor do year 2000 issues represent a known material event or uncertainty to Middle Bay. To the extent that Middle Bay may be adversely affected by year 2000 issues of its suppliers, customers and other entities, Middle Bay does not believe it will be more adversely affected than other companies in its industry with similar operations.

                      SELECTED FINANCIAL DATA - PARTNERSHIP

PARTNERSHIP SELECTED HISTORICAL FINANCIAL DATA

         The following selected financial data for the Partnership as of and for each of the years in the two-year period ended December 31, 1997 are derived from the Partnership's audited financial statements. The selected consolidated financial data for the three months ended March 31, 1997 and 1998 are derived from the Partnership's unaudited financial statements. In the opinion of management, such unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations as of and for the periods presented. The balance sheet data for the Partnership as of December 31, 1996 and March 31, 1997 is not available because the Partnership was not formed until June 30, 1997. All of the operating data for the Partnership prior to June 30, 1997 is a summation of the individual partnerships' selected financial data. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1998. The selected financial data below should be read in conjunction with the Partnership's financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus or incorporated by reference herein.

                                                                                               (Unaudited)
                                                                                           Three Months Ended
                                                     Years Ended December 31,                   March 31,
                                                     ------------------------                  ---------
                                                     1996              1997             1997              1998
                                                     ----              ----             ----              ----
Operating Data                                                (in thousands, except per-unit amounts)
--------------
    Oil and gas sales                                $12,345         $11,161           $ 3,282          $ 1,796
    Gain from sale of property                           242             742                 6              672
    Other revenue                                          9              94                17                5
                                                     -------         -------           -------          -------
    Total revenue                                     12,596          11,997             3,305            2,473

    Lease operating costs and production
        taxes                                          4,925           4,968             1,286              777
    Interest expense                                       2              --                --               --
    Depletion, depreciation and amortization           2,145           1,839               525              477
    General and administrative                         1,976           1,611               421              380
                                                     -------         -------           -------          -------
    Total expenses                                     9,048           8,418             2,232            1,634

    Net income (loss)                                  3,548           3,579             1,073              839
                                                     =======         =======           =======          =======

    Net increase (decrease) in cash and
       cash equivalents                                  220             219               318            1,287
    Net cash provided by operating activities          3,464           5,122             1,730            1,493
    Distributions                                      2,744           5,152             1,328            1,168

Per-Unit Operating Data
-----------------------

    Net income (loss)                                   3.22            3.25              0.97             0.76
    Distributions of earnings                           2.49            4.67              1.20             1.06
    Distributions representing a return of
       capital                                            --              --                --               --


                                                                                            (Unaudited)
                                                          December 31,                        March 31,
                                                          ------------                        ---------
                                                     1996              1997             1997              1998
                                                     ----              ----             ----              ----
Balance Sheet Data                                            (in thousands, except per-unit amounts)
------------------
    Cash and cash equivalents                        $   924         $ 1,142           $ 1,242            2,429
    Total assets at book value                        16,960          13,414            16,534           13,590
    Total assets at the value assigned for
       purposes of roll-up transaction
    Total liabilities                                  2,680             542             2,538            1,048
    General and limited partners' equity:
            General partner                            1,328              71             1,649               80
            Limited partners                          12,522          12,800            12,346           12,462

Per-Unit Balance Sheet Data

    Book value                                         11.36           11.61             11.20            11.30
    Value assigned for purpose of the
       roll-up transaction

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Partnership's Financial Statements and Notes thereto set forth herein.

RESULTS OF OPERATIONS

         The Company was formed on June 30, 1997 from the combination of thirty-four limited partnerships. The Consolidation created a new accounting basis in the carrying value of property. Oil and gas property was written down by $1,561,322 from the net carrying value of property in the combined Predecessor Partnerships. The decremental depletion associated with the net decrease in property was approximately $123,000 for the last six months of 1997.

         To facilitate comparisons between periods, results of operations are presented on both an actual basis for the Enex Consolidated Partnership, L.P. and the Predecessor Partnerships and on a pro forma basis as if the Consolidation had taken place at the beginning of each period presented. These results do not reflect the results which would have been obtained if the Consolidation had actually occurred on the dates indicated or the results that may be expected in the future.

         The following financial information consists of pro forma data for the years ended December 31, 1997 and 1996 for the combined partnerships assuming the consolidation had taken place at January 1, 1997 and 1996, respectively:

                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                   1997                         1996
                                                                   ----                         ----
Revenues:
         Oil and gas sales                                      $10,003,768                  $11,296,811
         Gas plant sales                                          1,157,068                    1,048,688
         Gain from sale of property                                 741,617                      242,389
         Other revenues                                              21,000                           49
         Interest income                                             73,848                        8,800
                  Total revenues                                 11,997,301                   12,596,737

Expenses:
         Depreciation and depletion                               1,839,877                    2,145,385
         Lease operating expenses                                 3,589,836                    3,616,133
         Gas purchases and expenses                                 809,336                      670,358
         Production taxes                                           568,321                      637,476
         General and Administrative:
              Allocated from general partner                      1,270,556                    1,646,201
              Direct expense                                        340,665                      329,800
              Interest expense                                           --                        2,498
                  Total expenses                                  8,418,591                    9,047,851

Net Income                                                      $ 3,578,710                  $ 3,548,886

         The total combined oil, gas and gas plant sales decreased to $11,160,836 in 1997 from $12,345,499 in 1996. This represents a decrease of $1,184,663 or 10%. Oil sales decreased by $1,419,810 or 20%. A 12% decrease in oil production due to natural production declines caused sales to decrease by $877,908. A 9% decrease in the average oil sales price decreased oil sales by an additional $541,902. Gas sales increased by $147,655 or 3%. A 10% increase in the average gas sales price increased revenues by $388,395. This was offset by a 5% decrease in gas production. Sales of natural gas liquids and gas plant gas increased by $87,492 or 10%. A 15% increase in the average gas plant products sales price increased sales by $130,370. This increase was partially offset by a 5% decrease in production of gas plant products. The decreases in oil, natural gas and gas plant products production were primarily a result of natural production declines. The decrease in oil sales price corresponds with changes in the overall market for the sale of oil. The increases in the gas and gas plant products average sales price correspond with changes in the overall market for these products.

         The total combined lease operating expenses decreased to $3,589,836 in 1997 from $3,616,133 in 1996. The decrease of $26,297 or 1% was primarily due to the changes in production, noted above.

         The total combined depreciation and depletion expense decreased to $1,839,877 in 1997 from $2,145,385 in 1996. This represents a decrease of $305,508 or 14%. A 1% decrease in the depletion rate reduced depreciation and depletion expense by $116,822. The changes in production, noted above, reduced depreciation and depletion expense by an additional $188,686. The decrease in the depletion rate was primarily due to relatively higher production from properties with a relatively lower depletion rate, partially offset by downward revisions of oil and gas reserves during December 1997.

         The total combined general and administrative expenses decreased to $1,611,221 in 1997 from $1,976,001 in 1996. This represents a decrease of $364,780 or 18% from 1996 to 1997. This decrease was primarily due to less staff time being required to manage the Partnership's operations as a result of the consolidation of the Predecessor Partnerships.

         In 1996, the Predecessor Partnerships sold their interests in the Grass Island, Enexco and Comite acquisitions for $235,000, $64,000 and $55,000, respectively. Gains of $69,731, $61,648 and $21,649, respectively, were recognized on these sales. The Predecessor Partnerships also sold their interests in the E.M. Lane well and the Harper #1 well for $57,970 and $55,000, respectively. Gains of $31,310 and $44,642, respectively, were recognized on these sales. The Predecessor Partnerships also sold their interests in three other wells in 1996 for $59,630. These sales resulted in a net gain of $13,409 to the Predecessor Partnerships. The impact of these sales on current and future revenues is not expected to be material, as such interests represented less than 10% of historical and future net revenues.

         In 1997, the Partnership sold its interest in the North Buck Draw Unit for $857,120. A gain of $758,969 was recognized on the sale. The Partnership sold its interest in the Mcbride acquisition for $56,306. A loss of $25,405 was recognized on the sale. The Partnership also sold its interest in two other acquisitions for $8,053. A net gain of $8,053 was recognized by the Partnership from the sales. The impact of these sales on current and future revenues is not expected to be material, as such interests represented less than 10% of historical and future net revenues.

CAPITAL RESOURCES AND LIQUIDITY

         The Partnership's cash flow provided by operating, financing and investing activities is a direct result of the amount of net proceeds realized from the sale of oil and gas production. Accordingly, the changes in cash flow from 1996 to 1997 are primarily due to the changes in oil and gas sales described above. It is the General Partner's intention to distribute substantially all of the Partnership's available net cash flow to the partners.

         In 1997 and 1996, the Partnership and its Predecessor Partnerships paid total combined distributions of $4,593,955 and $2,464,947, respectively, to its limited partners. The Partnership will continue to recover its reserves and distribute to the limited partners the net proceeds realized from the sale of oil and gas production after payment of debt obligations. The Partnership plans to repay the amount owed to the General Partner in 1998. The payment of future distributions will depend on the Partnership's earnings, financial conditions, working capital requirements and other factors, although it is anticipated that regular quarterly distributions will continue through 1998.

         At December 31, 1997, the Partnership had no material commitments for capital expenditures. The Partnership does not intend to engage in any significant developmental drilling activity. The Partnership does not intend to purchase additional properties or fund extensive development of existing oil and gas properties and ,as such, has no long-term liquidity needs. The Partnership's projected cash flows from operations are expected to provide sufficient funding to pay its operating expenses and debt obligations.

         In February 1998, Middle Bay Oil Company, Inc., an independent oil and gas producer, announced a tender offer for all of the outstanding shares of Enex Resources Corporation ("Enex"), the Partnership's general partner. The tender offer was accepted by a majority of Enex shareholders. Operations of the Partnership are not expected to be materially impacted by the purchase of Enex.

         The Partnership does not anticipate that it will incur any significant expenditures to address Year 2000 issues, nor do Year 2000 issues represent a known material event or uncertainty to the Partnership. To the extent that the Partnership may be adversely affected by the Year 2000 issues of its suppliers, customers and other entities, the Partnership does not believe that it will be more adversely affected than other companies in its industry with similar operations.

THREE MONTHS ENDED MARCH 31, 1997 AND 1998

         Oil and gas sales for the first quarter decreased from $2,926,379 in 1997 to $1,778,885 in 1998. This represents a decrease of $1,147,494 (39%). Oil sales decreased by $770,584 (46%). An 18% decline in oil production reduced sales by $306,165. A 34% decrease in the average oil sales price reduced sales by an additional $464,419. Gas sales decreased by $376,910 (30%). A 30% decrease in gas production decreased sales by $204,931. A 17% decrease in the average gas sales price reduced gas sales by an additional $171,979. The changes in the average oil and gas sales price correspond with lower prices in the overall market for oil and gas. The decrease in oil production was primarily due to natural production declines. The decrease in gas production was due to natural production declines which were especially pronounced on the Dent and Speary acquisitions.

         Sales of gas plant products decreased to $17,733 in the first quarter of 1998 from $356,528 in the first quarter of 1997. This represents a decrease of $338,795 or 95%. This decrease was due to the sale of the Dover Hennessey Gas Plant which was effective January 1, 1998.

         Lease operating expenses decreased from $833,137 in the first quarter of 1997 to $688,638 in the first quarter of 1998. The decrease of $144,499 (17%) is primarily due to the lower operating costs on the Speary acquisition and sale of the Mcbride acquisition in 1997.

         Depreciation and depletion expense decreased from $524,513 in the first quarter of 1997 to $476,744 in the first quarter of 1998. This represents a decrease of $47,769 or (9%). The changes in production, noted above, reduced depreciation and depletion expense by $132,590. This was partially offset by a 2% increase in the depletion rate. The rate increase was primarily due to the downward revisions of the oil and gas reserves during December 1997.

         Effective January 1, 1998, the Partnership sold its interest in the Dover Hennessey Gas Plant for $1,000,000. A gain of $671,923 was recognized on the sale.

         General and administrative expenses decreased from $420,649 in the first quarter of 1997 to $380,919 in the first quarter of 1998. This decrease of $39,730 (9%) is primarily due to a reduction in staff as a result of the consolidation of the Partnership in June, 1997.

CAPITAL RESOURCES AND LIQUIDITY

         The Partnership's cash flow from operations is a direct result of the amount of net proceeds realized from the sale of oil and gas production. Accordingly, the changes in cash flow from 1997 to 1998 are primarily due to the changes in oil and gas sales described above. It is the General Partner's intention to distribute substantially all of the Partnership's available cash flow to the partners. The Partnership's "available cash flow" is essentially equal to the net amount of cash provided by operating, financing and investing activities. The Partnership will continue to recover its reserves and distribute to the limited partners the net proceeds realized from the sale of oil and gas production after the payment of its debt obligations. Distribution amounts are subject to change if net revenues are greater or less than expected. Nonetheless, the General Partner believes the Partnership will continue to have sufficient cash flow to fund operations and to maintain a regular pattern of distributions.

         As of March 31, 1998, the Partnership had no material commitments for capital expenditures. The Partnership does not intend to engage in any significant developmental drilling activity.

CERTAIN COMPARATIVE INFORMATION

         The following table sets forth certain unaudited comparative per-Unit and per-share data based on (i) the financial statements of the Partnership and Middle Bay at and for the three months ended March 31, 1998 (unaudited) and the year ended December 31, 1997, and (ii) the unaudited pro-forma financial information for Middle Bay presented elsewhere in this Prospectus. The equivalent pro-forma information Middle Bay is based on a basic share computation and assumes that the Partnership will approve the Proposal pursuant to the terms contained herein.

                                              At and for the Three Months     At and for the Year Ended
                                                 Ended March 31, 1998             December 31, 1997
                                                 --------------------             -----------------
                                                                Equivalent                      Equivalent
                                              Historical        Pro-Forma     Historical         Pro-Forma
                                              ----------        ---------     ----------         ---------
Partnership
-----------

     Book value per Unit                       11.30                            11.61
     Cash distributions per Unit                 .85                             3.07
     Net income (loss) per Unit                  .76                             1.77

Middle Bay
----------

     Book value per common share                1.89                2.84         1.39              2.97
     Net income (loss) per share                (.22)               (.21)       (4.76)            (1.98)
     Dividends per share                          --                  --           --                --

                    RISK FACTORS AND MATERIAL CONSIDERATIONS

         In addition to the material contained elsewhere herein, the following factors should be carefully considered.

RISKS RELATED TO THE EXCHANGE OFFER

                  Elimination of Cash Distributions. The Exchange will result in the Unitholders holding shares of Common Stock of Middle Bay. Middle Bay has paid no cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The cash distributions paid by the Partnership were $3.07 per Unit for 1997 and $.85 per Unit for the quarter ended March 31, 1998 and $0.75 per Unit for the quarter ended June 30, 1998. Despite the elimination of cash distributions to the Partners in connection with the Exchange, Middle Bay believes that if the Partnership were to continue operations, the cash distributions that Investors would receive from the Partnership would rapidly decline as the reserves of the Partnership are depleted.

                  Potential Decline in Market Price of the Common Stock. The Exchange Value together with the cash distributions paid by the Partnership to date total $16.50 per Unit compared to an Investor's average initial investment of $______ per Unit. Investors would be exposed to a loss on their investment if the market price for the Common Stock declines below the Unit Exchange Price. The market price for the Common Stock fluctuated during 1997 from a high of $12 per share to a low of $5-1/2 per share, with an average daily trading volume of 2,762 shares, and has fluctuated from a high of $10 per share to a low of $4-5/8 per share during 1998. See "Price Range of Common Stock, Dividends and Distributions." There may be a large number of shares of Common Stock offered for sale immediately after the Closing Date for various reasons, including the liquidity that the Exchange will afford to Investors, who have not had access to a trading market for the Partnership Units and may wish to liquidate their investment at the first opportunity. This potentially could lower the market price for the Common Stock. Continued depressed prices in the oil and gas industry in general and the effect of those lower prices on Middle Bay in particular could also adversely affect the market price of the Common Stock. A downturn in the general economic and stock market conditions or in the drilling record and production performance of Middle Bay or results of operations for Middle Bay that are lower than expected by the marketplace could be expected to have a similar impact on the Common Stock. The estimated number of shares of Common Stock offered in exchange for Partnership Units has been determined by dividing the Exchange Value of the assets of the Partnership by the Common Stock Exchange Price of $______ as of August __, 1998, subject to subsequent adjustment due to Common Stock price fluctuation prior to the Closing Date. The Common Stock Exchange Price is based upon the average of the closing bid prices of the Common Stock for the five trading days prior to the Closing Date and will not be adjusted to reflect any subsequent increase or decrease in the market price of the Common Stock after that date, except to the extent required by dissenters' rights for California residents. See "The Exchange Offer and Proposal - Dissenters' Rights."

                  Lack of Arm's-Length Negotiations to Determine Value of Partnership Units. The Exchange Value of the Partnership Units were determined by Middle Bay based on the Gruy Report which contains a fair market value determination based, in part, on the estimated present value of the Partnership's Proved Reserves and a valuation of the general intangibles of the Partnership by Middle Bay (as described herein) and, as a result of Middle Bay's inherent conflict of interests and various uncertainties involved in estimating reserve quantities and values, may not reflect the value of the oil and gas properties and other assets of the Partnership if such assets were sold to an unaffiliated third party in an arm's-length transaction. See "Uncertainties in the Method of Determining the Exchange Value" and "Valuation Conflict of Interest" below. While Middle Bay believes that the methodology employed in determining the Exchange Value is fair to Unitholders, resulting in valuations that exceed the estimated liquidation value of the Partnership, the liquidation value was determined by Middle Bay, without an independent audit or appraisal of such liquidation value.

                  Uncertainties in the Method of Determining Exchange Value. While Middle Bay believes that the method of determining the Exchange Value represents a fair, reasonable and proper method of valuing the Partnership Units based on the Gruy Report, the method of determining the Exchange Value is subject to various uncertainties and may have resulted in a valuation that would differ from offers made by independent bidders. The components of the Exchange Value and the factors underlying these uncertainties are described below.

                  Other Assets and Liabilities. The method of determining the Exchange Value takes into account the estimated value of other assets and liabilities of the Partnership as of June 30, 1998. In calculating the Exchange Value, the net book value of current assets and liabilities of the Partnership was derived from the Partnership's unaudited balance sheet as of June 30, 1998 prepared on an accrual basis. The balance sheet book value of current assets and liabilities used by Middle Bay in the calculation of fair market value which was included in the Exchange Value may be higher or lower than the actual fair market value of those assets and liabilities.

                  Subsequent Events. The Exchange Value will not be adjusted to reflect changes in the present value of the estimated future net cash flows attributable to the Proved Reserves of the Partnership after July 1, 1998, although oil and gas prices in subsequent periods may differ from the prices used on the date of the reserve reports.

                  No Fractional Shares. No fractional shares will be issued in connection with the Exchange Offer. An Investor who would otherwise be entitled to a fractional share of Common Stock will be paid cash in lieu of such fractional shares.

                  Potential Benefits of Alternatives to the Exchange. Instead of proposing the Exchange, Middle Bay, as General Partner, could instead continue to operate the Partnership or, with the approval of Unitholders of the Partnership, seek to liquidate the Partnership's assets and distribute the liquidation proceeds in accordance with the provisions of the Partnership Agreement, enabling Investors to reinvest proceeds from the asset sales in the case of a liquidation and avoid the market risks associated with the ownership of Middle Bay Common Stock to be received in the Exchange. Both alternatives were rejected by Middle Bay based on its analysis of their comparative results and values. Middle Bay believes that continuation of the Partnership would result in substantial additional reductions in the cash distribution rates for the Partnership due primarily to expected production declines from depletion of reserves. Middle Bay's analysis of continuing the Partnership in light of these factors, based on average oil and gas prices received in 1998 and reserve data as of July 1, 1998, reflects declines in projected annual distribution rates per Unit from $3.07 in 1997 to $2.24 in 1998, $1.04 in 1999 and $.76 in 2000. However, the Partnership's future performance will depend on actual oil and gas prices, production levels and operating costs, which could materially affect Middle Bay's continuation analysis in either direction. This liquidation valuation estimated by Middle Bay could, however, prove to be incorrect since the estimate is based on various pricing and other market-related assumptions.

                  Inherent Uncertainties in Estimating Reserves and Future Net Cash Flows. The present value of estimated future net cash flows from Proved Reserves of the Partnership, a significant factor considered in determining the Exchange Value, cannot be determined with a high degree of certainty. There are numerous uncertainties inherent in estimating quantities of Proved Reserves and on projecting future rates of production, future development, recompletion and workover expenditures, prices to be received upon the sale of oil and gas and costs to be incurred in production. The data set forth in the Gruy Report, included in Exhibit "A" to this Prospectus, represent estimates only and may vary materially from the quantities of oil and gas actually recovered and the future net cash flows received upon the sale thereof. Middle Bay's use of the Gruy Report in determining the Exchange Value could, therefore, result in an undervaluation of the Partnership Units.

                  Valuation Conflict of Interest. The determination of the Exchange Value by Middle Bay involves a conflict of interest because of Middle Bay's and Enex's (prior to its merger with Middle Bay) duties as General Partner of the Partnership and its purchase of the assets. Accordingly, Middle Bay's determination may not reflect the value of the Partnership's net assets if all such assets were sold to an unaffiliated third party or parties in an arm's-length transaction. As the General Partner of the Partnership, Middle Bay owes fiduciary duties to the Investors and also owes a duty to the stockholders of Middle Bay. While Middle Bay believes that it has fulfilled these obligations in its determination of the Exchange Value, no degree of objectivity or professional competence can eliminate the inherent conflict of interest.

                  Lack of Independent Representative; No Fairness Opinion. Middle Bay did not engage an independent representative to negotiate the terms of the Exchange Offer on behalf of the Unitholders. As a result, the Exchange Value and other terms of the Exchange Offer may not be as favorable as the terms that an independent representative might have obtained. In addition, Middle Bay did not retain an independent third party to render an opinion with regard to the fairness of the Exchange Offer to the Investors in the Partnership.

                  Risks Relating to Certain Federal Income Tax Considerations. Upon consummation of the Exchange, Investors will recognize gain in the amount of and to the extent that the fair market value of the Common Stock received by them exceeds their respective bases in the Partnership Units they hold. Further, the Internal Revenue Service may seek to recharacterize the transaction as a transfer of assets by the Partnership in exchange for Common Stock and subsequent liquidation of the Partnership and distribution of its remaining assets. Such recharacterization of the transaction may adversely affect the characterization of income recognized by Investors upon consummation of the Exchange. In addition, under such circumstances, the tax consequences realized by an Investor consenting to the Exchange Offer may differ from that realized by Investors who do not participate in the Exchange but rather receive Common Stock upon liquidation of the Partnership.

RISKS RELATED TO MIDDLE BAY

                  Losses From Operations. The historical financial data for Middle Bay reflect a net loss of $15,579,340 for the year ended December 31, 1997 and net income of $205,500 for the year ended December 31, 1996, a net loss of $1,414,092 for the three months ended March 31, 1998 and net income of $40,419 for the three months ended March 31, 1997. Middle Bay had total revenues of $11,432,995 and $4,886,421 for the years ended December 31, 1997 and 1996, respectively, and $2,756,890 and $1,901,378 for the three months ended March 31, 1998 and 1997, respectively. The substantial loss for the year ended December 31, 1997 was due primarily to a noncash charge against the carrying value of certain of Middle Bay's oil and gas properties for impairment of values due to lower future cash flows expected from such properties attributable to lower oil and gas prices and other factors. Middle Bay's ability to maintain its financing arrangements, produce its oil and gas reserves and service its debt obligations could be adversely affected by a continuing lack of profitability. Any improvement in profitability of Middle Bay will be dependent upon, among other factors, improvement in the development of reserves and production therefrom, results of exploratory drilling and oil and gas pricing, and there can be no assurance that such improvement will occur.

                  Engineer's Estimates of Reserves and Future Net Revenue. This Prospectus contains or incorporates by reference estimates of Middle Bay's oil and gas reserves and the future net revenues therefrom which have been prepared by various independent petroleum engineers. Estimates of commercially recoverable oil and gas reserves and of future net cash flows derived therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by government agencies and assumptions concerning future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and various classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates prepared by different engineers or by the same engineers at different times of the commercially recoverable reserves of oil and natural gas attributable to any particular property or group of properties, the classification, cost and risk of recovering such reserves and estimates of the future net cash flows expected therefrom may vary substantially. Therefore, Middle Bay's actual production, revenues, severance taxes, development expenditures, workover and remedial expenditures, abandonment expenditures and operating costs with respect to its reserves will likely vary from such estimates, and such variances may be material.

                  In addition, actual future net cash flows will be affected by factors such as actual production, supply and demand for oil and natural gas, availability and capacity of gas gathering systems and pipelines, curtailments in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenues from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the SEC to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate.

                  Development of Additional Reserves. Middle Bay's future success may also depend upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that Middle Bay conducts successful exploration or development activities or acquires properties containing Proved Reserves, the Proved Reserves of Middle Bay will generally decline as reserves are produced. There can be no assurance that Middle Bay will be able to discover additional commercial quantities of oil and gas or that Middle Bay will be able to continue to acquire interests in underdeveloped oil and gas fields and enhance production and reserves by conducting workovers and recompletions, drilling replacement wells and drilling development wells or that Middle Bay will have success drilling productive wells and acquiring underdeveloped properties at economical prices.

                  Retention and Attraction of Key Personnel. Middle Bay depends to a large extent on the abilities and continued participation of certain key employees, the loss of whose services could have a material adverse effect on Middle Bay's business. In an effort to minimize the risk, Middle Bay has entered into employment agreements with certain key employees, including John J. Bassett, President and Chief Executive Officer. Furthermore, as a result of Middle Bay's recent growth, Middle Bay is currently seeking additional accounting and operating personnel. There can be no assurance that Middle Bay will be able to attract and retain such personnel on acceptable terms, and the failure to do so could have a material adverse effect on Middle Bay.

RISKS RELATED TO THE OIL AND GAS INDUSTRY

                  Risk of Oil and Gas Operations. Middle Bay's operations are subject to all of the risks normally incident to the operation and development of oil and gas properties and the drilling of oil and gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in personal injuries, loss of life, environmental damages and other damage to the properties of Middle Bay or others. In addition, because Middle Bay acquires interests in underdeveloped oil and gas fields that have been operated by others for many years, Middle Bay may be liable for any damage or pollution caused by any prior operations of such oil and gas fields. In accordance with customary industry practice, Middle Bay is not fully insured against these risks, nor are all such risks insurable. Accordingly, there can be no assurance that such insurance as Middle Bay does maintain will be adequate to cover all losses or exposure for liability.

                  Current Oil and Gas Industry Conditions. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Middle Bay. These factors include political conditions in the Middle East and other countries, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and overall economic conditions. Lower oil and natural gas prices also may reduce the amount of Middle Bay's oil and natural gas that is economic to produce. In addition, the marketability of Middle Bay's production depends upon the availability and capacity of gas gathering systems and pipelines.

                  Government Regulation; Environmental Risks. Middle Bay's business is regulated by certain federal, state, and local laws and regulations relating to the development, production, marketing and transmission of oil and gas, as well as environmental and safety matters. There can be no assurance that laws and regulations enacted in the future will not adversely affect Middle Bay's exploration for, or the production and marketing of, oil and gas.

                  Oil and gas operations are subject to extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Numerous governmental departments issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases its cost of doing business and consequently affects its profitability. These laws, rules and regulations affect the operations of Middle Bay. Compliance with environmental requirements generally could have a material adverse effect upon the capital expenditures, earnings or competitive position of Middle Bay.

                  Competition. The oil and gas exploration and production business is highly competitive. A large number of companies and individuals engage in the drilling for and production of oil and gas, and there is a high degree of competition for desirable oil and gas properties suitable for drilling and for materials and third-party services essential for their exploration and development. Many of Middle Bay's competitors have greater financial and other resources than does Middle Bay.

                          PRICE RANGE OF COMMON STOCK,
                           DIVIDENDS AND DISTRIBUTIONS

         Middle Bay's Common Stock has been on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ Small Cap Market") under the symbol "MBOC" since September 29, 1995. As of June 30, 1998, there were 8,530,592 shares of Middle Bay Common Stock issued and outstanding. There is no public market for the Partnership Units. The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock reported on the NASDAQ Small Cap Market:

                                                                       High                   Low
                                                                       ----                   ---
         1995:
                  Third Quarter                                        4 1/8                  3 5/8
                  Fourth Quarter                                       4 1/8                  2 3/4

         1996:
                  First Quarter                                        3 1/4                  2 3/4
                  Second Quarter                                       3 3/8                  2 1/2
                  Third Quarter                                        4                      2 1/2
                  Fourth Quarter                                       5 3/4                  3

         1997:
                  First Quarter                                        9                      5 1/2
                  Second Quarter                                      12                      7 3/4
                  Third Quarter                                       11 1/4                  9
                  Fourth Quarter                                      11 1/8                  9 3/4

         1998:
                  First Quarter                                       10                      5 3/4
                  Second Quarter                                       8                      5 1/16
                  Third Quarter (through July 29)                      5                      4 5/8

         Middle Bay's policy is to retain its earnings and cash flow to support the growth of Middle Bay's business. Accordingly, the Board of Directors of Middle Bay has never declared cash dividends on its Common Stock and does not plan to do so in the foreseeable future. Furthermore, the terms of Middle Bay's debt agreements prohibit the payment of cash dividends on Middle Bay's Common Stock.

         The Partnership makes cash distributions to Investors from Partnership cash flow. The following table sets forth the amount of cash distributions paid per Unit by the Partnership to its Investors during the periods indicated:

                               1997                1998
                               ----                ----
                                             (through June 30)
                              $ 3.07              $ 1.60

         The last distribution made by the Partnership was in July, 1998.

         On _______, 1998, the last full trading day preceding the filing of the Exchange Offer, the closing bid price of Middle Bay's Common Stock on the NASDAQ Small Cap Market was $______ per share.

         Because the market price for Middle Bay's Common Stock is subject to fluctuation, the total Exchange Value that an Investor will receive in connection with the Exchange Offer may increase or decrease prior to the Exchange. Holders of Partnership Units are urged to obtain current market quotations for the Middle Bay Common Stock.

                         THE EXCHANGE OFFER AND PROPOSAL

DESCRIPTION OF THE EXCHANGE OFFER

         Middle Bay is offering to exchange Common Stock for Partnership Units in the Partnership (the "Exchange"). Investors who tender their Partnership Units will receive the number of shares of Common Stock set forth below. In connection with the Exchange Offer, Middle Bay is submitting a Proposal to Investors in the Partnership to amend the Partnership Agreement to provide for the transfer of all of the assets and liabilities of the Partnership to Middle Bay as of the July 1, 1998 Effective Date in exchange for Common Stock and the pro-rata distribution of such consideration in liquidation of the Partnership.

         If the Exchange Offer is consummated, each holder of a Unit who tenders his Units in connection with the Exchange Offer will receive that number of shares of Common Stock whose value, in the aggregate, is equal to $11.83. Fractional shares of Common Stock will not be issued in connection with the Exchange Offer or liquidation of the Partnership. A partner in the Partnership otherwise entitled to a fractional share of Common Stock will be paid in cash in lieu of such fractional shares.

THE PROPOSAL

         Middle Bay is submitting to Investors in the Partnership the Proposal to adopt an amendment to the Partnership Agreement annexed as Exhibit "B" to this Prospectus. The amendment, if adopted by the Partnership in accordance with amendment procedures in the Partnership Agreement, as amended, will provide for the following steps:

         1) The transfer to Middle Bay, in exchange for the Common Stock set forth below, of all of the assets of the Partnership and the assumption by Middle Bay of all liabilities of the Partnership, effective as of the Effective Date.

         2) The dissolution of the Partnership and the distribution to Investors of the Common Stock allocable to their interests in liquidation promptly following the Closing Date.

         Each Investor who tenders his Partnership Units pursuant to the Exchange Offer will, by that tender, consent to the proposal for the Partnership. If the Partnership adopts the Proposal by the consent of a majority (in excess of 50%) of the Partnership Units in the Partnership, all Investors in the Partnership, whether or not they tendered their Units in the Exchange Offer, will receive the same amount of Common Stock as they would have received had they tendered their Partnership Units. Consummation of the Exchange Offer is conditioned upon approval by the Partnership of the Proposal. Because Middle Bay controls Partnership Units in excess of 50% of the total outstanding Units and because Middle Bay has indicated it will vote to approve the Exchange Offer, approval of the Proposal is assured. Investors who do not return a completed Letter of Transmittal will not receive Middle Bay Common Stock until Middle Bay has distributed and Investors have returned an executed Transfer Application issuable to them in the Exchange, which may result in a delay in receiving the Common Stock if the Transfer Application is not properly returned.

TIMING OF COMMON STOCK ISSUANCE

         Assuming that the Proposal is adopted and the Exchange Offer is consummated, Middle Bay will have the benefit of the Partnership's assets and associated cash flows commencing on the Effective Date. The Common Stock issued in the Exchange will be freely transferable immediately following issuance.

         On the Closing Date, Middle Bay will cause certificates representing the Common Stock issuable in the Exchange to be registered in the name of the holders who have accepted the Exchange Offer. Middle Bay will also cause a certificate representing the shares of Common Stock that will be issued to participants upon liquidation of the Partnership to be issued in the name of the Partnership, pending dissolution, liquidation and winding-up of the Partnership. Immediately thereafter, Middle Bay will cause the shares of Common Stock issued in the name of the Partnership to be transferred into certificates representing Common Stock, registered in the names of the individual participants remaining in the Partnership following liquidation.

CONDITIONS

         Middle Bay may, in its sole discretion, at any time on or prior to the Closing Date, refuse to consummate, abandon or terminate the Exchange Offer and withdraw the Proposal after the date of this Prospectus if, (1) in the sole judgment of Middle Bay, a material change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective material change) affecting (or likely to affect) the business or properties of Middle Bay or the Partnership, or (2) Investors representing more than 250,000 Units elect to pursue appraisal or dissenters' rights, or (3) if Middle Bay shall have become aware of any facts or circumstances that have or may have material significance with respect to Middle Bay's operations. If any event shall occur or any matter shall have been brought to the attention of Middle Bay that, in the sole judgment of Middle Bay, materially affects the Partnership, whether adversely or otherwise, or the Exchange Offer for interest in the Partnership, Middle Bay may refuse to accept tenders of interest in the Partnership or may modify or amend the Exchange Offer to take the event or matter into account.

         The absence of a material change affecting Middle Bay or the Partnership and the limitation on the number of dissenters are the only material conditions to the Exchange Offer. If those conditions have not been fulfilled or the Exchange Offer is withdrawn by Middle Bay, each Letter of Transmittal tendering an Interest or consenting to the Proposal will be void, and no Common Stock will be issued in Exchange for the interests in the Partnership.

APPRAISAL AND DISSENTERS' RIGHTS

         Unitholders who do not vote in favor of or who oppose the Proposal will have certain appraisal and dissenters' rights. Such Investors will have the option to receive cash in lieu of the Common Stock based on the liquidation value determined by Middle Bay based on the Gruy Report and assuming an orderly liquidation of the Partnership's assets over a one-year period. Such rights are not required by New Jersey partnership law, and the appraisal rights afforded Investors are those provided by the Partnership Agreement. The liquidation value per Unit for purposes of those Unitholders electing to receive cash for their Units has been determined to be $9.82. Such Unitholders shall be entitled to receive cash payment for their tendered Units within 30 days of the completion of the Exchange Offer. See the Gruy Report included herewith for a detailed explanation of the determination of liquidation value.

         Unitholders residing in California will be afforded the option to elect limited dissenters' rights in accordance with the requirements for roll-up transactions under the California Code. By voting against the Proposal, Investors in the State of California who choose to exercise their California dissenters' rights will receive the cash equivalent of the Exchange Value of their interests. If that cash amount is greater than the liquidation value of the Units, dissenting California Investors will receive more cash than they would otherwise receive by electing appraisal rights under the Partnership Agreement. California Investors hold less than 1% of the interests in the Partnership, and the impact of the exercise of appraisal rights or dissenters' rights under California law is not likely to materially affect the number of shares of Common Stock issued or cash paid pursuant to appraisal or dissenters' rights by Middle Bay in connection with the Exchange Offer.

DISTRIBUTION OF COMMON STOCK

         Each Investor who returns a completed Letter of Transmittal, even if he withholds consent to the Proposal, will thereby have provided to Middle Bay the necessary information to issue the Common Stock provided the Exchange Offer is consummated. Assuming that the Proposal is adopted by the Partnership and the Exchange Offer is consummated, Investors who have returned a completed Letter of Transmittal will receive the Common Stock issuable to them in the Exchange promptly after the Closing Date.

         An Investor who does not return a completed Letter of Transmittal will not be eligible to receive the Common Stock after the Closing Date, if the Exchange and Proposal are approved. Instead, the Common Stock attributable to that Investor's Partnership Units will be held of record by the Partnership. Immediately after the Closing Date, Middle Bay will deliver a Transfer Notice to each Investor who has not returned a Letter of Transmittal. The Transfer Notice should be completed and returned to Middle Bay promptly. Upon return of the executed Transfer Notice, Middle Bay will have the Common Stock transferred and delivered to the Investor.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE AND PROPOSAL

         In considering the recommendation of the General Partner, Investors should be aware that the General Partner has interests in the Exchange that are in addition to the interests of the Partnership and the Investors generally. Middle Bay is the General Partner of the Partnership, and its determination of the Exchange Value involves an inherent conflict of interest. As General Partner, Middle Bay owes fiduciary duties to the Investors in the Partnership. In addition, it owes a duty to its stockholders. While Middle Bay believes that it has fulfilled these obligations in its determination of the Exchange Value, which is supported, in part, by a reserve report audited by an independent petroleum engineer, no degree of objectivity or professional competence can eliminate the inherent conflict of interest.

RESALE OF MIDDLE BAY COMMON STOCK

         Issuance of the Middle Bay Common Stock to be received by Investors who tender their Partnership Units and the shares to be received by Unitholders in liquidation of the Partnership has been registered under the Securities Act. Such shares may be traded freely and without restriction by those Investors of the Partnership not deemed to be an "affiliate" of the Partnership, as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with the Partnership at the time of the Exchange. Accordingly, "affiliates" generally will include the General Partner and any Investor who owns in excess of 10% of the Partnership Interests. Middle

Bay Common Stock received by those Investors who are deemed to be "affiliates" of the Partnership may be resold without registration as provided by and subject to the limitations of Rules 144 and 145 of the SEC, or as otherwise permitted under the Securities Act. This Prospectus does not cover any resales of Middle Bay Common Stock received by affiliates of the Partnership or by certain family members or related interests. Any Unitholder who becomes an affiliate of Middle Bay will be subject to similar restrictions under Rule 144.

FRACTIONAL SHARES

         No fractional shares of Middle Bay Common Stock will be issued. Fractional share interests which would otherwise be issuable shall entitle the holder thereof to receive, in lieu of such fractional interest, an amount of cash equal to the product of such fraction multiplied by the price of Middle Bay Common Stock used in the Exchange Value.

STOCK MARKET LISTING

         All of the currently issued and outstanding shares of Common Stock of Middle Bay are admitted for trading and quoted on the NASDAQ Small Cap Market, and application has been made to the NASDAQ Stock Market for admission for trading of the shares of Common Stock to be issued in connection with the Exchange Offer.

ACCOUNTING TREATMENT

         The Exchange will be accounted for as a purchase by Middle Bay. Accordingly, the purchase price will be allocated to assets and liabilities based on their estimated fair values as of the date of acquisition.

CLOSING DATE

         The Exchange Offer is expected to be consummated on the Closing Date, which will be no more than five days following the Expiration Date. Middle Bay may withdraw the Exchange Offer at any time prior to the Expiration Date under certain circumstances, including the existence of any state or federal statute, rule, regulation or order or entry of any judicial or administrative order that would prohibit the transaction contemplated by the Exchange Offer and the Proposal. The Exchange Offer to the Partnership is conditioned upon consent of a majority of the Units to the Proposal and the absence of any material adverse development affecting the Partnership, as determined by Middle Bay in its sole discretion (see "The Exchange Offer and Proposal - Conditions" herein). On the Closing Date, subject to satisfaction of these conditions and the condition that holders of not more than 250,000 Units elect to exercise dissenters' rights, Middle Bay intends to accept all Units validly tendered and not withdrawn pursuant to the Exchange Offer.

OPERATIONS AFTER THE EXCHANGE

         Middle Bay is an independent oil and gas company engaged in the acquisition of producing properties and the exploration, development and production of oil and gas in the contiguous United States, primarily in the Mid-Continent and Gulf Coast regions. Upon consummation of the Exchange , Middle Bay will operate the acquired Partnership assets as it operates its oil and gas properties or may sell such assets to third parties at any time.

EXPENSES; FEES

         All expenses incurred in connection with the Exchange Offer and the Proposal and the transaction contemplated thereby will be paid by Middle Bay. Middle Bay will pay the expenses incurred in connection with the Exchange Offer and will pay all fees and expenses in connection with this Prospectus, including fees and expenses payable in connection with the Registration Statement of which this Prospectus is a part.

MIDDLE BAY'S DIVIDEND POLICY

         Middle Bay's policy is to retain its earnings and cash flow to support the growth of Middle Bay's business. Accordingly, the Board of Directors of Middle Bay has never declared cash dividends on its Common Stock and does not plan to do so in the foreseeable future. Furthermore, the terms of its credit agreement with its principal lender prohibit the payment of cash dividends on Middle Bay's Common Stock.

                      METHOD OF DETERMINING EXCHANGE VALUE

GENERAL

         H.J. Gruy is the independent petroleum engineering firm most familiar with the properties in which the Partnership has interests and has prepared the annual reserve report on the Partnership's reserves since inception of the Partnership and its Predecessor Partnerships. Gruy is actively involved in the evaluation of producing oil and gas properties and is widely recognized in its field. Gruy is an independent consulting firm as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

         The Exchange Value has been assigned to the Partnership Units to determine the number of shares of Common Stock to be offered for Partnership Units. The Exchange Value was determined by Middle Bay in reliance upon the Gruy Report and is not the result of negotiations with independent representatives of the Partnership. Accordingly, the Exchange Value may not reflect the value of the Partnership Units or the value of the Partnership properties if all the assets were to be sold to an unaffiliated third party or parties in an arm's-length transaction. Middle Bay did not seek third-party bids for the sale of the Partnership's assets. Management of Middle Bay has substantial experience in evaluating and operating oil and gas properties in the Partnership's production areas and believes on the basis of that experience that the methodology employed by Gruy in determining the fair market value of the Proved Reserves of the Partnership is fair to Investors and is considered in the oil and gas industry as being favorable to sellers of producing properties.

         Middle Bay did not instruct Gruy as to pricing, cost or other economic parameters or methods or the assessment of reserve characteristics, nor did it limit the scope of Gruy's investigation for purposes of preparing the fair market value appraisal. Middle Bay provided Gruy with basic evaluation data for its use in determining the Partnership's reserves and their value. Gruy prepared its own reserve estimate of the Partnership's properties. Middle Bay did not direct Gruy as to the amount of consideration to be paid to the Partnership for its property interests nor provide any information to Gruy on amounts to be paid to Unitholders. The amount of consideration to be paid was determined by Middle Bay's Board of Directors based upon Gruy's estimates of the fair market value of those interests. Gruy did not opine on the fairness of the transaction to Unitholders, and Middle Bay has not acquired a separate report or opinion regarding the fairness to Unitholders of the price at which the Partnership's assets will be sold to Middle Bay if the Proposal is approved by Unitholders.

         The number of shares of Common Stock to be issued pursuant to the Exchange Offer has been determined relative to a Total Exchange Value assigned to the Partnership Units of $11.83 per Unit. The number of shares of Common Stock offered in exchange for Partnership Units will be determined by dividing the Total Exchange Value of the assets of the Partnership by that number of shares of Common Stock whose aggregate market value is equal to $11.83, subject to rounding adjustments. The Common Stock price is based upon the average of the closing bid prices of the Common Stock on the NASDAQ Small Cap Market for the five trading days prior to the Closing Date and will not reflect any subsequent increase or decrease in the market price for the Common Stock after that date, except to the extent required by dissenters' rights for California residents.

         The Total Exchange Value reflects the fair market value of Proved Reserves of the Partnership's oil and gas assets (as determined by Gruy) and all other assets and liabilities of the Partnership (including probable and possible reserves). These components reflect (i) the estimated fair market value of future net cash flows from Proved Reserves of the Partnership as of July 1, 1998, discounted 10% per year and calculated with escalated prices and costs,
(ii) the net book value of current assets and liabilities of the Partnership as of June 30, 1998 and (iii) the general intangibles of the Partnership. Based on management's experience in evaluating reserve acquisition opportunities and transactions in the Partnership's production areas, Middle Bay believes that the components of the Exchange Value reflect all appropriate valuation criteria for the Partnership in accordance with industry practice. Each component of the Exchange Value is presented for the Partnership in the tables and discussions below.

EXCHANGE VALUE COMPONENTS

     The following table sets forth the Exchange Value components, determined as of July 1, 1998:

                  Fair market value of Proved Reserves
                     of oil and gas properties(1)                           $ 11,444,000
                  Current assets, less current liabilities(2)                  1,500,000
                  General intangibles(3)                                         100,000
                                                                            ------------

                           Exchange Value                                   $ 13,044,000

(1)  As determined by Gruy.
(2) Estimated - Based on unaudited June 30, 1998 financial statements prepared by Middle Bay.
(3)  As determined by Middle Bay.

         The net book value of the Partnership as of June 30, 1998 was $_________ after deducting 1998 distributions aggregating $1,766,586. The current net assets are based upon the Partnership's June 30, 1998 unaudited financial statements, respectively, maintained in accordance with applicable provisions of the Partnership Agreement.

         Middle Bay has assigned nominal value to the Partnership's equipment (comprised of oil and gas production and processing facilities) on the assumption that its salvage value at the end of the commercial lives of acquired wells will approximate the cost of plugging and abandoning the wells, contingent liabilities which Middle Bay is assuming. Middle Bay also believes that valuing the current assets and liabilities of the Partnership at their book value as of June 30, 1998 is appropriate to reflect the fair market value of these items in the stated amounts reflected in the Partnership's unaudited balance sheet as of that date.

         The calculation of the fair market value of the Partnership's Proved Reserves for the purpose of determining the Exchange Value was estimated using the income approach as opposed to the market data approach because it is difficult to identify sales of oil and gas properties that are comparable in net reserves, product prices, location, operating expenses and operator expertise. For the proved producing properties, the discounted future net revenue is reduced to a fair market value by multiplying by a suitable fraction that accounts for the risk associated with an investment. For proved developed nonproducing and proved undeveloped reserves, the present value of the required capital is added to the discounted future net revenue, a suitable risk factor is applied, and the present value of the capital is subtracted from that value. This approach assumes that the capital is invested with certainty and the resulting cash flow stream is burdened with the uncertainty. In all cases, the payout time and the internal rate-of-return for each fair market value estimate are computed and compared with that which a rational investor would expect.

         The net quantities of Proved Reserves attributable to the Partnership's interest in its wells, together with the estimated fair market value of those reserves, were estimated as of July 1, 1998 in the report prepared by Gruy. A copy of the report, which also sets forth the criteria and assumptions used in evaluating the Partnership's Proved Reserves, is included herewith in Exhibit "A."

         There are numerous uncertainties inherent in estimating quantities of Proved Reserves. Gruy prepared the data based on their evaluation of the total Proved Reserves attributable to all of the wells in which the Partnership had an interest as of July 1, 1998. Estimates by other independent petroleum engineers could vary from the Gruy Report's estimates and could result in higher or lower valuations.

         The estimates of the Partnership's future gross revenues attributable to its estimated Proved Reserves as of July 1, 1998 were calculated based on natural gas and crude oil prices in effect on that date with certain escalations. Those prices had a weighted average of $2.72 per Mcf for natural gas and $16.44 per Bbl for oil.

         Future operating and development costs were based on the Partnership's operating and development costs as of July 1, 1998 and with certain escalations as described in the Gruy Report. Future severance (production) and ad valorem (property) taxes were calculated using rates prevailing at July 1, 1998. The estimated future gross revenues, future operating and development costs and production taxes were allocated to the Partnership in accordance with its interest in oil and gas properties, taking into account applicable reversionary and overriding royalty interests.

         The present values of the estimated net cash flows attributable to the Partnership's Proved Reserves were calculated by discounting the future net cash flows to present value at the rate of 10% per year, as adjusted in accordance with the Partnership Agreement. The discount factor is intended to reflect the timing of future net cash flows. No further discount or risk adjustment was applied. Present value, regardless of the discount rate used, is materially affected by assumptions as to timing of and prices obtained for future production, which may prove to have been inaccurate.

         The Gruy Report is included as Exhibit "A" to this Prospectus. Estimates of the Partnership's Proved Reserves and of the present value of future net cash flows from the reserves are estimates only and are based on numerous assumptions and conditions of those estimates.

         In determining the value attributed to general intangibles, Middle Bay evaluated the success to date of the Partnership, total consideration paid to date to the participants and the value to Middle Bay of dissolving and liquidating the Partnership so that Middle Bay can focus on its current operations and reduce the administrative burdens associated with operating the Partnership. From inception through July, 1998, the Partnership has made cash distributions to participants aggregating $5,154,285, or $4.67 per Unit.

         The Exchange Value will not be adjusted to reflect changes after July 1, 1998 in the present value of the estimated future net cash flows attributable to the Partnership's Proved Reserves. No adjustments will be made to the Exchange Value due to changes in demand for or costs or prices of oil and gas that differ from the assumptions employed or other market related events after July 1, 1998, although those could affect the value of the Units.

                         REASONS FOR THE EXCHANGE OFFER

RECOMMENDATION OF THE GENERAL PARTNER

         As the General Partner, Middle Bay initiated and has proposed the Exchange Offer and has recommended approval of the Proposal. Middle Bay's decision is based on its conclusion that the Exchange will be more beneficial to Investors than the alternatives of continuing the Partnership or liquidating all of the assets of the Partnership and that the terms of the Exchange Offer and related Proposal, including the method used to determine the Exchange Value and the procedures involved in the Proposal, are both fair and appropriate.

         Middle Bay and Enex, prior to its merger with Middle Bay, acting together in reaching the conclusion to recommend that each of the Investors accept the Exchange Offer and approve the Proposal, considered a number of factors, including, without limitation, the following:

                  (a) The financial condition, results of operations and cash flows of Middle Bay and the Partnership, both on a historical and a prospective basis. In this regard, the General Partner believes that

Middle Bay historically, and on a pro-forma basis after acquisition of the Partnership's assets, has been and is likely to continue in the future to be a strong company, with prospects that could continue to show significant increases in results of operations and cash flow, resulting in future appreciation in the price of the Common Stock.

                  (b) The consideration to be received by the Partnership's Investors in connection with the Exchange Offer represents a significantly higher distribution to Investors than could be expected from the present value of continued total cash distributions or the distributions to Investors in liquidation. Specifically, the General Partner estimates that cash distributions for the life of the Partnership, if the Partnership were to continue operations, would be $11.30 per Unit and would have a present value (using a 10% discount rate) of $8.37 per Unit.

                  (c) Current market conditions and historical market prices, volatility and trading information with respect to the Common Stock of Middle Bay, compared to the lack of a trading market for the Partnership Units. In this regard, the potential growth rate and market price to earnings and cash flow potential of Middle Bay were considered. Middle Bay believes that Investors will receive the benefit of any future growth in the value of their equity interest in Middle Bay rather than receiving cash distributions from the Partnership, which are likely to decrease rapidly as the remaining oil and natural gas reserves of the Partnership are depleted.

                  (d) Liquidity of the Common Stock of Middle Bay compared to the lack of liquidity of the Partnership Units. The Common Stock of Middle Bay has an active trading market on NASDAQ Small Cap Market. The Partnership Units have no liquidity, and the Partnership Agreement restricts transfer of the Partnership Units.

                  (e) The terms and conditions of the Exchange Offer, including the amount of consideration to be paid to the Investors and the form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Exchange Offer. Middle Bay deemed that the Exchange Offer is favorable to the Partnership's Investors. In reaching this conclusion, the General Partner noted the nature of the representations and warranties and the limited number of conditions in the Exchange Offer. The General Partner believes that in the absence of extraordinary or unforeseen circumstances, there is a high likelihood that the transaction will be completed, subject to the requisite approval of the Partnership's Investors. Accordingly, the General Partner believes that the Exchange Offer is more favorable to the Investors than purchase and sale agreements that are customarily entered into.

                  (f) The review of other alternatives for the Partnership, including possible sales of Partnership assets to third parties, continued operation of the Partnership and liquidation of the Partnerships. Middle Bay did not believe that the sale of all of the assets of the Partnership was as attractive to the Partnership as the Exchange Offer because of the premium over the value of the reserves being offered by Middle Bay in the Exchange Offer, the uncertainty that a third-party purchaser or purchasers could be found for all of the assets and, if found, whether a purchase and sale agreement could be negotiated on terms favorable to the Partnership. Middle Bay did not believe that liquidation of the Partnership was as attractive to the Partnership as the Exchange Offer because the estimated liquidation value of the Partnership is substantially less than the consideration to be received by each of the Investors under the Exchange Offer. Middle Bay did not believe that the continued operation of the Partnership was as attractive to the Partnership as the Exchange Offer because Middle Bay believes that the continued cash distributions made by the Partnership are likely to decrease rapidly as the remaining oil and natural gas reserves are depleted.

                  (g) The uncertainties and risks in the oil and gas industry and the possibility that changes in the industry or continued volatility of oil and gas prices could have a significantly greater effect on the Partnership due to the size of the Partnership compared to Middle Bay and the greater diversification of oil and gas properties and prospects of Middle Bay. Middle Bay also considered the possibility that such uncertainties could be disadvantageous to Middle Bay and advantageous to the Partnership.

                  (h) Middle Bay is restricted under certain credit agreements from paying cash dividends to its stockholders and Investors could continue to receive cash distributions from the Partnership. However, the General Partner believes that the cash distributions to the Investors from the Partnership will likely decrease rapidly as the remaining oil and natural gas reserves are depleted.

                  (j) The tax consequences to the Partners in connection with the Exchange Offer and liquidation of the Partnership. Although the tax consequences to some of the Partners may be unfavorable, Middle Bay believes that the benefits of the transaction outweigh any such unfavorable consequences, on balance, for all of the Partners.

         In view of the wide variety of factors considered in connection with its evaluation of the terms of the Exchange, Middle Bay did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

         MIDDLE BAY, THE GENERAL PARTNER OF THE PARTNERSHIP, HAS DETERMINED THAT THE EXCHANGE IS FAIR AND IN THE BEST INTERESTS OF THE PARTNERSHIP AND ITS PARTNERS AND HAS RECOMMENDED THAT THE PARTNERS OF THE PARTNERSHIP TENDER THEIR PARTNERSHIP INTERESTS AND CONSENT TO THE PARTNERSHIP PROPOSAL.

ALTERNATIVES TO THE EXCHANGE

         Middle Bay's analysis of the most probable results of continuing the Partnership indicate that, while continuing the Partnership would avoid the risks associated with the ownership of Common Stock in Middle Bay, Investors will receive potentially greater values by participating in the Exchange than the values they would derive from this alternative. Middle Bay estimates that continuing the Partnership under market and operating conditions prevailing in 1998 would likely generate decreasing annual distributions to Investors of $2.24 per Unit in 1998, $1.04 in 1999, $.76 in 2000 and $.48 in 2001. Middle Bay
estimates that the remaining economic life of the Partnership is five years.

         Middle Bay also believes that, while liquidating the Partnership would provide an immediate cash return and avoid the risks associated with owning Middle Bay Common Stock, the Exchange will provide

Investors with greater values than they would likely receive in liquidation of the Partnership. Middle Bay's liquidation analysis reflects an estimated liquidation value of approximately $10,824,000, or $9.82 per Unit. For purposes of determining the general and administrative costs to the Partnership, Middle Bay estimated that general and administrative expenses would approximate the general and administrative expenses incurred by the Partnership during the year ended December 31, 1997 on an annualized basis.

         The following tables summarize the results of Middle Bay's liquidation analysis in comparison to the Exchange Value for the Partnership Units determined by Middle Bay. The table also includes valuation data derived from Middle Bay's analysis of continuing the Partnership. Middle Bay did not undertake its continuation analysis for the purpose of valuing the Partnership, but solely to illustrate the likelihood of decreasing distributions based on production declines as projected in the Gruy Report and oil and gas prices at July 1, 1998. However, because SEC disclosure standards for roll-up transactions require a comparison of the value of the consideration offered in the transaction with the value of the consideration estimated for each alternative to the transaction, the tables also reflect the results of extending Middle Bay's continuation analysis for the balance of the estimated life of the Partnership's Proved Reserves, and discounting the projected stream of distributions to present value at the same 10% discount rate used in Middle Bay's liquidation analysis to account for the timing of cash flows as well as production and concentration risks.

                                                                          Total Investor     Value Per
                  Valuation Method                                          Value(1)           Unit
                  ----------------                                          --------           ----
         Exchange Value                                                   $  13,044,000      $ 11.83
         Liquidation value estimated by Middle Bay                           10,824,000         9.82
         Continuation analysis by Middle Bay,
            assuming natural gas prices of $2.29
            per Mcf and oil prices of $12.45 per
            Bbl for 1998(2)                                                  12,464,223        11.30

(1) The Exchange Value and liquidation value attribute no value to the General Partner's interest. The continuation analysis assumes continued distributions to the General Partner pursuant to the terms of the Partnership Agreement.

(2) The assumed natural gas and oil prices are the prices used for preparation of the Partnership's reserve report at July 1, 1998, with escalation of prices and costs as set forth in the Gruy Report. The continuation analysis was calculated based upon Middle Bay's estimate of the remaining economic life of the Partnership, estimated to be five years.

         The actual amount that Investors would receive if the Partnership continued its operations would depend on production levels and various other factors (prices, costs, etc.), which cannot be predicted with certainty. In addition, the actual amount that Investors would receive under either of the alternatives to the Exchange would depend on future oil and gas prices. To the extent that future prices for those commodities are materially higher or lower than the pricing assumptions made by the General Partner, those fluctuations would likely have a similar effect on the operating results, distribution rates and market value of the Partnership

Units, largely negating the effect of price changes on a comparison between the Exchange and either alternative of continuing the Partnership or liquidating its assets. In addition, Middle Bay believes that liquidating the Partnership would deprive Investors of the opportunity to benefit from any future upturn in oil and gas prices.

BENEFITS OF CONTINUED OPERATIONS

         Continuing to operate the Partnership could benefit Investors by avoiding many of the risks associated with owning Middle Bay Common Stock. In addition, Middle Bay does not pay cash dividends on its shares of Common Stock and does not anticipate paying dividends in the foreseeable future. However, Middle Bay's continuation analysis reflects a present value (using a 10% discount rate) that is $3.46 per Unit (29%) below the Exchange Value. Accordingly, Middle Bay believes that Investors are likely to receive less value if the Partnership continues in its present form than they would receive by participating in the Exchange. While this conclusion is supported by Middle Bay's analysis of continuing the Partnership, there can be no assurance that the Exchange will be more beneficial to Investors than continuing the Partnership.

                                         PARTNERSHIP CONTINUATION ANALYSIS

                                                                                               PV 10%
                      Year          Total Cash Flow(1)       Cash Flow Per Unit(2)       Cash Flow Per Unit
                      ----          ---------------          ------------------          ------------------
                      1998             $ 2,469,893                 $ 2.24                        2.21
                      1999               1,142,036                   1.04                         .95
                      2000                 843,009                    .76                         .63
                      2001                 533,308                    .48                         .36
                      2002                 134,554                    .12                         .08
                      2003               7,341,423  (3)              6.66                        4.14
                                       -----------                 ------                       -----

                    Total(4)           $12,464,223                 $11.30                       $8.37

(1) Reflects total cash flow allocated to participants of the Partnership, after allocation of cash flow to the General Partner's interest pursuant to the terms of the Partnership Agreement.

(2)      Obtained by dividing the total cash flow by 1,102,631 Partnership
         Units.

(3)      Includes estimated net value of remaining assets.

(4) Middle Bay's continuation analysis estimates that the remaining economic life of the Partnership is five years. This analysis assumes that total revenues, production taxes and lease operating expenses will be consistent with those assumptions set forth in the Partnership reserve report dated July 1, 1998 and that annual general and administrative expenses will be consistent with actual annualized general and administrative expenses incurred by the Partnership for the year ended December 31, 1997.

BENEFITS OF LIQUIDATION

         If the Partnership liquidated its assets and completed a dissolution upon the sale of its assets for cash, the Investors would benefit by receiving an immediate cash return without continuing to be subject to the risks of owning Middle Bay Common Stock and risks of participation in oil and gas operations. In addition, if the Partnership were liquidated in a cash transaction, Investors could reinvest the proceeds in similar or different investments. For the reasons described below, however, Middle Bay believes that liquidating the Partnership would not provide Investors with greater values than those they would receive in the Exchange. Although Middle Bay made various assumptions that it believes to be reasonable in conducting the liquidation analysis supporting this conclusion, there can be no assurance that those assumptions would ultimately prove to be correct and that proceeds of a cash sale would not exceed the value of the Common Stock issuable in the Exchange.

         Middle Bay's decision to recommend approval of the Proposal is supported by Gruy's liquidation analysis, reflecting a liquidation value of $10,824,000, or $9.82 per Unit. Based on these factors, Middle Bay has concluded that, while a sale of the Partnership's properties as a whole would provide an immediate cash return to Investors, it would likely result in valuations by an unaffiliated bidder or bidders below the Total Exchange Value, and further, any cash received would likely be equal to or less than the liquidation value after payment of transaction costs and costs associated with liquidation and dissolution. Additionally, Middle Bay will assume all contingent and unknown liabilities of the Partnership, as well as sole responsibility for payment of all transaction costs associated with the Exchange Offer, allowing distribution of consideration without deduction for such costs. Middle Bay believes it extremely unlikely that a third party would offer to purchase the Partnership's assets and also assume responsibility for payment of transaction costs.

                        PARTNERSHIP LIQUIDATION ANALYSIS

         Estimated cash proceeds from sale of oil and gas properties                         $11,444,000
         Working capital(1)                                                                    1,500,000
         General and administrative expense(2)                                                (1,550,000)
         Transaction costs(3)                                                                   (570,000)

         Net Aggregate Liquidation Value                                                     $10,824,000

         Liquidation Value Per Unit(4)                                                             $9.82

(1) At June 30, 1998, the Partnership had total assets of $_________ and estimated working capital of $1,500,000.

(2) Estimated expenses to the Partnership in preparing the Partnership financial statements, tax returns, investor tax statements and similar administrative matters. This estimate was determined based upon the annualized actual expenses incurred by the Partnership for general and administrative expense for the year ended December 31, 1997.

(3) Estimated legal, land, broker, accounting, printing and other costs associated with the sale of the Partnership's oil and gas properties.

(4) Individual Unitholders' actual liquidation value per unit may vary pursuant to the relationship the Unitholders' respective capital accounts bear to their interests in the Partnership. Please see Section 4.6 of the Limited Partnership Agreement.

Middle Bay's liquidation analysis assumed that a majority in Interest of the Investors would approve the sale of all or substantially all of the Partnership's assets, as required under the Partnership Agreement. Based on this analysis, the General Partner concluded that Investors would benefit more from the Exchange than a potential liquidation of the Partnership.

BOARD OF DIRECTORS OF MIDDLE BAY;
MIDDLE BAY'S REASONS FOR THE EXCHANGE

         At a meeting held on June 18, 1998, the Board of Directors of Middle Bay unanimously approved the Exchange Offer and the issuance of Middle Bay Common Stock in connection with the Exchange. The Alabama Corporation Law does not require that Middle Bay stockholders approve the Exchange Offer or the issuance of Middle Bay Common Stock, and no such approval is being sought.

         In reaching its conclusion to approve the Exchange Offer, the Board of Directors of Middle Bay determined that the purchase of Partnership assets by Middle Bay is consistent with and in furtherance of the long-term business strategy of Middle Bay. In addition, the Board of Directors believes that the Exchange Offer provides Investors in the Partnership the opportunity to benefit from the continued growth of Middle Bay and consideration in excess of the liquidation value of the Partnership. In addition, the Board believes that dissolution of the Partnership upon consummation of the Exchange and adoption of the Proposal by the Partnership will allow Middle Bay to focus its resources on the core assets and projects of Middle Bay.

FIDUCIARY DUTY OF MIDDLE BAY AND ENEX

         Middle Bay's fiduciary duties to Unitholders include legal responsibilities of loyalty, care and good faith. Middle Bay, as the General Partner of the Partnership, may not profit by any conduct or transaction in contravention of its fiduciary obligations to the Investors. Rights of action by or on behalf of the Investors for any breach of these duties are provided under most state limited partnership or other laws. Under New Jersey law, which is the choice of law provided in the Partnership Agreement, a limited partner may bring action against a general partner, upon a showing of the breach of its fiduciary duty, to recover his capital contribution or to seek an accounting and dissolution of the partnership. While a general partner would have the burden of dispelling all doubts concerning its conduct, simple negligence or an error in judgment not amounting to a breach of fiduciary duty would constitute a defense to the limited partner's actions under New Jersey law. Middle Bay believes that it has complied with its fiduciary duties in the management of the Partnership and in connection with the Exchange Offer.

         Under New Jersey law, except as described below, if a nonconsenting Investor believes that adoption of the Proposal or consummation of the Exchange would constitute a breach of the General Partner's fiduciary duties, the Investor could institute legal action against Middle Bay to enjoin the Exchange or implementation of the Amendment contemplated by the Proposal or to recover damages resulting from the consummation of the Exchange. In appropriate circumstances, a limited partner may institute a class action against its general partner on behalf of himself and the other similarly situated limited partners or a derivative action against a general partner on behalf of the partnership to recover damages for a breach of a general partner's fiduciary duties. This is a developing area of the law, and Investors who have questions concerning the General Partner's duties should consult with their own legal counsel.

         The Partnership Agreement provides that the General Partner and its affiliates will not be liable to the Partnership or the Investors for errors of judgment or any acts or omissions that do not constitute negligence or misconduct. In addition, the Partnership Agreement provides generally that, to the extent permitted by law, the Partnership will indemnify the General Partner and its affiliates providing services on behalf of the Partnership against judgments and amounts paid in settlement, plus costs and expenses (including reasonable attorneys' fees and expenses) actually and reasonably incurred, if the indemnitee acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Partnership. In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy and, therefore, unenforceable.

ACCESS TO INVESTOR LIST AND PROGRAM RECORDS

         Middle Bay will provide free of charge to any Investor, upon written request, a current alphabetized listing of all names and addresses of Investors in the Partnership. Investors are afforded this right under the Partnership Agreement and federal and state law. Investors also have the right under the Partnership Agreement to inspect the books and records of the Partnership at all reasonable times in the offices of the General Partner.

                               CONSENT PROCEDURES

WRITTEN CONSENT AND VOTE REQUIRED

         Investors may tender their Partnership Units or vote against the Proposal by properly completing and executing the Letter of Transmittal accompanying this Prospectus and attached as Exhibit "C" in accordance with the instructions contained therein and delivering it, together with any requisite supporting documents indicated in the Letter of Transmittal, prior to the Expiration Date to Middle Bay at the following address:

                          Middle Bay Oil Company, Inc.
                          1221 Lamar Street, Suite 1020
                              Houston, Texas 77010
                            Telephone: (713) 759-6808

PARTNERSHIP UNITS WILL NOT BE VALIDLY TENDERED UNLESS THE LETTER OF TRANSMITTAL HAS BEEN COMPLETELY AND FULLY EXECUTED IN ACCORDANCE WITH THE INSTRUCTIONS THERETO AND ACCOMPANIED BY ALL OTHER REQUIRED DOCUMENTS IN FORM AND SUBSTANCE SATISFACTORY TO MIDDLE BAY. All questions concerning the validity, form and eligibility (including time of receipt) of tenders will be determined by Middle Bay, whose determination will be final and binding.

CONSENT TABULATION

         All votes consenting to the Proposal and withholding consent, as directed in the Letter of Transmittal submitted by Investors, will be tabulated by the Exchange Agent, Bank of Oklahoma, N.A. (the "Bank"). The Bank has agreed to make the tabulation available to Investors upon request to Middle Bay.

EXPIRATION OF EXCHANGE OFFER

         The Exchange Offer will be held open for thirty (30) days from the date of this Prospectus and will expire at 5:00 p.m. Central Time on the Expiration Date. The Expiration Date will be ________, 1998, unless extended by Middle Bay for a period of up to ten (10) days. Notice of extension of the Exchange Offer, if made, will be given by mail to each Investor. An extension will be effective upon mailing of notice.

AMOUNT TENDERED

         Middle Bay will not accept tenders of less than all of an Investor's Partnership Units.

REVOCABILITY OF TENDERS

         Tenders of Partnership Units and consents to the Proposal may be revoked at any time prior to the Expiration Date by sending notice of revocation to Middle Bay at 1221 Lamar Street, Suite 1020, Houston, Texas 77010, Attention:
Stephen W. Herod. The notice should identify the Investors, include the number of Partnership Units for which he is revoking his tender and indicate an intention to revoke a prior tender and withhold consent to the Proposal. If this Prospectus is amended to reflect a material adverse development, the Expiration Date will be extended, if required, to afford at least twenty (20) days for Investors to revoke their prior tender of Partnership Units.

SOLICITATION OF LETTERS OF TRANSMITTAL

         Middle Bay may enter into one or more agreements with participating NASD broker/dealers ("Soliciting Dealer") to assist in the solicitation of Letters of Transmittal for the Exchange Offer. Each Soliciting Dealer who executes an agreement with Middle Bay will be entitled to receive a fee from Middle Bay. Total fees paid to all Soliciting Dealers are not expected to exceed $30,000 in the aggregate.

         Middle Bay has agreed to indemnify Soliciting Dealers (if any) against certain civil liabilities, including liabilities under the Securities Act. The Soliciting Dealers may be deemed to be underwriters within the meaning of the Securities Act.

ACCEPTANCE OF TENDERS

         On the Closing Date, subject to the satisfaction or waiver of the conditions to the Exchange Offer, Middle Bay will accept all Partnership Units properly tendered pursuant to the Exchange Offer. Middle Bay will then cause the assets of the Partnership, subject to associated liabilities, to be withdrawn from the Partnership and contributed to Middle Bay effective as of the Effective Date in exchange for the Common Stock, which will be issued and delivered promptly after the Closing Date.

         On the Closing Date, Middle Bay will cause certificates representing the Common Stock issuable in the Exchange to be registered in the name of holders who have accepted the Exchange Offer. Middle Bay will also cause a certificate representing the shares of Common Stock that will be issued to participants upon liquidation of the Partnership to be issued in the name of the Partnership, pending dissolution, liquidation and winding up of the Partnership. Immediately thereafter, Middle Bay will cause the shares of Common Stock issued in the name of the Partnership to be transferred into certificates representing Common Stock registered in the names of the individual participants remaining in the Partnership following liquidation.

SPECIAL REQUIREMENTS FOR CERTAIN INVESTORS

         Some of the Investors are entities, such as estates, trusts, corporations, limited partnerships or general partnerships. With respect to a Partnership Unit tendered by an Investor other than an individual, Middle Bay may elect, at its option, to require that each Letter of Transmittal be accompanied by evidence that the Investor has met all requirements of its governing instrument, such as applicable partnership or joint venture agreements, and is authorized to tender its Partnership Units under the laws of the jurisdiction in which the entity was organized. With respect to most trusts, including individual retirement accounts, Middle Bay expects to require only that the named trustee (or authorized representative thereof) execute the Letter of Transmittal.

REPRESENTATIONS AND COVENANTS

         Each Investor represents in the Letter of Transmittal that he has, and will have as of the Closing Date, the right and authority to transfer his Partnership Unit and that his Partnership Unit is free and clear of all liens, encumbrances and adverse claims. The Letter of Transmittal also contains a covenant by the Investor to execute any additional documents and instruments that may be reasonably required to more effectively transfer to and to vest in Middle Bay the assets underlying the tendered Partnership Units and a power of attorney to Middle Bay to permit Middle Bay, as General Partner, to execute on his behalf any additional documents necessary to consummate the Exchange, including any documents on behalf of Investors that may be necessary to withdraw the assets of the Partnership and contribute those assets to Middle Bay.

VALIDITY OF TENDERS

         All questions concerning the validity, form, eligibility (including time of receipt) and acceptance of Partnership Units tendered will be determined by Middle Bay, whose determination will be final and binding. The interpretation by Middle Bay of the terms and conditions of the Exchange Offer (including the instructions to the Letter of Transmittal) will also be final and binding. Middle Bay reserves the right to waive any irregularities or conditions regarding the manner of tender. Any irregularities in connection with such tenders must be cured within such time as Middle Bay determines unless waived by Middle Bay.

         Tenders will be deemed not to have been made until irregularities have been cured or waived. Any Letter of Transmittal not properly completed and executed will be returned by Middle Bay to the tendering Investor as soon as practicable, unless the irregularities are cured or waived. Middle Bay is under no duty to give notification of defects in tenders and will not incur liability for failure to give such notification. Delivery of the Transmittal Letter is at the risk of the Investor. A tender will be effective only when the Letter of Transmittal is actually received by Middle Bay. To ensure receipt of the Letter of Transmittal and all other required documents, if any, when sent by the U.S. mail, Investors should use certified or registered mail, return receipt requested.

PAYMENTS OF FEES AND EXPENSES

         Fees and expenses incurred in connection with the Exchange Offer will be paid by Middle Bay, whether or not the Proposal is accepted. Fees and expenses incident to the Exchange Offer are estimated to be approximately $_______, all of which will be funded from Middle Bay's working capital. The estimated fees and expenses for the Exchange Offer are itemized below:

                  SEC registration fee .........................................       $    1,684
                  NASD filing fee...............................................
                  NASDAQ listing fees...........................................
                  Soliciting Agent fees.........................................           30,000
                  Legal fees and expenses.......................................
                  Blue Sky expenses.............................................
                  Printing costs................................................           17,000
                  Engineering fees..............................................
                  Accounting fees...............................................
                  Miscellaneous.................................................

                           Total................................................


COMPLIANCE WITH TENDER OFFER PRACTICES

         In conducting the Exchange Offer, Middle Bay will comply with the provisions of Rule 14c-1 under the Exchange Act relating to the solicitation of tenders and the payment of consideration in a tender offer.

                        CERTAIN FEDERAL TAX CONSEQUENCES

         The following tax discussion summarizes certain federal income tax consequences of the Exchange. This summary reflects the advice of Thrasher, Whitley, Hampton & Morgan, counsel to Middle Bay in connection with the Exchange. It is intended to provide only a general summary and does not include a complete analysis of the consequences that may vary with or are contingent upon individual circumstances, such as a taxpayer who is subject to special provisions of the Internal Revenue Code. This discussion does not address the federal income tax treatment of other transactions related to the Exchange, any aspect of state, local or foreign tax laws or any federal laws other than those pertaining to income tax.

         None of the parties have requested a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange. No assurance can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after the consummation of the Exchange, could be applied retroactively.

TAX CONSEQUENCES OF THE EXCHANGE

         Upon the exchange of Partnership Units for Common Stock, Investors must recognize gain or loss equal to the difference between the fair market value of the Common Stock received by them and bases in the Partnership Units exchanged therefor. The tax consequences to Investors who do not participate in the Exchange, but rather receive Common Stock upon liquidation of the Partnership, should be deemed to have transferred their Partnership Units for Common Stock.

         The Internal Revenue Service might argue that the transaction constitutes a transfer of assets of the Partnership to Middle Bay for Common Stock, with the Common Stock then distributed to Investors not participating in the Exchange in liquidation of their interests in the Partnership. Under such a characterization of the transaction, the Partnership would recognize gain or loss on the disposition of the assets which would be allocated to those Investors. Such characterization could affect the amount of gain or loss recognized by them. However, courts evaluating the transfer of all of the assets of a partnership, followed by a termination of the business of the partnership, have held, according to a rule known as the "sale of a going business doctrine," that such transactions will be characterized as a transfer of partnership interests in exchange for the assets received rather than a transfer by the partnership of assets and subsequent liquidation. According to that doctrine, the treatment afforded Unitholders not consenting to the Exchange should not differ from the tax treatment realized by Investors who agree to exchange their Partnership Units for Common Stock. The sale of a going business doctrine has been implicitly rejected by the Internal Revenue Service, however, and the doctrine has not been affirmed by any recent court decision.

         Assuming the Unitholder has held his Interest as a capital asset for more than one year and assuming his Interest has not been held for sale in the ordinary course of the Unitholder's trade or business, any gain or loss realized upon the transfer of Partnership Units will be taxed as long-term capital gain or loss, except to the extent that the consideration received is attributable to his allocable share of appreciated inventory items and unrealized receivables (including depreciation recapture and excess intangible drilling and development costs) of the Partnership. The portion of any gain attributable to these items will be taxed to the Unitholder as ordinary income. In addition, in the event of a recharacterization of the transaction as a transfer of assets, additional ordinary income could be recognized by the Partnership which would be allocable to Unitholders.

REALIZATION OF SUSPENDED PASSIVE LOSSES

         Upon disposition of Partnership Units, Unitholders will have completely disposed of their Interest in the Partnership. Any Unitholder who has any suspended passive losses resulting from the ownership of Partnership Units will be allowed to recognize those suspended passive losses upon consummation of the Exchange, assuming the Partnership Units constitute the Unitholder's entire interest in an activity for purposes of the passive loss rules.

BASIS IN STOCK

         Upon consummation of the Exchange, the basis of the Common Stock received by Investors will generally be equal to the fair market value of such securities as of the date of consummation of the Exchange.

         THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                     COMPARATIVE RIGHTS OF SECURITY HOLDERS

         The following comparative information is an accurate summary of the material differences associated with rights of a holder of Units in the Partnership versus stockholders in Middle Bay.

              THE PARTNERSHIP                           MIDDLE BAY

                           Distributions and Dividends

The Partnership Agreement provides for cash distributions in the discretion of the General Partner in an amount equal to approximately the difference between revenues allocated to the respective partners and costs charged to the partners. The Partnership Agreement states that the provisions do not serve as a limitation on the right of the General Partner to retain, pledge or use so much of the revenues or other assets of the Partnership to conduct additional operations, establish reserves for anticipated expenditures or repay any amounts borrowed by the Partnership to finance the conduct of such operations.

Under Alabama law, dividends may be paid out of the company's surplus or out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although holders of Common Stock are entitled to receive any dividends declared thereon by Middle Bay's Board of Directors out of legally available funds, no dividends are expected to be paid on the Common Stock for the foreseeable future. In addition, Middle Bay's credit agreements restrict its ability to pay cash dividends.

                                   Tax Matters

The Partnership is not subject to federal or state income taxes. Each partner is allocated his pro-rata share of the Partnership's taxable income.

Middle Bay is subject to federal income tax on its consolidated income after allowable deductions and credits. Stockholders will not be taxed on Middle Bay's income, but will generally be subject to federal and state income taxes on any dividends received from the Company.

                                  Voting Rights

Holders of Units in the Partnership are entitled to one vote per Unit on matters submitted to them for a vote, on any sale of all or substantially all of the assets, dissolution of the Partnership and removal of the General Partner. Each of these matters requires the consent of a majority of the outstanding units.

Stockholders of Middle Bay are entitled to one vote per share on all matters submitted to them for a vote, including the election and removal of directors, amendments to the Articles of Incorporation, certain mergers and share exchanges, dissolution and the sale of all or substantially all of the assets of Middle Bay. These matters require the approval of a majority of the outstanding Common Stock. Accordingly, the holders of Units will not receive a security with significantly different voting rights, other than eliminating the right to compel dissolution and adding the right to participate in annual elections of directors. However, former holders of Units will own a smaller percentage interest in Middle Bay than they currently own in the Partnership, resulting in a corresponding decrease in their voting power.

                             Right to Call Meetings

Meetings of the partners of the Partnership may be called by the General Partner or by holders of at least 10% of the outstanding Units. Actions requiring a vote of the holders of Units may be taken without a meeting upon written consent by the same percentage of Unitholders required to approve the action at a meeting.

Special meetings of Middle Bay's stockholders may be called by the President, Board of Directors or by holders of not less than 10% of the Common Stock. Actions requiring a vote may be taken without a meeting upon written consent by all stockholders.

                             Right to Investor List

Under New Jersey law and the Partnership Agreement, a holder of Units has the right to examine or copy a listing of the names and addresses and record ownership positions of the holders of Units.

Middle Bay is required to maintain a list of the names and addresses of all stockholders at its principal office during normal hours for any proper purpose and, in certain circumstances, to provide a copy of the list to any stockholder upon request.


                        Assessments and Limited Liability

Under the terms of the Partnership Agreement, Unitholders are not subject to additional assessments. The liability of the Unitholders is generally limited to their capital contributions and, in certain circumstances, the amount of any capital distributed or returned to them.

Middle Bay's stockholders will not be subject to assessments or to personal liability for obligations of the Company.

                            Associations and Dilution

Under the terms of the Partnership Agreement, the Unitholders pay 95.89% of all costs of the Partnership, while the General Partner pays 4.11% of such costs.

Middle Bay's Articles of Incorporation authorize the issuance of up to 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, including shares that may be divided into one or more additional series with rights and preferences to be determined by the Board of Directors without any stockholder action. An investor's percentage interest in Middle Bay is subject to dilution upon issuance of additional securities by the Company.

                                    Liquidity

There is no trading market for the Units.

Middle Bay's Common Stock is traded on the NASDAQ Small Cap Market, and the shares issued pursuant to this Exchange Offer will be freely traded by nonaffiliates of the Company.

                            Redemption and Conversion

The Units are not redeemable or convertible into other securities.

Middle Bay Common Stock is not redeemable or convertible.

                               Financial Reporting

The Partnership is subject to the reporting requirements of the Exchange Act and files periodic reports with the SEC, copies or summaries of which are provided to its Unitholders.

Middle Bay is subject to the reporting requirements of the Exchange Act and files periodic reports, as well as proxy statements, with the SEC, copies or summaries of which are provided to its stockholders.

                               Operating Strategy

The Partnership was formed in 1997 as a consolidation of 34 oil and gas limited partnerships. The Partnership owns various interests in producing oil and gas properties located primarily in Texas, Oklahoma and Louisiana. The Partnership does not intend to engage or participate in any significant drilling activities, and exploratory drilling is prohibited. Although the Partnership Agreement permits the General Partner to borrow money on behalf of the Partnership, the General Partner's policy has been to refrain from financing oil and gas activities through credit.

Middle Bay is primarily engaged in the exploration, development and production of oil and gas properties in the contiguous United States. Middle Bay's operations are focused primarily in the Mid-Continent and Gulf Coast regions. Middle Bay's general business strategy is to seek new reserves in areas of low geologic risk and to exploit under developed existing oil and gas properties. Middle Bay has, and will continue to, finance a portion of its oil and gas property acquisition through the issuance of equity securities or under credit arrangements with banks.

                           Management and Compensation

Middle Bay is the General Partner of the Partnership and, as such, makes all decisions regarding the business and operations of the Partnership, including production, development and other activities and any sale of properties. The General Partner does not receive any management fee or other fees from the Partnership. The Partnership reimburses the General Partner for operating expenses, well costs and general and administrative expenses incurred on behalf of the Partnership.

The stockholders of Middle Bay elect directors annually, and the directors elect officers of the Company to serve at the discretion of the Board. Officer salaries and incentive compensation are determined annually by the Compensation Committee of the Board of Directors of Middle Bay.

                                Fiduciary Duties

The General Partner's fiduciary duties to Unitholders include legal responsibilities of loyalty, care and good faith. Middle Bay may not profit from drilling for itself or on behalf of the Partnership in contravention of its fiduciary obligation to the partners.

The fiduciary duties owed by the directors to its stockholders under the Alabama Business Corporation Act and remedies available for a breach of those responsibilities are similar to those applicable to the Partnership and Unitholders. Therefore, the Exchange generally will not involve any reduction in the standard of care owed to investors or in the remedies available for any breach of those duties. Moreover, the elimination of the dual role of the Board of Directors as the governing body of Middle Bay with its obligations to stockholders, as well as obligations and duties owed to Unitholders as the General Partner, should remove most of the conflicts of interest inherent in the current structure.

                        Limits on Management's Liability

The Partnership Agreement provides that in any threatened, pending or completed action, suit or proceeding to which the General Partner was or is a party or is threatened to be made a party by reason of the fact that it was or is General Partner of the Partnership involving any alleged cause of action for damages or other activities relative to management and disposition of oil and gas properties or production from such properties, the Partnership will indemnify the General Partner against expenses actually and reasonably incurred by it in connection with such action, suit or proceeding if it acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct does not constitute negligence, misconduct or a breach of its fiduciary obligations to Unitholders.

Middle Bay's Articles of Incorporation and Bylaws provide for the indemnification of directors, officers and agents to the full extent permitted by the Alabama Business Corporation Act. These provisions generally provide for indemnification in the absence of gross negligence or willful misconduct and cannot be amended without the affirmative vote of a majority of the outstanding shares of Common Stock.

                            Continuation of Existence

The Partnership Agreement provides for a term ending December 31, 2015, or until an earlier dissolution upon the occurrence of specified events.

Middle Bay has a perpetual term, subject to dissolution upon the occurrence of specified events.

                            Anti-Takeover Provisions

There are no anti-takeover provisions in the Partnership Agreement. The Partnership Agreement does provide for appraisal rights and cash payment in lieu of accepting securities in exchange for Units in any "roll-up" transaction, as defined in the Partnership Agreement.

There are no anti-takeover provisions in the Articles of Incorporation or Bylaws of Middle Bay or under Alabama law.

                               Liquidation Rights

In the event of liquidation, the partners are entitled to a distribution in proportion to their positive capital account balances after the creditors, including partners who are creditors (to the extent permitted by law), have been paid. If the liabilities of the Partnership exceed the assets upon liquidation, or otherwise if the General Partner then has a negative balance in its capital account, the General Partner must contribute funds to the Partnership until the negative capital account is eliminated and the liabilities are satisfied.

In the event of liquidation, holders of Common Stock would be entitled to share ratably in any assets of Middle Bay remaining after satisfaction of obligations to its creditors and liquidation preferences on any series of preferred stock of the Company then outstanding. Middle Bay currently has shares of Series B preferred stock outstanding, but has no plans to issue additional shares of preferred stock in the foreseeable future.

                           Right to Compel Dissolution

The Partnership may be dissolved by the written vote or consent by partners representing a majority of the outstanding Units.

Under Alabama law, stockholders of Middle Bay may not vote to compel dissolution of the Company without prior action by its Board of Directors.

                    SELECTED PRO FORMA CONSOLIDATED FINANCIAL
                             INFORMATION (UNAUDITED)

         The unaudited pro forma consolidated financial statements have been prepared to give effect to the Partnership Exchange as if it had taken place on March 31, 1998 with respect to the unaudited pro forma consolidated balance sheet, and as of January 1, 1997 with respect to the unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998. The unaudited pro forma consolidated financial statements have also been prepared to give effect to the merger of Bison Energy Corporation and Shore Oil Company with Middle Bay during 1997 and the merger with Enex Resources Corporation and acquisition of substantially all the assets of Service Drilling Co., LLC during 1998.

         The unaudited pro forma adjustments are based upon available financial information and assumptions that the management of Middle Bay believe are reasonable. The unaudited pro forma consolidated financial statements included herein do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or Middle Bay's financial position or results of operations for any future date or period.

         The following unaudited pro forma consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and related notes of Middle Bay and the Partnership included elsewhere in this Prospectus.

                          MIDDLE BAY OIL COMPANY, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                                                        SERVICE DRILLING
                                                                            ENEX         AND PARTNERSHIP
                                                                          PRO FORMA         PRO FORMA           PRO FORMA
                                                          MIDDLE BAY     ADJUSTMENTS       ADJUSTMENTS           COMBINED
                                                         ------------    -----------    -----------------      ------------
                            ASSETS

Current Assets:
    Cash and cash equivalents                            $  5,947,033             0       (1,000,000)(1)       $  4,947,033
    Notes and Accounts receivable -- Trade                  2,949,999             0                0              2,949,999
    Other current assets                                      471,317             0                0                471,317
    Assets held for resale                                    206,466             0                0                206,466
                                                         ------------    ----------      -----------           ------------
         Total current assets                               9,574,815             0       (1,000,000)             8,574,815

    Notes receivable - Stockholder                            167,902             0                0                167,902
    Property, plant and equipment, at cost
    Oil and gas properties (successful efforts method)     82,707,910    (1,349,968)(7)   11,742,372 (1)         93,100,314
    Furniture, fixtures and other                             834,745             0                0                834,745
                                                         ------------    ----------      -----------           ------------
                                                           83,542,655    (1,349,968)      11,742,372             93,935,059
    Accumulated depreciation and depletion                (31,754,337)            0                0            (31,754,337)
                                                         ------------    ----------      -----------           ------------
                                                           51,788,318    (1,349,968)      11,742,372             62,180,722
    Other assets                                              206,713             0                0                206,713
                                                         ------------    ----------      -----------           ------------
                                                           61,737,748    (1,349,968)      10,742,372             71,130,152
                                                         ============    ==========       ==========           ============

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current maturity of long-term debt                      2,602,888             0                0              2,602,888
    Accounts payable and accrued expenses                   3,392,307             0                0              3,392,307
    Oil and gas revenue payable                               196,370             0                0                196,370
    Other current liabilities                                 908,055             0                0                908,055
                                                         ------------    ----------      -----------           ------------
         Total current liabilities                          7,099,620             0                0              7,099,620

    Long-term debt                                         24,499,568             0        5,500,000 (1)         29,999,568
    Deferred income taxes                                   4,052,056    (3,405,379)(7)            0 (1)            646,677
    Minority Interest                                       7,668,395    (2,124,189)(7)   (5,544,206)(1)                  0
                                                         ------------    ----------      -----------           ------------
         Total liabilities                                 43,319,639    (5,529,568)         (44,206)            37,745,865
Stockholders' equity:
    Preferred stock                                         3,627,000             0                0              3,627,000
    Common stock, $.02 par value                              157,059        16,718 (7)       36,153 (1)            209,930
    Additional paid-in capital                             32,962,632     4,162,882 (7)   10,750,425 (1)         47,875,939
    Unearned stock compensation                               (33,750)            0                0                (33,750)
    Accumulated deficit                                   (18,226,792)            0                0            (18,226,792)
    Less cost of treasury stock; 21,773 shares                (68,040)            0                0                (68,040)
                                                         ------------    ----------      -----------           ------------
         Total stockholders' equity                        18,418,109     4,179,600       10,786,578             33,384,287
                                                         ------------    ----------      -----------           ------------
                                                           61,737,748    (1,349,968)      10,742,372             71,130,152
                                                         ============    ==========       ==========           ============

See accompanying notes to unaudited pro forma consolidated financial statements.

                          MIDDLE BAY OIL COMPANY, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                                                PRO FORMA
                                                                               BISON &           COMBINED            ENEX
                                                              MIDDLE BAY        SHORE          ADJUSTMENTS         RESOURCES
                                                             ------------    ----------        -----------        -----------

Revenues:

      Oil and gas sales and plant income                     $ 10,213,047     2,519,599                  0          9,093,316
      Gain on sale of property                                      7,018        38,241                  0          1,925,980
      Overhead income                                                   0        93,083                  0                  0
      Management income                                                 0        25,778            (25,778)(11)             0
      Lease bonus and delay rental income                         975,347       585,630                  0                  0
      Other income                                                237,583        83,303                  0            444,303
                                                             ------------    ----------        -----------        -----------
                                                               11,432,995     3,345,634            (25,778)        11,463,599

Expenses:

      Lease operating and production taxes                      3,848,627       932,767                  0          3,983,129
      Geological and geophysical costs                            222,608             0                  0                  0
      Gas purchases and operating expenses                              0             0                  0            791,403
      Depletion, depreciation and amortization                  4,567,063       581,614          1,163,001 (12)     1,633,771
      Impairments                                              21,147,823             0                  0                  0
      Abandonment expense                                       1,118,838         1,805                  0                  0
      Interest expense                                            671,081       160,275            (69,999)(13)             0
      Stock compensation expense                                  202,500             0                  0                  0
      General, administrative and others                        2,678,593       603,399            (21,000)(11)     2,061,090
                                                             ------------    ----------        -----------        -----------
                                                               34,457,133     2,279,860          1,072,002          8,469,393

      Income (loss) before minority interest, income taxes
      and investee earnings                                   (23,024,138)    1,065,774         (1,097,780)         2,994,206

      Minority interest                                                 0             0                  0         (1,012,449)

      Provision for income taxes (benefit)                     (7,444,798)      302,114           (312,996)(14)        16,082

      Equity in net earnings of equity investees                        0        36,564            (36,564)(15)             0

                                                             ------------    ----------        -----------        -----------
      Net income (loss)                                       (15,579,340)      800,224           (821,348)         1,965,675
      Preferred stock dividend                                    604,712             0            173,332 (16)             0

      Net income (loss) applicable to common stock            (16,184,052)      800,224           (994,680)         1,965,675
                                                             ============    ==========        ===========        ===========

      Income (loss) per share-Basic                          $      (4.76)
      Income (loss) per share-Diluted                        $      (4.76)

      Weighted average common shares outstanding

      Basic                                                     3,397,117
      Diluted                                                   3,397,117


                                                              PRO FORMA        ENEX       PRO FORMA
                                                               COMBINED     CONSOLIDATED  COMBINED        PRO FORMA
                                                             ADJUSTMENTS      PARTNERS   ADJUSTMENTS       COMBINED
                                                             ----------      ---------   ----------      -------------

Revenues:

      Oil and gas sales and plant income                              0      5,819,825    3,173,563(2)   $  30,819,350
      Gain on sale of property                                        0          5,940                       1,977,179
      Overhead income                                                 0              0                          93,083
      Management income                                               0              0                               0
      Lease bonus and delay rental income                             0              0                       1,560,977
      Other income                                                    0         22,265                         787,454
                                                             ----------      ---------   ----------      -------------
                                                                      0      5,848,030    3,173,563         35,238,043

Expenses:

      Lease operating and production taxes                            0      2,032,422    1,242,373(2)      12,039,318
      Geological and geophysical costs                                0              0                         222,608
      Gas purchases and operating expenses                            0        439,370                       1,230,773
      Depletion, depreciation and amortization                  335,042 (8)  1,048,413    1,125,372(3)      10,454,276
      Impairments                                                     0              0                      21,147,823
      Abandonment expense                                             0              0                       1,120,643
      Interest expense                                          997,456 (9)          0      423,500(4)       2,182,313
      Stock compensation expense                                      0              0                         202,500
      General, administrative and others                              0        816,647                       6,138,729
                                                             ----------      ---------   ----------      -------------
                                                              1,332,498      4,336,852    2,791,245         54,738,983

      Income (loss) before minority interest, income taxes
      and investee earnings                                  (1,332,498)     1,511,178      382,318        (19,500,940)

      Minority interest                                               0              0    1,012,449(5)               0

      Provision for income taxes (benefit)                      204,666 (10)         0      988,021(6)      (6,246,911)

      Equity in net earnings of equity investees                      0              0            0

                                                             ----------      ---------   ----------      -------------
      Net income (loss)                                      (1,537,164)     1,511,178      406,746        (13,254,029)
      Preferred stock dividend                                        0              0                         778,044

      Net income (loss) applicable to common stock           (1,537,164)     1,511,178      406,746        (14,032,073)
                                                             ==========      =========   ==========      =============

      Income (loss) per share-Basic                                                                              (1.98)(18)
      Income (loss) per share-Diluted                                                                            (1.98)(18)

      Weighted average common shares outstanding

      Basic                                                                                                  7,083,296(17)
      Diluted                                                                                                7,083,296(17)

See accompanying notes to unaudited pro forma consolidated financial statements.

                          MIDDLE BAY OIL COMPANY, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1998


                                                                                                              PRO FORMA
                                                                                          ENEX                COMBINED
                                                                  MIDDLE BAY           RESOURCES             ADJUSTMENTS
                                                              ------------------    ----------------    ---------------------
Revenues:

     Oil and gas sales and plant income                            $  2,632,248           2,122,335                        0
     Gain on sale of property                                                 0             671,923                        0
     Other income                                                       124,642               9,999                        0
                                                              ------------------    ----------------    ---------------------
                                                                      2,756,890           2,804,257                        0

Expenses:

     Lease operating and production taxes                             1,184,048             998,654                        0
     Geological and geophysical costs                                   745,713                   0                        0
     Gas purchases and operating expenses                                     0               3,997                        0
     Depletion, depreciation and amortization                         1,118,136             548,028                  235,122 (8)
     Impairments                                                        468,951                   0                        0
     Interest expense                                                   255,453                   0                  209,661 (9)
     Stock compensation expense                                          33,750                   0                        0
     General, administrative and others                               1,093,403           1,416,407                        0
                                                              ------------------    ----------------    ---------------------
                                                                      4,899,454           2,967,086                  444,783

     Income (loss) before minority interest, income taxes
     and investee earnings                                           (2,142,564)           (162,829)                (444,783)

     Minority interest                                                        0            (348,190)                       0

     Provision for income taxes (benefit)                              (728,472)            (86,700)                (238,273)(10)

                                                              ------------------    ----------------    ---------------------
     Net income (loss)                                               (1,414,092)           (424,319)                (206,510)
     Preferred stock dividend                                            67,945                   0                        0

     Net income (loss) applicable to common stock                    (1,482,037)           (424,319)                (206,510)
                                                              ==================    ================    =====================

     Income (loss) per share-Basic                                        $  (0.22)
     Income (loss) per share-Diluted                                      $  (0.22)

     Weighted average common shares outstanding

     Basic                                                            6,719,656
     Diluted                                                          6,719,656



                                                                   SERVICE DRILLING
                                                                   AND PARTNERSHIP
                                                                      PRO FORMA               PRO FORMA
                                                                     ADJUSTMENTS               COMBINED
                                                                ----------------------     ----------------
Revenues:

     Oil and gas sales and plant income                                       515,620(2)      $  5,270,203
     Gain on sale of property                                                                      671,923
     Other income                                                                                  134,641
                                                                ----------------------     ----------------
                                                                              515,620            6,076,767

Expenses:

     Lease operating and production taxes                                     322,670(2)         2,505,372
     Geological and geophysical costs                                                              745,713
     Gas purchases and operating expenses                                                            3,997
     Depletion, depreciation and amortization                                 255,062(3)         2,156,347
     Impairments                                                                                   468,951
     Interest expense                                                         105,875(4)           570,989
     Stock compensation expense                                                                     33,750
     General, administrative and others                                                          2,509,810
                                                                ----------------------     ----------------
                                                                              683,607            8,994,929

     Income (loss) before minority interest, income taxes
     and investee earnings                                                   (167,987)           2,918,162

     Minority interest                                                        348,190(5)                 0

     Provision for income taxes (benefit)                                      61,269(6)          (992,175)

                                                                ----------------------     ----------------
     Net income (loss)                                                        118,934           (1,925,987)
     Preferred stock dividend                                                       0               67,945

     Net income (loss) applicable to common stock                             118,934           (1,993,932)
                                                                ======================     ================

     Income (loss) per share-Basic                                                                   (0.21)(18)
     Income (loss) per share-Diluted                                                                 (0.21)(18)

     Weighted average common shares outstanding

     Basic                                                                                       9,363,242 (17)
     Diluted                                                                                     9,363,242 (17)


See accompanying notes to unaudited pro forma consolidated financial statements.

                          MIDDLE BAY OIL COMPANY, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND MARCH 31, 1998

NOTE 1.  BASIS OF PRESENTATION

         The unaudited pro forma consolidated financial statements reflect the effect of the proposed offer to exchange shares of common stock, $.02 par value, of Middle Bay common stock for Partnership Units held by Investors. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 also reflects the effect of the February 28, 1997 merger of Bison Energy Corporation (Bison) and the June 30, 1997 merger of Shore Oil Company (Shore) with Middle Bay and the operations of Enex Consolidated Partners for the period prior to its June 30, 1997 formation. The unaudited pro forma consolidated financial statements also reflect the effect of the purchase of 79.2% of Enex, the subsequent acquisition of the remainder of the outstanding shares of Enex, and the acquisition of substantially all of the assets of Service Drilling Co., LLC (Service Drilling). The unaudited pro forma consolidated financial statements have been prepared to give effect of the Partnership, Service Drilling, Enex, Bison and Shore mergers as if they had taken place on March 31, 1998 with respect to the unaudited pro forma consolidated balance sheet and as of January 1, 1997 with respect to the unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the three-month period ended March 31, 1998. Each merger was recorded using the purchase method of accounting.

NOTE 2.  PRO FORMA ENTRIES

Pro Forma Adjustments for the Partnership Exchange ("the Offer") and Service Drilling Acquisition

         It is anticipated that during September, 1998, the Company will close an offer to the Partnership whereby it will issue shares of Middle Bay common stock in exchange for all of the right, title and interest to the units of partnership interest held by the Partnership's investors. In connection with the Offer, all assets and liabilities of the Partnership would be transferred to Middle Bay in exchange for 1,141,666 shares of common stock.

         On April 16, 1998, the Company entered into and closed an Asset Purchase Agreement with Service Drilling and certain affiliates, whereby the Company acquired substantially all of the assets of Service Drilling and its affiliate in exchange for the Company's common stock and cash. Pursuant to the Agreement, the Company issued 666,000 shares of its common stock and paid aggregate cash consideration of $6,500,000, $5,500,000 of which was funded through borrowings on Middle Bay's revolving line of credit.

         The accompanying unaudited pro forma combined financial statements reflect the following adjustments:

         (1) To record the acquisition of Service Drilling using the purchase method of accounting and the exchange of Middle Bay common stock for Partnership Units. The allocation of the purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the purchase price are not anticipated to be material to the unaudited pro forma financial statements.

         (2) To record the operating income and expenses related to the oil and gas properties purchased from Service Drilling.

         (3) To adjust depreciation, depletion and amortization to reflect Middle Bay's purchase price allocated to the property and equipment acquired from Service Drilling and the Partnership using the unit of production method utilized by Middle Bay.

         (4) To record interest expense on the debt incurred as a result of the Service Drilling acquisition.

         (5) To eliminate minority interest related to the Partnership.

         (6) To adjust the provision for income taxes for the change in taxable income as a result of the acquisitions of Service Drilling and the remaining 43.76% of Partnership interest.


Pro Forma Adjustments for the Enex Merger

         It is anticipated that during August, 1998, Middle Bay and Enex will close a Merger Agreement executed June 17, 1998 whereby Middle Bay will purchase 20.8% of Enex, thus increasing its ownership percentage of Enex to 100% from 79.2%. In completing the merger, Middle Bay will exchange shares of Middle Bay common stock with an aggregate value of $15.00 for each share of Enex common stock.

         On March 27, 1998, in exchange for 79.2% ownership, Middle Bay acquired 1,064,432 shares of the common stock of Enex for $15,960,480 or $15 per share pursuant to Middle Bay's tender offer (the "tender offer") which began on February 19, 1998. The Merger was accounted for as a purchase of 79.2% of Enex and as a result of the purchase method of accounting, Middle Bay's cost of acquiring the 79.2% of Enex was allocated to the assets and liabilities acquired based on estimated fair values.

         The accompanying unaudited pro forma combined financial statements reflect the following adjustments related to the acquisition of 79.2% of Enex and the subsequent 20.8% acquisition of Enex (collectively referred to as the "Enex Mergers"):

         (7) To record the acquisition of the remaining outstanding stock of Enex using the purchase method of accounting. The allocation of the purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the purchase price are not anticipated to be material to the unaudited pro forma financial statements.

         (8) To adjust depreciation, depletion and amortization to reflect Middle Bay's purchase price allocated to the property and equipment acquired in the Enex Mergers using the unit of production method utilized by Middle Bay.

         (9) To record interest expense on the debt incurred as a result of the Enex Mergers.

         (10) To adjust the provision for income taxes for the change in taxable income as a result of the Enex Mergers.

Pro Forma Adjustments for the Bison and Shore Mergers

         Middle Bay and Bison entered into a Merger Agreement whereby Bison was merged into and continues to exist as a wholly-owned subsidiary of Middle Bay, effective February 28, 1997.

         On June 20, 1997, Middle Bay and Shore entered into a Merger Agreement whereby Shore was merged into and continues to exist as a wholly-owned subsidiary of Middle Bay, effective June 30, 1997.

         The mergers were accounted for as purchases of Bison and Shore by Middle Bay and as a result of the purchase method of accounting, Middle Bay's cost of acquiring Bison and Shore was allocated to the assets and liabilities acquired based on estimated fair values.

         The accompanying Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 has been prepared as if the Bison and Shore mergers had occurred on January 1, 1997 and reflect the following adjustments:

         (11) To remove management income for accounting and administrative functions performed by Bison for other entities. Subsequent to the merger, Bison no longer performed such accounting and administrative functions.

         (12) To adjust depreciation, depletion and amortization to reflect Middle Bay's purchase price allocated to the property and equipment acquired from Bison and Shore using the unit of production method utilized by Middle Bay.

         (13) To record the reduction in interest expense on the debt retired in the Shore merger.

         (14) To adjust the provision for income taxes for the change in taxable income as a result of the mergers.

         (15) To remove equity in net earnings of equity investees that were not purchased.

         (16) To record the preferred stock dividends paid on the preferred stock issued for the cash portion of the Bison merger and issued in the Shore merger.

Pro Forma Adjustments for Combined Mergers:

         (17) To reflect the impact on the weighted average common shares outstanding for the 2,488,889 shares of Middle Bay common stock issued in conjunction with the Bison and Shore mergers, the 835,920 shares of Middle Bay common stock issued to Enex common stockholders in conjunction with the purchase of the additional 20.8% of Enex, the 666,000 shares issued in conjunction with the Service Drilling acquisition and the 1,141,666 shares issued in conjunction with the Offer.

         (18) To reflect the issuance of 2,488,889 shares of Middle Bay common stock in conjunction with the Bison and Shore mergers, the issuance of 835,920 shares of Middle Bay common stock in conjunction with the purchase of 100% of Enex, the 666,000 shares issued in conjunction with the Service Drilling acquisition as well as the 1,141,666 shares issued in conjunction with the Offer. Pro forma basic net income (loss) per common share information is computed by dividing net income (loss), applicable to common stock by the pro forma weighted average common shares outstanding. Shares issuable upon exercise of options and upon the conversion of preferred stock are excluded from the computations of the pro forma dilutive income per common and common equivalent share because their effect would be anti-dilutive.

                                  LEGAL MATTERS

         The validity of the issuance of the securities to be issued pursuant to the Exchange Offer will be passed upon for Middle Bay and certain federal income tax matters relating to the Exchange Offer will be passed upon for Middle Bay by Thrasher, Whitley, Hampton & Morgan, Atlanta, Georgia.

                                     EXPERTS

         The consolidated financial statements of Middle Bay for each of the two years in the period ended December 31, 1997 included in this Prospectus have been audited by Schultz, Watkins & Company, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of the Partnership incorporated in this Prospectus by reference from the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The information appearing herein with respect to the fair market value of the proved oil and gas reserves of the Partnership, to the extent stated herein, was prepared by H.J. Gruy and Associates, Inc., independent petroleum engineers, and is included herein on the authority of such firm as experts in petroleum engineering.

                                    GLOSSARY

         When the following terms are used in the text of the Registration Statement, of which this Prospectus is a part, they have the meanings indicated:

                  "Bbl" - One stock tank barrel or 42 U.S. Gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

                  "Bcf" - One billion cubic feet; expressed, where gas sales contracts are in effect, in terms of contractual temperature and pressure basis and, where contracts are nonexistent, at 60 degrees Fahrenheit and 14.65 pounds per square inch absolute.

                  "BOE" - Equivalent barrels of oil and, with reference to natural gas, natural gas equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

                  "Developed Acreage" - The number of acres which are allocated or assignable to producing wells or wells capable of production.

                  "Development Well" - A well drilled as an additional well to the same reservoir as other producing wells on a Lease, or drilled on an offset Lease not more than one location away from a well producing from the same reservoir.

                  "Exploratory Well" - A well drilled in search of a new undiscovered pool of oil or gas, or to extend the known limits of a field under development.

                  "Gross Acres or Wells" - The total acres or wells, as the case may be, in which an entity has an interest, either directly or through an affiliate.

                  "Lease" - Full or partial interests in an oil and gas lease, oil and gas mineral rights, fee rights or other rights, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments.

                  "Mcf" - One thousand cubic feet; expressed, where gas sales contracts are in effect, in terms of contractual temperature and pressure bases and, where contracts are nonexistent, at 60 degrees Fahrenheit and 14.65 pounds per square inch absolute.

                  "Net Acres or Wells" - A party's interest in acres or wells calculated by multiplying the number of Gross Acres or Gross Wells in which such party has an interest by the fractional interest of such party in each such acre or well.

                  "Operating Costs" - The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

                  "Producing Property" - A property (or interest therein) producing oil and gas in commercial quantities or that is shut-in but capable of producing oil and gas in commercial quantities, to which Producing Reserves have been assigned by an independent petroleum engineer. Interests in a property may include Working Interests, production payments, Royalty Interests and other non-Working Interests.

                  "Prospect" - An area in which a party owns or intends to acquire one or more oil and gas interests which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

                  "Proved Developed Reserves" - Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

                  "Proved Reserves" - The estimated quantities of crude oil, natural gas and other hydrocarbons which, based upon geological and engineering data, are expected to be produced from known oil and gas reservoirs under existing economic and operating conditions, and the estimated present value thereof based upon the prices and costs on the date that the estimate is made and any price changes provided for by existing conditions.

                  "PV 10%" - The discounted future net cash flows for proved oil and gas reserves computed using prices and costs, at the dates indicated, before income taxes and a discount rate of 10%.

                  "Royalty Interest" - An interest in an oil and gas property entitling the owner to a share of oil and gas production free of the costs of production.

                  "Undeveloped Acreage" - Oil and gas acreage (including, in applicable instances, rights in one or more horizons which may be penetrated by existing well bores, but which have not been tested) to which Proved Reserves have not been assigned by independent petroleum engineers.

                  "Working Interest" - The operating interest under a Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all Royalty Interests, and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                                                                       Exhibit A

H.J. GRUY AND ASSOCIATES, INC.
--------------------------------------------------------------------------------
1200 Smith Street, Suite 3040, Houston, Texas 77002
FAX (713)739-6112 - (713)739-1000


                                  July 22, 1998


Middle Bay Oil Company, Inc.
1221 Lamar, Suite 1020
Houston, Texas 77339

                                                ESTIMATED FAIR MARKET VALUE
                                                ENEX CONSOLIDATED PARTNERS, L.P.
                                                98-292-101

Gentlemen:

At your request, we have estimated the net reserves, the future net cash flow, the discounted net cash flow, the liquidation value, and the fair market value as of July 1, 1998, for the partnership entitled Enex Consolidated Partners, L.P., the general partner of which is Enex Resources Corporation (Enex). Middle Bay Oil Company, Inc. (Middle Bay) owns a majority interest in Enex. Our engagement, and the appraisal performed thereunder, is for the benefit of the partnership and its partners.

The estimated net reserves, future net cash flow, and discounted net cash flow as of July 1, 1998, are summarized by reserve category as follows:

                                                                                       Estimated
                                                    Estimated                    Future Net Cash Flow
                                                   Net Reserves                       (Escalated)
                                                   ------------                  --------------------
                                                                                                 Discounted
                                                Oil            Gas                                 at 10%
                                             (Barrels)        (Mcf)        Non-discounted         Per Year
                                             ---------        -----        --------------        ----------
Proved Developed Producing                   863,819        7,449,859      $   23,516,990      $  13,281,290

Proved Developed Nonproducing                 16,542        2,417,798      $    6,442,030      $   2,333,237
                                             -------        ---------      --------------      -------------

TOTAL PROVED                                 880,361        9,867,657      $   29,959,020      $  15,614,527

Probable                                      16,075          702,101      $    1,343,993      $     641,922

Possible                                       1,248          178,347      $      526,384      $     240,529

Middle Bay Oil Company, Inc.           -2-                         July 22, 1998


The estimated fair market value of the partnership is $11,444,000.

Fair market value as used herein is the price that a willing buyer will pay and a willing seller will accept at a given point in time, with neither the buyer nor the seller under any compulsion to buy or sell, and both having reasonable knowledge of all the material circumstances.

To estimate the fair market value attributable to the proved developed producing reserves, the 10 percent discounted future net cash flow was multiplied by a suitable factor (less than one) to account for the risk associated with the reserves, operating expenses, prices, and approximate tax consequences. The internal rate of return and payout time were computed for this quantity and compared with those at which current acquisitions are completed. Suitable adjustments were then made to correspond to these two financial indices. Proved developed nonproducing, probable, and possible reserves require capital investments and must be treated appropriately. For these cases, the capital is added to the discounted net cash flow, then multiplied by a suitable risk factor and the capital then subtracted. This has the effect that capital is spent with certainty and the operating cash income is burdened with the risk. Internal rate of return and payout time are calculated for each to establish reasonableness based upon the risk associated with the reserve category.

The estimated future net cash flow is that cash flow which will be realized from the sale of the estimated net reserves after deduction of royalties, ad valorem and production taxes, direct operating costs, and capital expenditures, when applicable. Surface and well equipment salvage values, and well plugging and field abandonment costs have not been considered in the cash flow projections. Future net cash flow as stated in this report is before the deduction of federal or state income tax.

The following parameters are incorporated in the economic projections referenced in this report. The base oil price is $12.45 per barrel and is adjusted for transportation and gravity variances. The base natural gas price is $2.32 per MMBtu and is adjusted for transportation and Btu content. The base price escalation schedules used in the cash flow projections were those reported in a second quarter, 1998 pricing poll of companies actively involved in property acquisitions and divestitures. The study was conducted by an independent oil and gas property broker and the results are shown in Table I. Operating expenses are escalated at an annual rate of 2.0 percent until the primary product reaches its maximum value. The actual prices that will be received and the associated costs may be more or less than those projected.

The liquidation value of the partnership was estimated to be $9,320,000. This estimate assumes the orderly liquidation of partnership assets over a 12-month period. In connection therewith, it is assumed that the partnership would incur a total of $1,550,000 in general and administrative fees and approximately five percent for third party expenses including broker fees, legal and land fees, printing costs, and miscellaneous expenses.


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

Middle Bay Oil Company, Inc.           -3-                         July 22, 1998


For those wells with sufficient production history, reserve estimates and rate projections are based on the extrapolation of established performance trends. Reserves for other producing and nonproducing properties have been estimated from volumetric calculations and analogy with the performance of comparable wells. The reserves referenced in this study are estimates only and should not be construed as exact quantities. Future conditions may affect recovery of estimated reserves and cash flow, and all categories of reserves may be subject to revision as more performance data become available. The proved reserves are estimated in accordance with the definitions included in the Securities and Exchange Commission Regulation S-X, Rule 4-10(a) except for the price and cost escalations. The definitions are included in part as Attachment I. The probable and possible reserves conform to the definitions approved by the Society of Petroleum Engineers, Inc. These definitions are included as Attachment II.

Extent and character of ownership, oil and gas prices, production data, direct operating costs, capital expenditure estimates, and other data provided by Middle Bay have been accepted as represented. The production data available to us were at least through the month of September 1997, but other producing properties had data available through February 1998. Interim production through June 30, 1998, has been estimated. Operating expenses as supplied by Middle Bay were not audited, but were reviewed for reasonableness. No independent well tests, property inspections, or audits of operating expenses were conducted by our staff in conjunction with this study. We did not verify or determine the extent, character, obligations, status, or liabilities, if any, arising from any current or possible future environmental liabilities that might be applicable.

In order to estimate the reserves, costs, and future cash flows referenced in this report, we have relied in part on geological, engineering, and economic data furnished by our client. Although we have made a best efforts attempt to acquire all pertinent data and to analyze it carefully with methods accepted by the petroleum industry, there is no guarantee that the volumes of oil or gas or the cash flows projected will be realized. The reserve and cash flow projections referenced in this report may require revision as additional data become available.

H.J. Gruy and Associates, Inc. is unrelated to Middle Bay or Enex and has no interest in the properties included in this report. In particular:

     1. We do not own a financial interest in Middle Bay or Enex or its oil and gas properties.

     2.   Our fee is not contingent on the outcome of our work or report.

     3. We have not performed other services for or have any other relationship with Middle Bay or Enex that would affect our independence.


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

Middle Bay Oil Company, Inc.           -4-                         July 22, 1998


     4. No instructions were given and no limitations were imposed by Middle Bay or Enex on the scope or methodology to be used by us in preparing such estimates. We did not accept or incorporate any assumptions from Middle Bay or Enex, but merely called upon Middle Bay or Enex to the extent customary in the oil and gas industry to gather and provide certain background information which we determined to be relevant and appropriate. We determined what information to use and how and to what extent such information should be relied upon in estimating the fair market values shown above.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to visit our offices at his expense so that he can evaluate the assumptions made and the completeness and extent of the data available on which our estimates are based.

Any distribution or publication of this report or any part thereof must include this letter in its entirety.

                                       Yours very truly,

                                       H.J. GRUY AND ASSOCIATES, INC.


                                       /s/ James H. Hartsock
                                       -----------------------------------------
                                                                          [SEAL]
                                       James H. Hartsock, PhD., P.E.
                                       Executive Vice President



                                       /s/ Sylvia Castilleja
                                       -----------------------------------------
                                       Sylvia Castilleja
                                       Senior Reservoir Consultant
JHH:akr
Attachments


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

                                     TABLE I
                           OIL AND GAS PRICE SCHEDULE

                                   OIL PRICE                  NATURAL GAS PRICE
      YEAR                         ($/BARREL)                      ($/MMBTU)
-----------------               ----------------             ---------------------
      1998                           12.45                           2.32
      1999                           13.98                           2.38
      2000                           15.09                           2.42
      2001                           15.60                           2.45
      2002                           16.13                           2.49
      2003                           16.40                           2.55

(1) Beyond 2003, oil prices are escalated at an annual rate of 2.4 percent to a maximum price of $35.00 per barrel.

(2) Beyond 2003, natural gas prices are escalated at an annual rate of 2.2 percent to a maximum price of $4.50 per MMBtu.


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

                                  ATTACHMENT I


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

                  DEFINITIONS OF PROVED OIL AND GAS RESERVES(1)


PROVED OIL AND GAS RESERVES

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquid which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.


PROVED DEVELOPED OIL AND GAS RESERVES

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.


PROVED UNDEVELOPED RESERVES

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

------------------------

(1)  Contained in Securities and Exchange Commission Regulation S-X,
     Rule 4-10(a)


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

                                  ATTACHMENT II


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

                         PETROLEUM RESERVES DEFINITIONS
   SOCIETY OF PETROLEUM ENGINEERS (SPE) AND WORLD PETROLEUM CONGRESS (WPC)(1)

Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

The intent of the SPE and WPC in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, neither organization is recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved.

Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of potential differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage of processing losses if required for financial reporting.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.


PROVED RESERVES

Proved reserves are those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves can be categorized as developed or undeveloped.

If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

---------------------------

(1) Approved by the Board of Directors, Society of Petroleum Engineers (SPE), Inc. on March 7, 1997.


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in undeveloped locations may be classified as proved undeveloped provided (1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations where applicable, and (4) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

Reserve which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project was based, and, (2) it is reasonably certain that project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.


UNPROVED RESERVES

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.


PROBABLE RESERVES

Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be a least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where subsurface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area,
(3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.


POSSIBLE RESERVES

Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be a least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.


                         H.J. GRUY AND ASSOCIATES, INC.
       1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

In general, possible reserves may include (1) reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental reserves attributed to infill drilling that are subject to technical uncertainty, (4) reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.


RESERVE STATUS CATEGORIES

Reserve status categories define the development and producing status of wells and reservoirs.

     DEVELOPED: Developed reserves are expected to be recovered from existing wells including reserves behind pipe. Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be sub-categorized as producing or non-producing.

          PRODUCING: Reserves subcategorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

          NON-PRODUCING. Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from 1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in for market conditions or pipeline connections (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

     UNDEVELOPED RESERVES: Undeveloped reserves are expected to be recovered:
(1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to
(a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.


                         H.J. GRUY AND ASSOCIATES, INC.
      1200 Smith Street, Suite 3040, Houston, Texas 77002 - (713)739-1000

                                                                      EXHIBIT  B

                                  THE PROPOSAL


     Set forth below is a proposed Amendment No. 1 ("Amendment") to the Amended Articles of Limited Partnership (the "Partnership Agreement") of Enex Consolidated Partners, L.P. (the "Partnership"). This Amendment shall be effective upon the acceptance pursuant to the Exchange Offer of written consents from Investors holding a majority (greater than 50%) of the interests in the Partnership. If the Amendment becomes effective, it will become a separate article of the Partnership Agreement and shall be placed immediately after the last article contained in the Partnership Agreement.

                            PROPOSED AMENDMENT NO. 1

     Notwithstanding any provisions of this Agreement to the contrary, it is hereby agreed as follows:

     1. DEFINITIONS. Except as defined in the Partnership Agreement or this Amendment, each capitalized term used herein shall, for the purposes of this Amendment, have the meaning ascribed to it in the Prospectus dated August __, 1998 of Middle Bay Oil Company, Inc., an Alabama corporation ("Middle Bay").

     2. ELIMINATION OF RESTRICTIONS. No provision of this Agreement shall prohibit, limit or prevent (i) the transfer and conveyance of all the assets and liabilities of the Partnership to Middle Bay in exchange for common stock of Middle Bay ("Common Stock") pursuant to and in accordance with the terms of the Exchange Offer or otherwise, or (ii) the distribution of Common Stock to partners of the Partnership ("Partners") upon dissolution of the Partnership. In addition, no consent of the Partnership or any Partner, opinion of counsel or other procedure shall be required in order to enable any Partner, the Partnership or Middle Bay to effect any such transfer, Exchange Offer or distribution.

     3. EXCHANGE OF PARTNERSHIP ASSETS AND LIABILITIES FOR COMMON STOCK. Effective as of the Effective Date, the Partnership shall transfer and convey all of the Partnership's assets and liabilities to Middle Bay in exchange for Common Stock pursuant to and in accordance with the terms of the Exchange Offer.

     4. ELECTION TO DISSOLVE. Immediately after consummation of the Exchange Offer, the Partnership shall be dissolved. Upon its dissolution, the business and affairs of the Partnership shall be terminated and wound up and, as soon as practicable thereafter, any and all Common Stock held by the Partnership shall be distributed in kind to the Partners (or their assignees), with each Partner (or his assignee) to receive such number of whole shares of Common Stock whose value, in the aggregate, is equal to the Exchange Value multiplied by the number of Units held by such Partner plus a cash distribution in exchange for any remaining unaccounted for fractional Interest.

     5. AUTHORITY OF GENERAL PARTNER. Middle Bay, in its capacity as general partner of the Partnership, shall execute, acknowledge, verify, deliver, file and record, for and in the name of the Partnership, any and all documents and shall do and perform all acts required by applicable law or that it deems necessary or desirable in order to give effect to this article and the transactions contemplated herein, including but not limited to the dissolution, termination, winding-up and distribution contemplated by paragraph 4 of this article.

     6. THIS ARTICLE CONTROLLING. The provisions of this article shall control over all other provisions of this Agreement.

     Except as herein expressly amended, all other terms and provisions of the Amended Articles of Limited Partnership shall remain in full force and effect.

                                                                       EXHIBIT C

                          MIDDLE BAY OIL COMPANY, INC.


                              LETTER OF TRANSMITTAL
                                       FOR
                                  INVESTORS IN
                        ENEX CONSOLIDATED PARTNERS, L.P.


     Capitalized terms used but not defined herein have the meanings given to them in the Prospectus of Middle Bay Oil Company, Inc., as supplemented or amended (the "Prospectus"). General instructions are included in Part VI.

     This Letter of Transmittal must be received by the Exchange Agent on or before 5:00 p.m. Central Time on __________, 1998 unless the Exchange Offer is extended. To accept the Exchange Offer or withhold consent to the related Proposal, please complete this Letter in accordance with the Instructions in Items IV and VI and send or deliver the completed Letter of Transmittal to the Exchange Agent. Neither accepting the Exchange Offer nor withholding consent to the Proposal will prevent an Investor from challenging the fairness of the Exchange Offer.

     Adoption of the Proposal requires consent by Investors holding 60% of the units in the Partnership. Assuming consummation of the Exchange Offer, all of the partners of the Partnership, whether or not they tender their Interests, will receive the same number of shares of Common Stock they would have received had they tendered their Interests, except that California investors exercising their limited dissenters' rights or other Investors exercising their contractual dissenters' rights may receive a higher or lower number of shares. See Parts V and VI, below, and "The Exchange Offer and Proposal" in the Prospectus.

                     Exchange Agent: BANK OF OKLAHOMA, N.A.

         By Mail:               Facsimile Transmission:           By Hand or Overnight Courier:
         --------               -----------------------           -----------------------------
Bank of Oklahoma, N.A.              (405) 936-3964                Bank of Oklahoma, N.A.
Attn:  Cyndi Wilkinson      (For Eligible Institutions Only)      Commerce Center, Suite 110
P.O. Box 24128                   Confirm by Telephone:            9520 North May Avenue
Oklahoma City, OK  73124            (405) 936-3902                Oklahoma City, OK  73120


     Delivery of this Letter is at the risk of the Investor. If sent by U.S. mail, it is recommended that an Investor use certified mail, return receipt requested.

                                     PART I
                          NAME AND ADDRESS OF INVESTOR


---------------------------------------------

---------------------------------------------

---------------------------------------------


                                     PART II
                            DESCRIPTION OF INTERESTS

     Set forth below with respect to your Interest are (i) the number of Partnership Units held of record, (ii) the Exchange Value attributable to your Interest and (iii) the number of shares of Common Stock offered for your Interest.

     PARTNERSHIP              EXCHANGE                  EXCHANGE
     INTERESTS            X   VALUE  $11.83         =   SHARES
               --------             -------------              ----------

                                    PART III
                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                                POWER OF ATTORNEY

     An Investor checking the "Tender and Consent" box and signing Part IV below ("Consenting Investor") hereby (i) accepts the Exchange Offer on the terms and subject to the conditions set forth in the Prospectus, receipt of a copy of which is hereby acknowledged, and tenders to Middle Bay Oil Company, Inc. ("Middle Bay") all of his Interest in the Partnership, thereby consenting to the Proposal, and (ii) subject to acceptance of the tender made hereby, sells, transfers, contributes and assigns to Middle Bay all right, title and interest in the Interest tendered hereby. Tenders of Interests are revocable upon written notice to Middle Bay at any time prior to the Expiration Date.

     An Investor checking the "Withhold Consent" box and signing Part IV below or Part V for California residents ("Non-consenting Investor") hereby (i) acknowledges receipt of the Prospectus and (ii) assuming adoption of the Proposal, accepts the Common Stock offered in exchange for all right, title and interest in the Interest represented by the Partnership Interests set forth above.

     The undersigned Investor represents and warrants to Middle Bay that, as of the Closing Date, (i) he has not disposed of or agreed to dispose of his Interest other than pursuant to the Exchange Offer, (ii) upon exchange of his Interest pursuant to the Exchange Offer, Middle Bay will acquire good and marketable title to the Interest, free and clear of all liens, encumbrances and adverse claims, (iii) he has full legal right, power and authority to convey his Interest pursuant to the Exchange Offer, (iv) he has received and reviewed a copy of the Prospectus and (v) he is qualified to make decisions with respect to investments presenting an investment decision similar to that involved in the Exchange Offer. All representations, warranties and covenants contained herein shall survive the Closing Date and all other transactions contemplated by this Letter and the Prospectus.

     In connection with the solicitation of written consents of Investors in the Partnership, each Consenting Investor below hereby (i) represents and warrants to Middle Bay that he has full legal right, power and authority to execute a written consent with respect to the Proposal and (ii) consents to the adoption of the Proposal to amend the Partnership Agreement, as described in the Prospectus.

     The undersigned Investor hereby irrevocably appoints Middle Bay or any designee of Middle Bay, with full power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute on behalf of the Investor any additional documents necessary to consummate the Exchange and the withdrawal and transfer of the assets underlying his Interest. This power of attorney shall become effective upon acceptance by Middle Bay of his Interest, shall be deemed coupled with an interest, shall be irrevocable (except in the event of a withdrawal of a Consenting Investor's tender of his Interest following a modification or amendment of the Exchange Offer), is granted in consideration of the acceptance of his Interest, shall survive the death, incapacity, dissolution or termination of the existence of the Investor and shall be binding upon the Investor's heirs, legal representatives or assigns.

     The following information must be completed in order to entitle the Soliciting Dealer to receive a fee in connection with the Exchange Offer.


     -------------------------------------
     Name of Soliciting Dealer
     (Please Print)


     -------------------------------------
     Name of Account Executive
     (Please Print)


     -------------------------------------
     City and State of Account Executive

                                     PART IV
                                  ALL INVESTORS
                (NON-CONSENTING CALIFORNIA RESIDENTS, SEE PART V)
                 (OTHER NON-CONSENTING UNITHOLDERS, SEE PART VI)


CALIFORNIA INVESTORS ELECTING TO EXERCISE DISSENTERS' RIGHTS SHOULD INSTEAD COMPLETE PART V.

     Consent to the Proposal being submitted by Middle Bay to adopt the Amendment to the Partnership Agreement:

         [ ] Tender and Consent        [ ] Withhold Consent


                                  SIGNATURE BOX
           (NOT FOR NON-CONSENTING CALIFORNIA RESIDENTS -- SEE PART V)

Please sign exactly as your name is printed in Part I above, unless printed incorrectly. When signing as partner, a general corporate officer, attorney-in-fact, executor, administrator, trustee or guardian, please give full title and send proper evidence of authority with this consent. For joint owners, each joint owner must sign.


     ----------------------------------------------
     Full Name of Investor   (Please Print)


     ----------------------------------------------
     Full Name of Co-owner, if any   (Please Print)


     ----------------------------------------------
     Signature of Investor   (Please Print)


     ----------------------------------------------
     Signature of Co-owner, if any   (Please Print)


     Business Telephone:  (    )
                           ----  ------------------

     Home Telephone:  (    )
                       ----  ----------------------

     Dated:                                  , 1998
             --------------------------------

IF THE INVESTOR FAILS TO INDICATE WHETHER CONSENT TO THE PROPOSAL IS GIVEN OR WITHHELD, CONSENT WILL BE DEEMED TO BE GIVEN.

                                     PART V
                       NON-CONSENTING CALIFORNIA INVESTORS

(COMPLETE ONLY IF YOU DO NOT WISH TO TENDER YOUR INTEREST PURSUANT TO THE EXCHANGE OFFER AND WISH TO EXERCISE YOUR DISSENTERS' RIGHTS.)


     The non-consenting Investor signing in this Part V represents that California is the Investor's state of residence and withholds his consent to the Proposal to approve and adopt the Amendment to the Partnership Agreement. By withholding consent, a non-consenting California Investor will exercise his dissenter's rights and will be deemed to have made the representations, warranties and covenants (other than the consent to the adoption of the Proposal) set forth in Part III above, and he will receive, pursuant to those dissenters' rights, the number of shares of Common Stock equal to the Exchange Value of his Interest divided by the average closing prices of the Units on NASDAQ Small Cap Market during the twenty trading days immediately after the Closing Date.


                                  SIGNATURE BOX
                 (ONLY FOR NON-CONSENTING CALIFORNIA RESIDENTS)

     Please sign exactly as your name is printed in Part I above, unless printed incorrectly. When signing as general partner, corporate officer, attorney-in-fact, executor, administrator, trustee or guardian, please give full title and send proper evidence of authority with this consent. For joint owners, each joint owner must sign.


     ----------------------------------------------
     Full Name of Investor   (Please Print)


     ----------------------------------------------
     Full Name of Co-owner, if any   (Please Print)


     ----------------------------------------------
     Signature of Investor   (Please Print)


     ----------------------------------------------
     Signature of Co-owner, if any   (Please Print)


     Business Telephone:  (    )
                           ----  ------------------

     Home Telephone:  (    )
                       ----  ----------------------

     Dated:                                  , 1998
             --------------------------------

                                     PART VI
                         OTHER NON-CONSENTING INVESTORS

(COMPLETE ONLY IF YOU DO NOT WISH TO TENDER YOUR INTEREST PURSUANT TO THE EXCHANGE OFFER AND WISH TO EXERCISE YOUR CONTRACTUAL DISSENTERS' RIGHTS.)

     The non-consenting Investor signing in this Part VI withholds his or her consent to the Proposal to approve and adopt the Amendment to the Partnership Agreement. By withholding consent, a non-consenting Investor will exercise his or her dissenter's rights and will be deemed to have made the representations, warranties and covenants (other than the consent to the adoption of the Proposal) set forth in Part III above, and he or she will receive, pursuant to those contractual dissenters' rights granted under Section 8.10 of the Amended Articles of Limited Partnership of Enex Consolidated Partners, L.P. a cash payment equal to the number of units held by the Investor, multiplied by the percent value of all units as determined by an independent expert instructed to assume an orderly liquidation of partnership assets over a 12-month period. The Appraisal Report, including a summary of the appraisal indicating all material assumptions underlying the appraisal, is included as Appendix "E" to the Prospectus.


                                  SIGNATURE BOX
                    (ONLY FOR OTHER NON-CONSENTING INVESTORS)

     Please sign exactly as your name is printed in Part I above, unless printed incorrectly. When signing as general partner, corporate officer, attorney-in-fact, executor, administrator, trustee or guardian, please give full title and send proper evidence of authority with this consent. For joint owners, each joint owner must sign.


     ----------------------------------------------
     Full Name of Investor   (Please Print)


     ----------------------------------------------
     Full Name of Co-owner, if any   (Please Print)


     ----------------------------------------------
     Signature of Investor   (Please Print)


     ----------------------------------------------
     Signature of Co-owner, if any   (Please Print)


     Business Telephone:  (    )
                           ----  ------------------

     Home Telephone:  (    )
                       ----  ----------------------

     Dated:                                  , 1998
             --------------------------------

                                    PART VII
                                  INSTRUCTIONS

     1. Previously Transferred Interests. If an Investor has transferred, whether by sale, gift, death or otherwise, the beneficial ownership of any Interest of which he has been named a holder of record in the accompanying Letter of Transmittal without previously notifying Middle Bay or complying with the procedures set forth in the Partnership Agreement for transferring his Interest in the Partnership, he or she should notify Middle Bay of that fact and identify the Interest transferred, the date of transfer and the name, address and tax identification number of the assignee. Middle Bay will then send the Investor and the assignee revised Letters of Transmittal and request from the Investor or assignee such other documents as it may require in order to facilitate the tender, if desired, of an assignee's interest in the Partnership.

     2. Participation in Exchange. To be entitled to receive the Common Stock in the Exchange, even if consent to the Proposal is withheld, or cash payment if dissenting under Part IV, an Investor must deliver one originally-executed copy of the Letter of Transmittal, completed, dated and signed in the Signature Box in Part IV, or the Signature Box in Part V for non-consenting California residents, or the Signature Box in Part VI for other non-consenting Investors. Delivery is at the risk of the Investor. A tender or notice of dissent will be effective only when the Letter is actually received by the Exchange Agent. The Letter must be received by the Exchange Agent on or before 5:00 p.m. Central Time on _________, 1988 unless the Exchange Offer is extended, in which event the Letter must be received by the latest time and date on which the Exchange Offer, as so extended, will expire. Middle Bay may revoke, at its sole discretion, any incomplete or non-conforming Letter of Transmittal.

     3. Signatures. The Letter must be signed by the Investor whose name appears in Part I of the Letter. If the Interest is held in the names of two or more persons, all such persons must sign the Letter. With respect to Interests held by entities such as trusts, joint ventures, limited partnerships or general partnerships, Middle Bay may require that the Letter of Transmittal be accompanied by evidence acceptable to Middle Bay that the entity has met all requirements of its governing instruments, such as applicable partnership or joint venture agreements, and that the person signing the Letter is authorized to sign for the Investor under the laws of the jurisdiction in which the entity was organized.

     TO PARTICIPATE IN THE EXCHANGE OFFER, AN INVESTOR MUST SIGN IN THE SIGNATURE BLOCK IN PART IV (OR PART V FOR CALIFORNIA INVESTORS OR PART VI FOR OTHER DISSENTING INVESTORS), EVEN IF THE INVESTOR OBJECTS TO THE EXCHANGE OFFER AND ELECTS TO WITHHOLD HIS OR HER CONSENT TO THE PROPOSAL. INVESTORS WILL NOT RECEIVE SHARES IN THE EXCHANGE UNTIL A SIGNED LETTER OF TRANSMITTAL IS RETURNED.

     4. Conditional Tenders. No alternative, conditional or contingent tenders will be accepted.

     5. Withdrawal of Tenders. Tenders of Interests and consents to the Proposal are revocable at any time prior to the Expiration Date by delivering a notice of withdrawal to Middle Bay.

     6. Validity of Tenders. All questions on the validity, form, eligibility (including time of receipt) and acceptance of Interests will be determined by Middle Bay, and its determination will be final and binding. Interpretation by Middle Bay of the terms and conditions of the Exchange Offer (including the instructions to the Letter of Transmittal) will also be final and binding. Middle Bay reserves the right to waive any irregularities or conditions on the manner of tender, and the interpretation by Middle Bay of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding. Any irregularities in connection with tenders must be cured within such time as Middle Bay shall determine unless waived by it.

     Tenders will be deemed not to have been made until any irregularities have been cured or waived. Any Letter of Transmittal which is not properly completed and executed, and as to which irregularities are not cured or waived, will be returned by Middle Bay to the Investor as soon as practicable. Middle Bay is under no duty to give notification of defects in tenders and will not incur any liability for failure to give notification.

     Middle Bay will not accept tenders of less than all of an Investor's Interest in the Partnership.

     7. Consents to Proposal. A tender of an Interest constitutes a consent to the Proposal. Only persons who are holders of record of Partnership Interests on the date of the Prospectus may vote on the Proposal.

     8. Contractual Dissenters' Rights. All investors have limited dissenters' rights under Section 8.10 of the Amended Articles of Limited Partnership in connection with the proposed Exchange Offer. By signing Part VI and thereby withholding consent to the Proposal, an Investor will be deemed to exercise his dissenter's rights and will receive a cash payment as indicated in Part IV and as set forth in the Prospectus (please see "The Exchange Offer and Proposal -- Appraisal and Dissenter's Rights").

     9. Dissenters' Rights for California Residents. Investors residing in California have limited dissenters' rights in accordance with the requirements for roll-up transactions. By signing Part V and thereby withholding consent to the Proposal, Investors in that state will be deemed to exercise their dissenters' rights and will receive the number of shares of Common Stock equal to the Exchange Value of their Interests divided by the average closing prices of the Units on NASDAQ Small Cap Market during the twenty trading days immediately after the Closing Date. Each California Investor withholding consent to the Proposal will also be deemed to have tendered his Interest for that number of Units and therefore will not be required to separately submit an executed Transfer Application. If the average price of the Units during the specified period after the Closing Date is lower than the Exchange Price, dissenting California Investors will receive more for their Interests than they would otherwise receive in the Exchange Offer. Any increase in the market price of the Common Stock during that period relative to the Exchange Price, however, would reduce the number of shares that dissenting California Investors will receive in the Exchange Offer.

     Although the roll-up requirements for California residents entitle them to an appraisal in roll-up transactions involving their investments, Investors residing in California who exercise these dissenters' rights will not be entitled to a separate appraisal for their Interests because the Exchange Value of the Common

Stock determined by Middle Bay exceeds the liquidation value assigned to the Partnership's net assets in an independent appraisal already performed in accordance with the Partnership Agreement.

     California residents may choose to exercise their dissenters' rights either under Part V or Part VI (but not both), and such exercise waives all dissenters' rights not exercised.

                                                                       EXHIBIT D

                          CALIFORNIA CORPORATIONS CODE

SECTION 25014.7. "ELIGIBLE ROLL-UP TRANSACTION"

     (a) "Eligible roll-up transaction" means a roll-up transaction in which the new securities issued are either listed or approved for listing on a national securities exchange or designated or approved for designation upon notice of issuance as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., where the national securities exchange and the interdealer quotation system have been certified by the commissioner under subdivision (o) of Section 25100, if the exchange or association requires as a condition to listing or designation that the roll-up transaction be conducted in accordance with procedures to protect the rights of limited partners.

     (b) The rights of limited partners will be presumed to be protected if the roll-up transaction provides for the right of dissenting limited partners:

          (1) To receive compensation for their limited partnership units based on an appraisal of the limited partnership assets performed by an independent appraiser unaffiliated with the sponsor or general partner of the limited partnership and which value the assets as if sold in an orderly manner in a reasonable period of time, plus or minus other balance sheet items, and less the cost of sale or refinancing. Compensation to dissenting limited partners of roll-up transactions may be cash, secured debt instruments, unsecured debt instruments, or freely tradeable securities; provided, however, that:

               (A) Roll-ups which utilize debt instruments as compensation provide for a trustee and an indenture to protect the rights of the debt holders and provide a rate of interest based upon, but not less than, the then applicable federal rate as determined in accordance with Section 1274 of the Internal Revenue Code of 1986.

               (B) Roll-ups which utilize unsecured debt instruments as compensation, in addition to the requirements of subparagraph (A) of paragraph (1), limit total leverage to 70 percent of the appraised value of the assets.

               (C) All debt securities have a term no greater than seven years and provide for prepayment with 80 percent of the net proceeds of any sale or refinancing of the assets previously owned by the entity or any part thereof.

               (D) Freely tradeable securities utilized as compensation to dissenting limited partners must be issued by an issuer whose securities are listed on a certified national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., for at least one year prior to the transaction, and the number of securities to be received in return for limited partnership interests must be determined by an appraisal of limited partnership assets, conducted in a manner consistent with paragraph (1) of subdivision
          (b), in relation to the average last sale price of the freely tradeable securities in the 20-day period following the transaction. If the issuer of the freely tradeable securities is affiliated with the sponsor or general partner, newly issued securities to be utilized as compensation to dissenting limited partners shall not represent more than 20 percent of the issued and outstanding shares of that class of securities after giving effect to the issuance. For the purposes of the preceding sentence, a sponsor or general partner is "affiliated" with the issuer of the freely tradeable securities if the sponsor or general partner receives any material compensation from the issuer or its affiliates in conjunction with the roll-up transaction or the purchase of the general partner's interest; provided, however, that nothing herein shall restrict the ability of a sponsor or general partner to receive any payment for its equity interests and compensation as otherwise provided by this section.

          (2) To receive or retain a security with substantially the same terms and conditions as the security originally held, provided that the receipt or retention of that security is not a step in a series of subsequent transactions that directly or indirectly through acquisition or otherwise involves future combinations or reorganizations of one or more roll-up participants. Securities received or retained will be considered to have the same terms and conditions as the security originally held if:

               (A) There is no material adverse change to dissenting limited partners' rights, including, but not limited to, rights with respect to voting, the business plan, or the investment, distribution, management compensation and liquidation policies of the limited partnership or resulting entity.

               (B) The dissenting limited partners receive the same preferences, privileges, and priorities as they had pursuant to the security originally held.

     The rights set forth in paragraphs (1) and (2) are the only rights of dissenting limited partners to which the presumption under subdivision (b) applies. A general partner or sponsor shall file an application for qualification pursuant to Section 25110 or Section 25120 with respect to any other rights proposed to be offered to dissenting limited partners.

     At the time a registration statement is filed with the Securities and Exchange Commission with respect to an eligible roll-up transaction, a general partner or sponsor shall notify, to the maximum extent permitted by the federal securities laws, each limited partner who has an address in this state by certified mail of the following: (i) that a registration statement has been filed with the Securities and Exchange Commission with respect to a roll-up transaction; (ii) that the general partner or sponsor claims an exemption from the review process under the law by virtue of Section 25014.7, which defines "eligible roll-up transaction"; (iii) that the general partner or sponsor has the burden of proof under the law that the transaction meets the definition of eligible roll-up transaction; and (iv) that the commissioner does not recommend or endorse the transaction.

          (c) The rights of limited partners shall be presumed not to be protected if the general partner:

               (1) Converts an equity interest in the limited partnerships subject to a roll-up for which consideration was not paid and which was not otherwise provided for in the limited partnership agreement and disclosed to limited partners, into a voting interest in the new entity, provided, however, an interest originally obtained in order to comply with the provisions of Internal Revenue Service Revenue Proclamation 89-12 may be converted.

               (2) Fails to follow the valuation provisions in the limited partnership agreements of the subject limited partners when valuing their limited partnership interests.

               (3) Utilizes a future value of their equity interest rather than the current value of their equity interest, as determined by an appraisal conducted in a manner consistent with paragraph (1) of subdivision (b), when determining their interest in the new entity.

          (d) The rights of limited partners shall be presumed not to be protected as to voting rights, if:

               (1) The voting rights in the entity resulting from a roll-up do not generally follow the original voting rights of the limited partnerships participating in the roll-up transaction.

               (2) A majority of the interest in an entity resulting from a roll-up transaction may not, without concurrence by the sponsor, general partners, board of directors or trustee, depending on the form of entity, vote to:

                    (A) Amend the limited partnership agreement, articles of
               incorporation or bylaws, or indenture.

                    (B) Dissolve the entity.

                    (C) Remove management and elect new management.

                    (D) Approve or disapprove the sale of substantially all of the assets of the entity.

               (3) The general partner or sponsor proposing a roll-up is not required to provide each person whose equity interest is subject to the roll-up transaction with a document which instructs the person on the proper procedure for voting against or dissenting from the roll-up transaction.

               (4) The general partner or sponsor does not utilize an independent third party to receive and tabulate all votes and dissents, and require that the third party make the tabulation available to the general partner and any limited partner upon request at any time during and after voting occurs.

          (e) The rights of limited partners shall be presumed not to be protected as to transaction costs if:

               (1) Limited partners bear an unfair portion of the transaction costs of a proposed roll-up transaction that is rejected. For purposes of this provision, transaction costs are defined as the costs of printing and mailing the proxy, prospectus, or other documents; legal fees not related to the solicitation of votes or tenders; financial advisory fees; investment banking fees; appraisal fees; accounting fees; independent committee expenses; travel expenses; and all other fees related to the preparatory work of the transaction, but not including costs that would have otherwise been incurred by the subject limited partnerships in the ordinary course of business, or solicitation expenses.

               (2) Transaction costs of a rejected roll-up transaction are not apportioned between general and limited partners of the subject limited partnerships according to the final vote on the proposed transaction as follows:

                    (A) The general partner or sponsor bears all roll-up
               transaction costs in proportion to the number of votes to reject the roll-up transaction.

                    (B) Limited partners bear transactions costs in proportion to the number of votes to approve the roll-up transaction.

               (3) The dissenting limited partnership is required to pay any of the costs of the roll-up transaction and the general partner or sponsor is not required to pay the roll-up transaction costs on behalf of the dissenting limited partnerships in a roll-up in which one or more limited partnerships determines not to approve the transaction, but where the roll-up transaction is consummated with respect to one or more approving limited partnerships.

          (f) The rights of limited partners shall be presumed not to be protected as to fees of general partners and sponsors, if:

               (1) General partners and sponsors are not prevented from receiving both unearned management fees discounted to a present value, if those fees were not previously provided for in the limited partnership agreement and disclosed to limited partners, and new asset-based fees.

               (2) Property management fees and other management fees are not appropriate, not reasonable and greater than what would be paid to third parties for performing similar services.

               (3) Changes in fees which are substantial and adverse to limited partners are not approved by an independent committee according to the facts and circumstances of each transaction.

          (g) A general partner or sponsor proposing a roll-up transaction shall pay all solicitation expenses related to the transaction, including all preparatory work related thereto, in the event the roll-up transaction is not approved. For purposes of this section, "solicitation expenses" include direct marketing expenses such as telephone calls, broker-dealer fact sheets, legal and other fees related to the solicitation, as well as direct solicitation compensation to brokers and dealers.

          (h) A broker or dealer may not receive compensation for soliciting votes or tenders from limited partners in connection with a roll-up transaction unless that compensation:

               (1) Is payable and equal in amount regardless of whether the limited partner votes affirmatively or negatively in the proposed roll-up.

               (2) In the aggregate, does not exceed 2 percent of the exchange value of the newly created securities.

               (3) Is paid regardless of whether the limited partners reject the proposed roll-up transaction.

          (i) As used in this section, the following terms have the following meanings:

               (1) "Limited partnership" includes any entity determined to be a "partnership" pursuant to Section 14((h)(4)(B) of the Securities Exchange Act of 1934 or such other entity having a substantially economically equivalent form of ownership instrument.

               (2) "Dissenting limited partner" means a holder or a beneficial interest in a limited partnership that is the subject of a roll-up transaction who casts a vote against the roll-up transaction, except that for purposes of an exchange or tender offer dissenting limited partner means any person who files a dissent from the terms of the transaction with the party responsible for tabulating the votes or tenders, to be received in connection with the transaction during the period in which the offer is outstanding.

               (3) "Management fee" means a fee paid to the sponsor, general partner, their affiliates, or other persons for management and administration of the limited partnership.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 10-2A-21 of the Alabama Business Corporation Act provides as follows:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to, or who have been wholly successful on the merits or otherwise with respect to, such claim, action, suit or proceeding, or (2) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

     (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in subsection (d) of this section upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this section.

     (f) The indemnification authorized by this section shall not be deemed exclusive of and shall be in addition to any other right (whether created prior or subsequent to the enactment of this section) to which those indemnified may be entitled under any statute, rule of law, provisions of articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     Article IX of the Articles of Incorporation of registrant provides as follows:

          "(a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Corporation) by reason of the fact that an individual is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this
Section IX or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

          (d) Any indemnification under subsections (a) and (b) of this Section IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to, or who have been wholly successful on the merits or otherwise with respect to, such claim, action, suit or proceeding, or (2) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

          (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in subsection (d) of this Section upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.

          (f) The indemnification authorized by this Section shall not be deemed exclusive of and shall be in addition to any other right (whether created prior or subsequent to the adoption of this Section) to which those indemnified may be entitled under any statute, rule of law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The Exhibits filed as part of this Registration Statement are as follows:

              Exhibit No.                                           Description of Exhibit
              -----------                                           ----------------------
                  3.1                   Articles of Incorporation(1)

                  3.2                   Articles of Amendment to Articles of Incorporation reflecting reverse split(2)

                  3.3                   Articles of Amendment to Articles of Incorporation designating preferences and rights of Series A Preferred Stock(3)

                  3.4                   Articles of Amendment to Articles of Incorporation designating preferences and rights of Series B Preferred Stock(4)

                  3.5                   Articles of Amendment to Articles of Incorporation increasing authorized capital stock(5)

                  3.6                   Articles of Amendment to Articles of Incorporation increasing authorized capital stock(6)

                  3.7                   Bylaws(1)

                  5.1                   Opinion of Thrasher, Whitley, Hampton & Morgan as to legality of the common stock registered hereunder (to be filed by Amendment)

                  8.1                   Opinion of Thrasher, Whitley, Hampton & Morgan as to federal income tax consequences of the merger (to be filed by amendment)

              Exhibit No.                                           Description of Exhibit
              -----------                                           ----------------------
                 10.1                   Executive Employment Agreement for John J. Bassett dated January 30,
                                        1997(7)

                 10.2                   Executive Employment Agreement for Robert W. Hammons dated
                                        January 30, 1997(7)

                 10.3                   Executive Employment Agreement for Stephen W. Herod dated July 1,
                                        1997(7)

                 10.4                   1995 Stock Option and Stock Appreciation Rights Plan(8)

                 10.5                   Amended and Restated 1995 Stock Option and Stock Appreciation
                                        Rights Plan(5)

                 10.6                   Amendment No. 1 to Amended and Restated 1995 Stock Option and
                                        Stock Appreciation Rights Plan(6)

                 10.7                   Credit Agreement between registrant and Enex Resources Corporation, as borrower, and Compass Bank, as agent and a lender, Bank of Oklahoma,
                                        N.A., as a lender, and the other lenders signatory thereto, dated
                                        March 27, 1998(9)

                 10.8                   Asset Purchase Agreement among registrant, Service Drilling Co.,
                                        L.L.C. and Diamond S Gas Systems, L.L.C. dated April 16, 1998(10)

                 10.9                   Consulting Agreement between Gerald B. Eckley and registrant dated
                                        April 15, 1998(11)

                 11.1                   Statement regarding computation of per-share earnings(12)

                 12.0                   Middle Bay Oil Company ratio of earnings to fixed charges (to be filed by amendment)

                 12.1                   Enex Consolidated Partners ratio of earnings to fixed charges (to be filed by amendment)

                 21.1                   Subsidiaries of registrant

                 23.1                   Consent of Thrasher, Whitley, Hampton & Morgan (to be included in
                                        Exhibit 5.1)

                 23.2                   Consent of Schultz, Watkins & Company, independent accountants

                 23.3                   Consent of Deloitte & Touche, LLP, independent accountants

              Exhibit No.                                           Description of Exhibit
              -----------                                           ----------------------
                 23.4                   Consent of H.J. Gruy and Associates, Inc., independent petroleum engineers

                 24.1                   Power of Attorney (included on signature page)

(1) Incorporated by reference to exhibits to registrant's Registration Statement on Form S-4 filed October 4, 1993.

(2) Incorporated by reference to exhibit A to registrant's definitive Proxy Statement filed February 15, 1995.

(3) Incorporated by reference to exhibit 99.2 to registrant's Form 8-K filed September 19, 1996.

(4) Incorporated by reference to exhibit C to the Agreement and Plan of Merger among registrant, Shore Acquisition Company, Shore Oil Company and its shareholders filed as exhibit 2.1 to registrant's Form 8-K filed July 3, 1997.

(5) Incorporated by reference to exhibits to registrant's definitive Proxy Statement filed May 5, 1997.

(6) Incorporated by reference to exhibits to registrant's definitive Proxy Statement filed May 15, 1998.

(7) Incorporated by reference to exhibits to registrant's Form 10-KSB filed March 31, 1998.

(8) Incorporated by reference to exhibit A to registrant's definitive Proxy Statement filed May 11, 1995.

(9) Incorporated by reference to exhibits to Amendment No. 3 and Final Amendment to registrant's Schedule 14D-1 filed April 13, 1998.

(10) Incorporated by reference to exhibits to registrant's Form 8-K filed May 6, 1998.

(11) Incorporated by reference to exhibits to registrant's Form S-4 filed June 18, 1998.

(12) Incorporated by reference to exhibits to registrant's Form 10-KSB/A filed May 15, 1998.


     The registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the registrant and its consolidated subsidiaries and for any unconsolidated subsidiaries for which financial statements are required to be filed with the Commission.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registration has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned hereby undertakes to supply, by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of July, 1998.

                                        MIDDLE BAY OIL COMPANY, INC.


                                        By:/s/ John J. Bassett
                                           -------------------------------------
                                           John J. Bassett
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Bassett and Stephen W. Herod, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with the exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     July 30, 1998                              /s/ John J. Bassett
------------------------------         -----------------------------------------
         Date                                        John J. Bassett
                                        Director, President, Chief Executive and
                                                    Operating Officer

     July 30, 1998                              /s/ C. J. Lett, III
------------------------------         -----------------------------------------
         Date                                        C. J. Lett, III
                                         Executive Vice President and Director

     July 30, 1998                              /s/ Stephen W. Herod
------------------------------         -----------------------------------------
         Date                                       Stephen W. Herod
                                              Vice President and Director

     July 30, 1998                              /s/ Edward P. Turner, Jr.
------------------------------         -----------------------------------------
         Date                                     Edward P. Turner, Jr.
                                                         Director

     July 30, 1998                              /s/ Frank E. Bolling, Jr.
------------------------------         -----------------------------------------
         Date                                     Frank E. Bolling, Jr.
                                                         Director

     July 30, 1998                              /s/ Gary R. Christopher
------------------------------         -----------------------------------------
         Date                                      Gary R. Christopher
                                                         Director

     July 30, 1998                              /s/ Alvin V. Shoemaker
------------------------------         -----------------------------------------
         Date                                      Alvin V. Shoemaker
                                                         Director